UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Autoliv, Inc.
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March 26, 2012

DEAR STOCKHOLDER,

It is my pleasure to invite you to the 2012 Annual Meeting of Stockholders of Autoliv, Inc. to be held on Tuesday, May 8, 2012 at The Ritz-Carlton Hotel, 160 East Pearson Street, Chicago, Illinois, 60611-2308, USA commencing at 9:00 a.m. local time.

Information regarding the matters to be voted upon at this year’s Annual Meeting is contained in the Notice of Meeting and Proxy Statement on the following pages.

It is important that your shares are represented at the Annual Meeting. Therefore, please provide your proxy by following the instructions provided on the formal Notice of Meeting and Notice of Internet Availability of Proxy Materials previously sent to you. This way your shares will be voted as you direct even if you cannot attend the Annual Meeting.

A public news release covering voting results will be published after the meeting.

The Autoliv, Inc. Annual Report for the fiscal year ended December 31, 2011 is being made available to stockholders simultaneously with this Proxy Statement. These documents are available at www.autoliv.com.

Sincerely,

Lars Nyberg
Chairman of the Board of Directors

AUTOLIV, INC.

Box 70381 SE-107 24

Stockholm, Sweden

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 8, 2012

TO THE STOCKHOLDERS OF AUTOLIV, INC.,

NOTICE IS HEREBY GIVEN that the 2012 Annual Meeting of Stockholders of Autoliv, Inc. (“Autoliv” or the “Company”) will be held on Tuesday, May 8, 2012 commencing at 9:00 a.m. local time at The Ritz-Carlton Hotel, 160 East Pearson Street, Chicago, Illinois, 60611-2308, USA, to consider and vote upon:

1.	Re-election of four directors to the Board of Directors of Autoliv for a term of office expiring on the date of the Annual Meeting of Stockholders in 2015 (see page 5 of the accompanying Proxy Statement).

2.	An advisory resolution to approve the compensation of the Company’s named executive officers (see page 68 of the accompanying proxy statement).

3.	Approval of an amendment to the Company’s 1997 Stock Incentive Plan, as amended and restated (see page 69 of the accompanying proxy statement).

4.	Ratification of the appointment of Ernst & Young AB as the Company’s independent auditors for the fiscal year ending December 31, 2012 (see page 78 of the accompanying Proxy Statement).

5.	Any other business that may properly come before the Annual Meeting or any continuation, postponement or adjournment thereof.

The Board of Directors has fixed the close of business on March 12, 2012 as the record date for the Annual Meeting. All stockholders of record at the close of business on that date are entitled to notice of, and to be present and vote at, the Annual Meeting and at any continuation thereof.

Attendance at the Annual Meeting will be limited to stockholders of record, beneficial owners of Company common stock entitled to vote at the Annual Meeting having evidence of ownership, a maximum of one authorized representative of an absent stockholder, and invited guests of management. Any person claiming to be an authorized representative of a stockholder must, upon request, produce written evidence of such authorization.

The meeting will be conducted pursuant to the Company’s By-Laws and rules of order prescribed by the Chairman of the Annual Meeting.

By order of the Board of Directors

Lars Sjöbring Vice President for Legal Affairs, General Counsel and Secretary

AUTOLIV, INC.

Box 70381 SE-107 24

Stockholm, Sweden

PROXY STATEMENT

INFORMATION CONCERNING VOTING AND SOLICITATION

Availability of Proxy Materials on the Internet

Our Board of Directors (the “Board”) has made this Proxy Statement and the Company’s Annual Report for the year ended December 31, 2011 available to you on the Internet or, upon your request, has delivered printed versions of these materials to you by mail, in connection with the Board’s solicitation of proxies for use at our Annual Meeting of Stockholders, to be held on Tuesday, May 8, 2012 commencing at 9:00 a.m. local time at The Ritz-Carlton Hotel, 160 East Pearson Street, Chicago, Illinois, 60611-2308, USA, and at any adjournment thereof (the “2012 Annual Meeting” or the “Annual Meeting”).

General

The date of this Proxy Statement is March 26, 2012, the approximate date on which this Proxy Statement and Proxy Card are first being made available on the Internet to stockholders entitled to vote at the Annual Meeting. The Annual Report for the fiscal year ended December 31, 2011 was first made available on February 23, 2012.

Who Can Vote

You are entitled to vote if you were a stockholder of record of our common stock as of the close of business on March 12, 2012 (the “Record Date”). Your shares may be voted at the Annual Meeting only if you are present in person or represented by a valid proxy.

Shares Outstanding and Quorum

At the close of business on the Record Date, 89,506,705 shares of our common stock were outstanding and entitled to vote. A majority of the shares of our common stock outstanding on the Record Date, present in person or represented by proxy, will constitute a quorum at the Annual Meeting.

How to Vote

If you are a stockholder of record, you may vote by proxy on the Internet or by telephone by following the instructions provided in the Notice of Internet Availability of Proxy Materials sent previously to you. If you requested printed copies of the proxy materials by mail, or have a printed proxy card, you may also vote by completing and mailing a printed proxy card. You may also vote in person at the Annual Meeting.

If you are a beneficial owner of shares held in a “street name,” please refer to the instructions provided by your bank, broker or other nominee for voting your shares. If you wish to vote in person at the Annual Meeting, you must obtain a valid proxy from the organization that holds your shares and have proof of ownership of our common stock as of the Record Date.

Voting of Shares

The shares represented by all properly executed and unrevoked proxies received in proper form in time for the Annual Meeting will be voted. Each stockholder is entitled to one vote for each share of common stock held on the Record Date. If you properly complete your proxy form and send it to the Company in time to vote, or submit your proxy electronically by internet or telephone before voting closes, your proxy (one of the individuals named in the proxy form) will vote your shares as you have directed. If you sign the proxy form but do not make specific choices, your proxy will vote your shares as recommended by the Board to elect the director nominees listed in “Election of Directors,” to approve the compensation of the Company’s named executive officers, to approve the amendment to the Autoliv, Inc. 1997 Stock Incentive Plan, as amended and restated (the “1997 Plan”) and for the ratification of the appointment of Ernst & Young AB as the Company’s independent auditors.

If any other matter is presented, your proxy will vote in accordance with his best judgment, which will allow for your proxy to address unforeseen matters that may arise as well as matters incident to the conduct of the meeting, to the extent permitted by applicable law and the listing rules of the New York Stock Exchange (the “NYSE”). Note, however, that the proxy’s ability to exercise discretionary voting authority under the SEC’s proxy rules is limited. Rule 14a-4(c) of the Exchange Act, allows proxies solicited in connection with annual meetings to grant discretionary authority to the proxy only for certain enumerated matters, which are: (i) approval of the minutes of the meeting, (ii) election of a person to an office if a bona fide nominee is unwilling or unable to serve, (iii) matters pertaining to the conduct of the meeting, (iv) stockholder proposals that may be brought before the meeting, but were excluded from the Company’s proxy statement under the SEC’s rules and (v) other matters, if the Company did not have notice of the matter at least 45 days before the first anniversary of the date the Company sent its proxy materials for the prior year’s annual meeting of stockholders (or date specified by an advance notice provision), and a specific statement to that effect is made in the proxy statement or form of proxy. In addition, the SEC’s proxy rules limit the authority that may be granted by proxies. Specifically, Rule 14a-4(d) does not permit a proxy to grant authority for the proxy holder to (i) vote for the election of any person to any office for which a bona fide nominee is not named in the proxy statement, (ii) to vote at any annual meeting other than the next annual meeting after the proxy card and proxy statement are first sent to stockholders, (iii) to vote with respect to more than one meeting and (iv) to vote on any matter not included in the proxy statement or included in the discretionary authority under Rule 14a-4(c), described above. Because of the Company’s advance notice requirements in its By-laws, discretionary authority would likely only be used for ministerial matters at the Annual Meeting.

As of the date of this Proxy Statement, the Company is not aware of other matters to be acted on at the Annual Meeting other than those matters described in this Proxy Statement. Any proxy given may be revoked at any time before it is voted at the Annual Meeting.

Holders of Autoliv’s Swedish Depository Receipts (“SDRs”) are entitled to vote the shares of common stock underlying the SDRs at the 2012 Annual Meeting as if they held the common stock of the Company directly. However, under the General Terms and Conditions of the SDRs in Autoliv, Inc., if holders of SDRs do not attend and represent their shares at the Annual Meeting or give instructions as to the exercise of their voting rights to the custodian, Skandinaviska Enskilda Banken AB (publ) (“SEB”), they are deemed to have instructed SEB to give a proxy to a person designated by the Company to vote their shares in the same proportion as all other shares in the Company that are being voted at the meeting. However, no such instruction from the holders of SDRs to SEB shall be deemed given to any merger, consolidation or any other matter which may affect substantially the rights or privileges of the holders of SDRs or with respect to any matter where giving such instructions and/or discretionary proxy would not be legally permitted.

Shares held by persons attending the Annual Meeting but not voting, shares represented by proxies that reflect abstentions as to a particular proposal and broker “non-votes” will be counted as present for purposes of determining a quorum. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner has not received voting instructions from the beneficial owner and does not have discretionary authority to vote the shares. Brokers do not have discretionary authority to vote on Items 1, 2 and 3. Brokers generally have discretionary authority to vote on Item 4.

Item 1:	Directors will be elected by a plurality of the votes of the shares present at the meeting in person or by proxy and entitled to vote thereon. However, pursuant to the Autoliv, Inc. Corporate Governance Guidelines, if a director nominee in an uncontested election fails to receive the approval of a majority of the votes cast on his or her election by the Company stockholders, the nominee shall promptly offer his or her resignation to the Board. A committee consisting of the Board’s independent directors (which will specifically exclude any director who is required to offer his or her own resignation) shall consider all relevant factors and decide on behalf of the Board the action to be taken with respect to such offered resignation and will determine whether to accept the resignation or take other action. The Company will publicly disclose the Board’s decision with regard to any resignation offered under these circumstances with an explanation of how the decision was reached, including, if applicable, the reasons for rejecting the offered resignation. Votes withheld as to one or more nominee will not be counted as votes cast for such individuals but will be counted for the purposes of establishing a quorum.

Item 2:	The non-binding resolution to approve the compensation of the Company’s named executive officers as disclosed in this Proxy Statement requires the affirmative vote of a majority of the votes present or represented by proxy at the Annual Meeting and entitled to vote thereat. Abstentions will count as votes against the proposal. Broker non-votes will have no effect in determining whether the proposal has been approved.

Item 3:	The approval of an amendment to the 1997 Plan requires the affirmative vote of a majority of votes cast on the amendment, provided that the total votes cast on the proposal represents over 50% of the total outstanding shares of our common stock.

Item 4:	The ratification of the selection of Ernst & Young AB requires the affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote thereat. Abstentions will have the same effect as votes against the ratification. Although brokers have discretionary authority to vote on the ratification, if a broker submits a non-vote, it will not be counted for purposes of the ratification but will be counted for the purposes of establishing a quorum.

Any other proposal brought before the Annual Meeting (if any) will be decided by a majority of votes represented at the meeting and entitled to vote on the matter. Consequently, abstentions will have the same effect as votes against the matter, and broker non-votes will not be counted for purposes of determining whether a proposal has been approved.

Principal Executive Offices

The principal executive offices of the Company are located at Vasagatan 11, 7th Floor, Stockholm, Sweden, SE-111 20. The Company’s telephone number is +46 8 587 20 600.

Solicitation of Proxies

The Company will bear the cost of the solicitation of proxies. In addition to solicitation over the Internet and by mail, the Company will request banks, brokers and other custodian nominees and fiduciaries to supply proxy materials to the beneficial owners of our common stock of whom they have knowledge, and will reimburse them for their expenses in so doing. Certain directors, officers and other employees of the Company, not specially employed for the purpose, may solicit proxies, without additional remuneration, by personal interview, mail, telephone, facsimile or electronic mail.

In addition, the Company has retained Georgeson Inc. to assist in the solicitation for a fee of $13,500 plus expenses and Euroclear Sweden AB for a fee of SEK 155,000, or approximately $23,000, plus expenses.

ITEM 1

ELECTION OF DIRECTORS

The Company’s By-Laws provide that the size of the Board shall be fixed from time to time exclusively by the Board. The Board presently consists of ten members, divided into three classes (one class of four members and two classes of three members), serving staggered three-year terms. Directors in each class are elected on a rotating basis at the annual meeting of stockholders at which the term for such class expires.

Listed below as nominees for re-election at the 2012 Annual Meeting are Mr. George A. Lorch, Mr. Kazuhiko Sakamoto, Dr. Wolfgang Ziebart and Dr. Xiaozhi Liu, whose present terms will expire at the time of the meeting. If re-elected at the Annual Meeting, each would serve until the 2015 annual meeting of stockholders and until his or her successor is elected and qualified, or until his or her earlier retirement, resignation, disqualification, removal or death.

If any nominee should become unavailable for election prior to the Annual Meeting, an event that currently is not anticipated by the Board, the proxies will be voted in favor of the election of a substitute nominee or nominees proposed by the Board or the number of directors may be reduced accordingly. Each nominee has agreed to serve if re-elected, and the Board has no reason to believe that any nominee will be unable to serve.

Below is a summary presentation of each director nominated for re-election or continuing in office until the 2013 or 2014 annual general meeting of stockholders, respectively, including their education and professional experience. Based on the individual education, attributes, skills and the contributions of each director described below, the Board and the Nominating and Corporate Governance Committee have determined that each director is well qualified to serve as a director. As a collective, our Board has a broad set of competencies and experiences making it well suited to further the interests of the Company, its stockholders and other stakeholders.

Nominees for Directors at the 2012 Annual Meeting

George A. Lorch, age 70, has been a director of Autoliv since June 2003 and is a member of the Compensation and Nominating and Corporate Governance Committees of the Board. Mr. Lorch has been Chairman Emeritus of Armstrong Holdings, Inc., a global company that manufactures flooring and ceiling materials, since 2000. From May 2000 to August 2000, he was Chairman and Chief Executive Officer of Armstrong Holdings, Inc. He was Chairman of Armstrong World Industries, Inc. from 1994 to 2000, its President and Chief Executive from 1993 to 2000 and a director from 1988 to 2000. Mr. Lorch serves on the Board of Directors of Pfizer, Inc., where he has been Lead Director since December 2011, and served as Chairman from December 2010 to December 2011. Mr. Lorch also serves on the Boards of Directors of WPX Energy, Inc., HSBC North America Holding Company and HSBC Finance Co. (the non-public, wholly-owned subsidiaries of HSBC LLP) and Masonite, a privately held company. Mr. Lorch holds a Bachelor of Science degree in business administration from the Virginia Polytechnic Institute.

The Board of Directors believes that Mr. Lorch’s breadth of executive and global business experience over many years in operations, sales and marketing and his service as a director of nine different companies support his re-election to the Board.

Kazuhiko Sakamoto, age 66, was appointed a director of Autoliv in August 2007 and is a member of the Compliance and Nominating and Corporate Governance Committees of the Board. Mr. Sakamoto is Counselor of Marubeni Construction Material Lease Co. Ltd., a company affiliated with Marubeni Corporation, one of Japan’s leading general trading houses, operating import, export, offshore trading and investment activities in various business fields. Mr. Sakamoto also serves the Marubeni Corporation as a corporate advisor. He was Senior Executive Vice President of Marubeni Corp. from 2006 through 2008. During his nearly 40-year career with Marubeni, Mr. Sakamoto has held several key positions such as President and Chief Executive Officer of Marubeni America Cooperation. Mr. Sakamoto previously served on the Boards of Directors of Marubeni-Itochu Steel Inc. and Helena Chemical Company. He graduated from the Keio University in 1968 and attended the Harvard University Research Institute for International Affairs in 1991-92.

The Board of Directors believes that Mr. Sakamoto’s extensive business experience in both Asia and North America are experiences that support Mr. Sakamoto’s re-election to the Board.

Wolfgang Ziebart, age 62, has been a director of Autoliv since December 2008 and is a member of the Audit Committee and Chairman of the Compliance and Nominating and Corporate Governance Committees of the Board. Dr. Ziebart had a distinguished career within BMW beginning in 1997 which took him to the Board of Management, where he was responsible for R&D and Purchasing. In 2000, he became a Member of the Management Board of Continental AG, a major automotive supplier listed on the Frankfurt Stock Exchange. Between 2004 and 2008, he was President and CEO of Infineon Technologies AG, a global semiconductor and system solutions provider listed on the Frankfurt Stock Exchange. Dr. Ziebart also serves on the Boards of Directors of ASML and Nordex. Previously, Dr. Ziebart served on the Board of Directors of Artega. Dr. Ziebart holds a doctorate degree in mechanical engineering from the Technical University of Munich.

The Board of Directors believes that Dr. Ziebart’s extensive education, as well as his many years of experience in the automotive industry and other industries, support his re-election to the Board.

Xiaozhi Liu, age 56, has been a director of Autoliv since November 2011. Dr. Liu began her career in the automotive industry in GM’s Delphi operations and has since worked in various executive positions in Germany, China and the U.S., where she rose to the position of Director of Electronics, Controls & Software for GM in Detroit, Chief Engineer & Chief Technology Officer of GM in China and Chairman & CEO for General Motors Taiwan. Between 2005 and 2006, she was CEO and Vice Chairman of Fuyao Glass Industry Group Co. Ltd., a public company listed in Shanghai. In 2007, she became the President and CEO of NeoTek China, a supplier of automotive chassis and transmission parts, and served as Chairman of the company’s board of directors from 2008 through 2011. In 2009, she founded her own company, ASL Automobile Science & Technology (Shanghai) Co., Ltd., which introduces and implements globally advanced technologies to Chinese companies. She has a Ph.D. and master’s degree in Chemical Engineering and Electrical Engineering from the German Friedrich-Alexander Universität in Erlangen, Nurembourg, and a bachelor’s degree in Electrical Engineering from the Chinese Jiaotong University in Xian.

The Board of Directors believes that Dr. Liu’s global experience in engineering and technology in Asia, North America and Europe and her extensive management experience in the automotive industry support her election to the Board.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE FOUR NAMED NOMINEES FOR DIRECTORS

Directors Continuing in Office With Terms Expiring at the 2013 Annual Meeting

Bo I. Andersson, age 55, has been a director of Autoliv since February 2012. Mr. Andersson is currently President and Chief Executive Officer of GAZ Group, the leading manufacturer of commercial vehicles in Russia. In addition, he serves on the board of directors of GAZ OJSC. Mr. Andersson’s career began in 1987 at Saab, where he was appointed Vice President of Purchasing in 1990. He then transitioned from Saab to General Motors Company in 1993, as Executive Director of Global Purchasing for the Electrical Component Group. He was on the GM corporate management team from 2001 to 2009, during which time he was appointed Vice President of Global Purchasing and Supply Chain. Mr. Andersson holds a bachelor’s degree in Business Administration from Stockholm University and graduated from the Advanced Management Program at Harvard Business School in 1999.

The Board of Directors believes that Mr. Andersson’s experience in executive management within the automotive industry in a variety of global regions support his membership on the Board.

Robert W. Alspaugh, age 65, has been a director of Autoliv since June 2006 and is a member of the Compliance Committee and Chairman of the Audit Committee of the Board. Prior to becoming a director of Autoliv, Mr. Alspaugh had a 36-year career with KPMG, including serving as the senior auditor for a diverse array of companies across a broad range of industries. He has worked with global companies both in Europe and Japan, as well as with those headquartered in the United States. Between 2002 and 2005, when he served as Chief Executive Officer of KPMG International, he was responsible for implementing the strategy of this global organization, which includes member firms in nearly 150 countries with more than 100,000 employees. Prior to this position, he served as Deputy Chairman and Chief Operating Officer of KPMG’s U.S. practice. Mr. Alspaugh also serves on the Board of Directors of DSGI Technologies, Inc., a private company, and Ball Corporation and Verifone Systems, Inc., both public companies. He graduated summa cum laude from Baylor University, Texas, in 1970.

The Board of Directors believes Mr. Alspaugh’s years of experience, technical skills and record of achievement working within the global business community are reasons that support his membership on the Board.

Walter Kunerth, age 71, has been a director of Autoliv since August 1998 and is a member of the Audit Committee of the Board. Dr. Kunerth is also a member of the Supervisory Board of Gildemeister AG. For more than 20 years, Dr. Kunerth held various senior executive positions at Siemens AG in Germany, including as a member of Siemens’ Corporate Executive Board (1993-97), President of Siemens’ Automotive Systems Group (1988-93) and head of Siemens’ Automotive Electronics Division. He holds a doctorate degree in Engineering from the University of Stuttgart and has been named Honorary Professor by the university.

The Board of Directors believes that Dr. Kunerth’s years of experience, academic achievements and automotive industry experience are accomplishments that support his membership on the Board.

Directors Continuing in Office With Terms Expiring at the 2014 Annual Meeting

Jan Carlson, age 51, was appointed a director of Autoliv on May 2, 2007 after becoming President and Chief Executive Officer of Autoliv on April 1, 2007. Mr. Carlson joined Autoliv in 1999 as President of Autoliv Electronics and held that position until April 2005, when he became Vice President for Engineering of Autoliv and a member of the Company’s Executive Committee. As of July 2010, Mr. Carlson also serves on the Board and Compensation Committee of BorgWarner Inc., a product leader in highly engineered components and systems for vehicle powertrain applications worldwide. Since 2010 Mr. Carlson has also served on the board of Teknikföretagen, the Association of Swedish Engineering Industries. Prior to joining Autoliv, Mr. Carlson was President of Saab Combitech, a division within the Saab aircraft group specializing in commercializing military technologies. Mr. Carlson has a Master of Science degree in Physical Engineering from the University of Linköping, Sweden.

The Board of Directors believes that Mr. Carlson’s years of experience with Autoliv, including his current role as President and Chief Executive Officer, his past assignments with Autoliv, his automotive industry experience and his academic credentials are attributes that support his membership on the Board.

Lars Nyberg, age 60, has been a director of Autoliv since October 2004 and Chairman of the Board since December 2011. Mr. Nyberg is a member of the Compensation Committee of the Board. Mr. Nyberg has been President and Chief Executive Officer of TeliaSonera, the leading Nordic and Baltic telecommunications company listed on the OMX Nordic Exchange since 2007, and Chairman of DataCard Corporation, a company dealing in secure ID and card personalization, since 2006. Mr. Nyberg served as the Chairman and Chief Executive Officer of NCR Corporation from 1995 to 2003 and as non-executive Chairman of NCR Corporation between 2003 and 2005. He is a graduate in Business Administration from the University of Stockholm.

The Board of Directors believes that Mr. Nyberg’s executive experience and record of achievement working within the global business community are competencies that support his membership on Autoliv’s Board of Directors.

James M. Ringler, age 66, has been a director of Autoliv since January 2002 and is a member of the Compensation Committee of the Board. He was, prior to his retirement, Vice Chairman of Illinois Tool Works Inc. between 1999 and 2004. Prior to joining Illinois Tool Works, Mr. Ringler was Chairman, President and Chief Executive Officer of Premark International, Inc., which merged with Illinois Tool Works in 1999. Mr. Ringler joined Premark in 1990 and served as Executive Vice President and Chief Operating Officer prior to becoming the Chief Executive Officer in 1996. He serves on the Boards of Directors of Dow Chemical Company, FMC Technologies, Inc., Corn Products International, John Bean Technologies and he is the Chairman of the Board of Teradata Corporation. Mr. Ringler holds a Bachelor of Science degree in business administration and an M.B.A. degree in finance from the State University of New York.

The Board of Directors believes that Mr. Ringler’s achievements as an executive of Premark International and Illinois Tool Works and his extensive service on the board of directors of public companies in a wide variety of industries support Mr. Ringler’s membership on the Board of Directors.

CORPORATE GOVERNANCE

Board Independence

The Board of the Company currently consists of ten members, and the Board has determined that all of the directors except Mr. Carlson are independent directors under the applicable rules of the NYSE, the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated by the Securities and Exchange Commission (the “SEC”). In making its independence determinations, the Board reviewed information regarding transactions and relationships provided by the director, Company records and publicly available information. None of the independent directors have a relationship with the Company other than as a director and/or a stockholder.

Board Leadership Structure and Risk Oversight

The Company has a long history of separating the positions of Chief Executive Officer (“CEO”) and the Chairman of the Board, as it believes that a separate CEO and Chairman is an important part of its overall commitment to the highest standards of corporate governance. The separate positions allow the Board to effectively develop and oversee its business strategy, monitor risk and freely perform its management oversight function. The Company believes that there will be times when the Board will need to meet in executive sessions of independent directors to discuss certain issues without the CEO present. Mr. Nyberg chairs the executive sessions of the independent directors.

The Board is responsible for the oversight of risk management of the Company, with the Audit Committee monitoring financial risk and discussing risk oversight and management as part of its obligations under the NYSE’s listing standards and the Compliance Committee monitoring ethical and other compliance risks. In each of its meetings, the Board receives reports from management, including the CEO and Chief Financial Officer (“CFO”), regarding the main strategic, operational and financial risks the Company is facing and the steps that management is taking to address and mitigate such risks.

The Compensation Committee has reviewed with management the design and operation of our incentive compensation arrangements for senior management, including executive officers, for the purpose of determining whether such programs might encourage inappropriate risk-taking that could have a material adverse effect on the Company. The Compensation Committee considered, among other things, the features of the Company’s compensation program that are designed to mitigate compensation-related risk, such as the performance objectives and target levels for incentive awards (which are based on overall Company performance), and its compensation recoupment policy. The Compensation Committee concluded that any risks arising from the Company’s compensation plans, policies and practices are not reasonably likely to have a material adverse effect on the Company.

Board Meetings

The Board met seven times during the year ended December 31, 2011. All directors participated in more than 75% of the total number of meetings of the Board and committees on which they served, except Mr. Ringler, who participated in 57% of the total number of meetings of the Board and more than 75% of the total number of meetings of committees on which he served.

Following the meetings of the full Board, the independent directors met without management directors (i.e., without Mr. Jan Carlson) participating, for a total of five times in 2011. Mr. Nyberg chairs the executive sessions of the independent directors.

Board Compensation

Directors who are employees of the Company or any of its subsidiaries do not receive separate compensation for service on the Board or Board committees. Non-employee directors are paid a retainer of $170,000 per year, which we refer to as the “annual retainer,” while the Chairman of the Board is paid an annual retainer of $340,000 per year. In addition, the Chairman of the Compensation Committee is paid a supplemental annual retainer of $20,000; the Chairman of the Nominating and Corporate Governance Committee is paid a supplemental annual retainer of $10,000; and the Chairman of the Audit Committee is paid a supplemental annual retainer of $20,000. In recognition of the time-consuming demands of the antitrust investigations in 2011, the Compensation Committee decided to award a special, one-time $25,000 fee to each member of the Compliance Committee.

Non-employee directors can elect to defer payment of a pre-determined percentage of their compensation under the Autoliv, Inc. 2004 Non-Employee Director Stock-Related Compensation Plan. In 2011, none of the directors elected to defer any of their compensation.

In 2012, the Board adopted certain changes to its compensation program for non-employee directors. Effective January 1, 2012, provided that our stockholders approve the proposal to amend the 1997 Plan, one-third of the annual retainer for our non-employee directors will be paid in fully-vested shares of our common stock. In addition, each non-employee member of the Board will be subject to a new stock ownership policy, which requires each non-employee director to acquire and hold shares of our common stock in an amount equivalent to one year’s annual retainer. The non-employee directors have three years to reach the new ownership requirements.

The following table sets forth the compensation that our non-employee directors earned during the year ended December 31, 2011 for services rendered as members of our Board:

Name	Fees Earned Or Paid in Cash ($)	Total ($)
Robert W. Alspaugh	215,000	215,000
Sune Carlsson(1)	61,050	61,050
Walter Kunerth	170,000	170,000
George A. Lorch	170,000	170,000
Xiaozhi Liu(2)	27,718	27,718
Lars Nyberg (3)	181,087	181,087
James M. Ringler	190,000	190,000
Kazuhiko Sakamoto	195,000	195,000
S. Jay Stewart(1)	73,650	73,650
Lars Westerberg(4)	329,837	329,837
Wolfgang Ziebart(5)	201,450	201,450

(1)	These amounts reflect pro rata payments to these directors prior to their retirement from the Board on May 10, 2011.

(2)	Ms. Liu was appointed to the Board on November 3, 2011.

(3)	Mr. Nyberg was appointed Chairman on December 20, 2011, and, in connection with such appointment, he received an additional payment of $11,087, as his pro rata Chairman fee. This is equivalent to an annual fee of $340,000.

(4)	This amount reflects pro rata payments to Mr. Westerberg prior to his retirement from the Board on December 20, 2011. This amount excludes the pension that Mr. Westerberg is paid for his past service as the Chief Executive Officer of the Company. Under Mr. Westerberg’s pension plan, he was allowed to retire at the age of 60 with pension benefits amounting to 70% of base salary at retirement until the age of 65 and amounting to 50% of base salary after the age of 65. Under this pension arrangement, Mr. Westerberg was paid $710,974 in 2011.

(5)	This amount includes a pro rata payment for Dr. Ziebart’s service as Chairman of the Nominating and Corporate Governance Committee since May 10, 2011.

Corporate Governance Guidelines and Codes of Conduct and Ethics

The Board has adopted Corporate Governance Guidelines to assist the Board in the exercise of its responsibilities. In December 2011, the Board amended the Corporate Governance Guidelines to provide that a director should tender his/her resignation from the Board upon having attained the age of 72. The Board also amended the Corporate Governance

Guidelines to state that the Company expects that the Board of Directors will represent the global nature of the Company’s operations. A corresponding change regarding Board membership was made in the By-laws and the Nominating and Corporate Governance Committee charter.

The Board has further adopted a Code of Conduct and Ethics for Directors to assist the individual directors in fulfilling their duties as members of the Board. Since 1998, the Company has also had a Standards of Business Conduct and Ethics that apply to all employees of the Company and the Company has had a Code of Conduct and Ethics for Senior Officers (the Standards of Business Conduct and Ethics for Directors, Code of Conduct and Ethics for Senior Officers and Code of Conduct and Ethics that applies to all Company employees are collectively referred to as the “Codes”). As previously disclosed by the Company, the Board adopted amendments to the Codes that were effective as of January 1, 2011. In the future, the Company will disclose any amendments to, or waivers of, its Codes on its website: www.autoliv.com.

The Company has also adopted a written policy regarding related person transactions (the “Related Persons Policy”), which is part of the Standards of Business Conduct and Ethics. The Corporate Governance Guidelines, the Codes and the Related Persons Policy are posted on the Company’s website at www.autoliv.com — Who We Are — Governance and can also be obtained in print by request from the Company using the contact details below.

Policy on Attending the Annual Meeting

Under the Corporate Governance Guidelines, the Company’s policy is for directors to attend the Annual Meeting of Stockholders. All current directors participated in the 2011 Annual Meeting of Stockholders, with the exception of Dr. Liu and Mr. Andersson, who were not directors at the time.

Related Person Transactions

The Company recognizes that related person transactions (as defined below) can present potential or actual conflicts of interest and create the appearance that Company decisions are based on considerations other than the best interest of the Company and its stockholders. Accordingly, as a general matter, the Company prefers to avoid related person transactions. The Company recognizes, however, that certain situations may arise whereby related person transactions may not be deemed inconsistent with the best interest of the Company or its stockholders.

The Company’s policy is that all related person transactions must be reviewed and approved or ratified by the Audit Committee. For the purposes of the Related Persons Policy, a Related Person Transaction is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company (including any of its subsidiaries) was, is or will be a participant and in which any Related Person (as defined in the Related Persons Policy) had, has or will have a direct or indirect interest. During 2011, no transactions took place that the Company deemed to require disclosure under Section 404(a)

of Regulation S-K. Mr. Bo Andersson, who was elected to fill a vacancy on the Board on February 24, 2011, is the Chief Executive Officer of the GAZ Group, the leading manufacturer of commercial vehicles in Russia, with sales of $4.4 billion in 2011. The GAZ Group is a customer of Autoliv. Autoliv had approximately $3.3 million in total sales to GAZ in 2011, which was 0.04% of the Autoliv’s sales and 0.08% of GAZ’s sales. Autoliv’s Board has determined Mr. Andersson is “independent” according to the New York Stock Exchange’s rules and regulations.

Communicating with the Board

Any stockholder or other interested party who desires to communicate with the Board or the independent directors regarding the Company can do so by writing to such person(s) at the following address:

Board/Independent Directors/ Directors

c/o Vice President Legal Affairs

Autoliv, Inc., Box 70381

SE-107 24 Stockholm, Sweden

Phone: +46 8 587 20600

Fax: +46 8 587 20633

E-mail: legalaffairs@autoliv.com

Communications with the Board or the independent directors may be sent anonymously and are not screened. Such communications will be distributed to the specific director(s) requested by the stockholder or interested party to the Board or to sessions of independent directors as a group, after it has been determined that the content represents a message to the intended recipient(s).

Committees of the Board

There are three standing committees of the Board: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. In June 2011, the Board also formed a Compliance Committee. The Board has determined that all Audit, Compensation, Nominating and Corporate Governance and Compliance committee members qualify as independent directors under the applicable rules of the NYSE, the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated by the SEC. The CEO and Chairman of the Board are invited to attend each committee meeting but are excused when matters relating to them are discussed.

The Audit Committee appoints, subject to stockholder ratification, the Company’s independent auditors and is responsible for the compensation, retention and oversight of the work of the independent auditors and for any special assignments given to such auditors. The Audit Committee also reviews the annual audit and its scope, including the independent auditors’ letter of comments and management’s responses thereto; approves any non-audit services provided to the Company by its independent auditors; reviews possible violations of the Company’s business ethics and conflicts of interest policies; reviews any major accounting changes made or contemplated; and reviews the effectiveness and efficiency of the Company’s internal audit staff. In addition, the Audit Committee confirms that no restrictions have been imposed by Company personnel on the scope of the independent auditors’ examinations. The Audit Committee is also responsible for the review and approval of Related Person Transactions. Since May 2011, members of this committee are Mr. Alspaugh (Chairman) and Drs. Kunerth and Ziebart. Prior to May 2011, members of this committee were Messrs. Alspaugh (Chairman), Sune Carlsson and Nyberg and Dr. Ziebart. The Audit Committee met seven times in 2011.

The Compensation Committee advises the Board with respect to the compensation to be paid to the directors and executive officers of the Company and is responsible for both advising the Board with respect to the terms of contracts to be entered into with the senior executives of the Company and approving such contracts. The committee also administers the Company’s cash and stock incentive plans and reviews and discusses with management the Company’s Compensation Discussion and Analysis (“CD&A”) included herein. Since May 2011, members of this committee are Messrs. Ringler (Chairman), Lorch and Nyberg. Prior to May 2011, members of this committee were Messrs. Ringler (Chairman), Lorch, Nyberg and Dr. Ziebart. The Compensation Committee met five times in 2011.

The Nominating and Corporate Governance Committee identifies and recommends individuals qualified to serve as members of the Board and assists the Board by reviewing the composition of the Board and its committees, monitoring a process to assess Board effectiveness, and developing and implementing the Company’s Corporate Governance Guidelines. The Nominating and Corporate Governance Committee will consider stockholder nominees for election to the Board if timely advance written notice of such nominees is received by the Secretary of the Company at its principal executive offices in accordance with the Company’s By-Laws, a copy of which may be obtained by written request to the Company’s Secretary or on the Company’s website at www.autoliv.com – Investors – Governance – Articles of Association. Since May 2011, members of this committee are Dr. Ziebart (Chairman) and Messrs. Lorch and Sakamoto. Prior to May 2011, members of this committee were Messrs. S. Jay Stewart (Chairman), Alspaugh and Sakamoto and Dr. Kunerth. The Nominating and Corporate Governance Committee met five times in 2011.

The Compliance Committee was formed in June 2011 to assist the Board in overseeing the Company’s compliance program with respect to: (i) compliance with the laws and regulations applicable to the Company’s business and (ii) compliance with Company’s Standards of Business Conduct and Ethics and related policies by employees, officers, directors and other agents and associates of the Company that are designed to support lawful and ethical business conduct by the Company and its employees and promote a culture of compliance. The Compliance Committee also oversees the investigation of any alleged noncompliance with law or the Company’s compliance programs policies or procedures that are reported to the Compliance Committee (except those relating to financial compliance which are overseen by the Audit Committee). Members of this committee are Dr. Ziebart (Chairman) and Messrs. Alspaugh and Sakamoto. The Compliance Committee met ten times in 2011.

The following table shows the composition of the Board’s Committees before and after the May 2011 annual meeting:

2011 Board Committee Composition
	January — May	May — Current
Audit Committee	Robert W. Alspaugh (Chairman) Sune Carlsson Lars Nyberg Wolfgang Ziebart	Robert W. Alspaugh (Chairman) Walter Kunerth Wolfgang Ziebart
Compensation Committee	James M. Ringler (Chairman) George Lorch Lars Nyberg Wolfgang Ziebart	James M. Ringler (Chairman) George Lorch Lars Nyberg
Nominating and Governance Committee	S. Jay Stewart (Chairman) Robert W. Alspaugh Walter Kunerth Kazuhiko Sakamoto	Wolfgang Ziebart (Chairman) George Lorch Kazuhiko Sakamoto
Compliance Committee	N/A	(Formed June 2011) Wolfgang Ziebart (Chairman) Robert W. Alspaugh Kazuhiko Sakamoto

Audit Committee Report

The Audit Committee of the Board is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls.

The Audit Committee acts pursuant to a written charter first adopted and approved by the Board in 2000 and subsequently amended, most recently in February 2008. The committee’s current charter is posted on the Company’s website, www.autoliv.com — Who We Are — Governance, and can also be obtained free of charge in print by request from the Company using the contact information below. Each member of the Audit Committee is “independent” as defined in, and is qualified to serve on the committee pursuant to, the rules of the NYSE, the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations as promulgated by the SEC. Each member is financially literate and possesses accounting or related financial management expertise, and Mr. Alspaugh has been determined by the Board to qualify as an “audit committee financial expert” as defined by the SEC.

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited financial statements contained in the 2011 Annual Report on Form 10-K with the

Company’s management and independent auditors. Management is responsible for the financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States.

The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Company’s independent auditors provided to the Audit Committee the written disclosures required by the Public Company Accounting Oversight Board’s applicable requirements regarding the independent auditors’ communications with the Audit Committee concerning independence. The Audit Committee has discussed with the independent auditors the independent auditors’ independence. The Audit Committee reviews and oversees the independence of the independent auditors and has concluded that the independent auditors’ provision of non-audit services to the Company is compatible with the independent auditors’ independence. In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, for filing with the SEC.

The Audit Committee can be contacted regarding accounting, internal accounting controls, or auditing matters as follows:

The Audit Committee

c/o Vice President Legal Affairs

Autoliv, Inc., Box 70381

SE-107 24 Stockholm, Sweden

Phone: +46 8 587 20 600

Fax: +46 8 587 20 633

E-mail: legalaffairs@autoliv.com

Communications with the committee are not screened and can be made anonymously. The Chairman of the committee will receive all such communications after it has been determined that the contents represent a message to the committee.

Robert W. Alspaugh, Chairman

Dr. Walter Kunerth

Dr. Wolfgang Ziebart

Nominating and Corporate Governance Committee Report

The Nominating and Corporate Governance Committee of the Board is responsible for identifying and recommending to the Board individuals qualified to serve as directors of the Company and on committees of the Board. The Nominating and Corporate Governance Committee further advises the Board on composition and procedures of committees, and is responsible for the development of the Company’s Corporate Governance Guidelines and the oversight of the evaluation of the Board, its committees and members of the Company’s management.

The Nominating and Corporate Governance Committee acts pursuant to a written charter first adopted and approved by the Board in 2002 and subsequently amended in December 2003. A copy of the Charter is available on the Company’s website at www.autoliv.com — Who We Are — Governance and can also be obtained free of charge in print by request from the Company using the contact information below. Each of the members of the committee is “independent” as defined in, and is qualified to serve on the committee pursuant to, the applicable rules of the NYSE, the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated by the SEC.

The committee has also considered and recommended that Mr. George A. Lorch, Mr. Kazuhiko Sakamoto, Dr. Wolfgang Ziebart and Dr. Xiaozhi Liu be nominated for re-election by the stockholders at the Annual Meeting. Each director nominated for re-election is “independent” as defined in the applicable rules of the NYSE, the Sarbanes-Oxley Act of 2002, as amended, and rules and regulations promulgated by the SEC.

The Nominating and Corporate Governance Committee will consider a director candidate nominated by a stockholder provided that such nomination is submitted to the committee within the period set forth in Article II, Section 6 of the By-Laws of the Company. In considering candidates submitted by stockholders, the Nominating and Corporate Governance Committee will take into consideration the needs of the Board and the qualifications of the candidate. Qualifications of director candidates that are considered by the Nominating and Corporate Governance Committee include an attained position of leadership in the candidate’s area of expertise, business and financial experience relevant to the Company, possession of demonstrated sound business judgment, expertise relevant to the Company’s lines of business, independence from management, the ability to serve on standing committees and the ability to serve the interests of all stockholders. The Nominating and Governance Committee routinely considers board candidates with a broad range of educational and professional experience from a variety of countries. While the Board has no separate formal policy, the Company’s By-laws and Corporate Governance Guidelines provide that the backgrounds and experiences of the director nominees shall reflect the global operations of the Company. The current Board consists of directors who are citizens of or reside in multiple countries including the United States, Sweden, Japan, China and Germany and directors with a wide range of management, operating, finance, and engineering skills. The Nominating and Corporate Governance Committee, the Board and the Company place a high priority on diversity, placing a particular emphasis on individuals with a wide variety of management, operating, engineering and finance experience and skills as well as individuals from the Company’s different operating regions. The Nominating and Corporate Governance Committee continues to look for opportunities to progress its diversity initiatives further.

The Nominating and Corporate Governance Committee identifies potential director nominees by asking current directors and executive officers to notify the committee if they become aware of persons meeting the criteria described above. The Nominating and Corporate

Governance Committee also, from time to time, engages firms that specialize in identifying director candidates. As described above, the Nominating and Corporate Governance Committee will also consider candidates recommended by stockholders. Once a person has been identified by the Nominating and Corporate Governance Committee as a potential candidate, the committee collects and reviews publicly available information regarding the person to determine whether further consideration should be given to the person’s candidacy. If the Nominating and Corporate Governance Committee determines that the candidate warrants further consideration, the Chairman or another member of the committee will contact such person. Generally, if the person expresses a willingness to be considered and serve on the Board, the Nominating and Corporate Governance Committee requests information from the candidate, reviews the person’s accomplishments and qualifications, including in light of the qualifications of any other candidates the committee might be considering, and conducts one or more interviews with the candidate. In certain instances, committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have first-hand knowledge of the candidate’s accomplishments. The Nominating and Corporate Governance Committee’s evaluation process does not vary based on whether a candidate is recommended by a stockholder.

The Nominating and Corporate Governance Committee can be contacted as follows:

The Nominating and Corporate Governance Committee

c/o Vice President Legal Affairs

Autoliv, Inc., Box 70381

SE-107 24 Stockholm, Sweden

Phone: +46 8 587 20 600

Fax: +46 8 587 20 633

E-mail: legalaffairs@autoliv.com

Communications with the committee are not screened and can be made anonymously. The Chairman of the committee receives all such communication after it has been determined that the content represents a message to the committee.

Dr. Wolfgang Ziebart, Chairman

George Lorch

Kazuhiko Sakamoto

Compensation Committee Duties, Procedures and Policies

The Compensation Committee acts pursuant to a written charter first adopted and approved by the Board in 2002, and subsequently amended and adopted in December 2006. The charter is posted on the Company’s website at www.autoliv.com — Who We Are — Governance, and can also be obtained free of charge in print by request from the Company using the contact information below. Each member of the Compensation Committee has been determined by the Board to be “independent” as defined in, and is qualified to serve on the committee pursuant to, the rules of the NYSE, the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated by the SEC.

The Compensation Committee is responsible for an annual review of the Company’s executive compensation plans in light of the Company’s goals and objectives of such plans; to evaluate annually the performance of the Chief Executive Officer in light of the goals and objectives of the Company’s executive compensation plans and together with the other independent directors, determine and approve the Chief Executive Officer’s compensation level based on this evaluation; to evaluate annually the performance of the other executive officers of the Company in light of the goals and objectives of the Company’s executive compensation plans, and set the compensation of such other executive officers based on this evaluation; to evaluate annually the appropriate level of compensation for Board and committee service by non-employee directors; to review and approve any severance or termination arrangements to be made with any executive officer of the Company; to review perquisites or other personal benefits to the Company’s executive officers and directors and recommend any changes to the Board; to review and discuss with management the CD&A, included on page 30 of this Proxy Statement, and based on that review and discussion, to recommend to the Board that the CD&A be included in the Company’s annual proxy statement or annual report on Form 10-K; to prepare the Compensation Committee Report for inclusion in the annual proxy statement or annual report on Form 10-K; and to review the description of the Compensation Committee’s process and procedures for the consideration and determination of executive officer and director compensation to be included in the Company’s annual proxy statement.

The Compensation Committee may form subcommittees for any purpose it deems appropriate and may delegate to any subcommittee such power and authority as it deems appropriate provided that no subcommittee shall consist of fewer than two members and that the Compensation Committee shall not delegate any power or authority required by any law, regulation or listing standard to be exercised by the Compensation Committee as a whole. Under the 1997 Plan, the Compensation Committee may, to the extent that any such action will not prevent the 1997 Plan from complying with rules and regulations, delegate any of its authority thereunder to such persons as it deems appropriate.

The Vice President for Human Resources of the Company generally acts as Secretary of the Compensation Committee.

For information regarding the role of compensation consultants, see page 45 of this Proxy Statement.

The Compensation Committee can be contacted as follows:

The Compensation Committee

c/o Vice President Legal Affairs

Autoliv, Inc., Box 70381

SE-107 24 Stockholm, Sweden

Phone: +46 8 587 20 600

Fax: +46 8 587 20 633

E-mail: legalaffairs@autoliv.com

Communications with the committee are not screened and can be made anonymously. The Chairman of the committee receives all such communications after it has been determined that the content represents a message to the committee.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised exclusively of directors who have never been employed by the Company and who are “independent” as defined in the applicable rules of the NYSE, the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated by the SEC. No executive officer of the Company served as a member of the Compensation Committee of another entity, one of whose executive officers served on the Company’s Compensation Committee. No executive officer of the Company served as a director of another entity, one of whose executive officers either served on the Compensation Committee of such entity or served as a director of the Company.

Compensation Committee Report1

The Compensation Committee has reviewed and discussed with management the Company’s Compensation Discussion and Analysis, and based on such review and discussions, has recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s 2012 Annual Meeting Proxy Statement and incorporated by reference into the Company’s amended 2011 Annual Report on Form 10-K.

James M. Ringler, Chairman

George A. Lorch

Lars Nyberg

The Swedish Corporate Governance Code

Swedish companies with shares admitted to trading on a regulated market in Sweden, including the NASDAQ OMX Stockholm Exchange (the “OMX”), are subject to the Swedish Corporate Governance Code (the “Code”). This is a codification of “best practices” for Swedish listed companies based on Swedish practices and circumstances. The Code follows a “comply or disclose” approach; its recommendations are not binding on companies but if its recommendations are not complied with, the deviation must be explained. A non-Swedish company listed in Sweden can either elect to apply the Code or instead apply the Code where the company’s shares have their primary listing or where the company is headquartered. If a company elects not to apply the Code, the company must issue an annual statement that it has chosen to comply with a different regulatory regime. As a Delaware company with its primary listing on the NYSE, the Company has elected to apply U.S. corporate governance rules and

[1]

The material in this report is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, whether made on, before, or after the date of this Proxy Statement and irrespective of any general incorporation language in such filing.

standards. These U.S. rules and standards are described in the “Corporate Governance” section beginning on page 9 of the Company’s 2011 Annual Report. In addition, this proxy statement provides detailed information on various subjects covered by the Code.

Forward-Looking Statements

This Proxy Statement contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are those that address activities, events or developments that the Company or its management believes or anticipates may occur in the future, including statements relating to industry trends, business opportunities, sales contracts, sales backlog, and on-going commercial arrangements and discussions, as well as any statements about future operating performance or financial results. In some cases, you can identify these statements by forward-looking words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “might,” “will,” “should,” or the negative of these terms and other comparable terminology, although not all forward-looking statements are so identified.

All such forward-looking statements, including without limitation, management’s examination of historical operating trends and data, are based upon our current expectations, various assumptions, data available from third parties and apply only as of the date of this report. Our expectations and assumptions are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that such forward-looking statements will materialize or prove to be correct as these assumptions are inherently subject to risks and uncertainties and contingencies which are difficult or impossible to predict and are beyond our control.

Because these forward-looking statements involve risks and uncertainties, the outcome could differ materially from those set out in the forward-looking statements for a variety of reasons, including without limitation, changes in and the successful execution of our restructuring and cost reduction initiatives and the market reaction thereto, changes in general industry and market conditions, increased competition, higher raw material, fuel and energy costs, changes in consumer and customer preferences for end products, customer losses, customer bankruptcies, consolidations or restructuring, divestiture of customer brands, fluctuation of interest rates and foreign currencies, fluctuation in vehicle production schedules for which the Company is a supplier, component shortages, market acceptance of our new products, costs or difficulties related to the global operation and integration of any new or acquired businesses and technologies, continued uncertainty in program awards and performance, the financial results of companies in which Autoliv has made technology investments or joint venture arrangements, pricing negotiations with customers, our ability to be awarded new business, increased costs, supply issues, product liability, warranty and recall claims and other litigation, and customer reactions thereto, possible adverse results of pending or future litigation or infringement claims, negative impacts of governmental investigations and litigation relating to the conduct of our business, tax assessments by governmental authorities, legislative or regulatory changes, political conditions, key personnel, dependence on customers and suppliers, as well as the risks identified in Item 1A “Risk Factors” in our Form 10-K for the fiscal year ended December 31, 2011.

Except for the Company’s ongoing obligation to disclose information under the U.S. federal securities laws, the Company undertakes no obligation to update publicly or revise any forward-looking statements, whether as a result of new information or future events.

For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and we assume no obligation to update any such statement.

EXECUTIVE OFFICERS OF THE COMPANY

Set forth below is information regarding the current executive officers of the Company who are not also directors (information about Mr. Jan Carlson, Director, President and Chief Executive Officer, can be found on page 8):

Mats Adamson, age 52, Vice President Human Resources, appointed on June 1, 2010. Prior to assuming his current position, Mr. Adamson was Senior Vice President Group Human Resources at Swedish Match, a producer of smoke-free tobacco products, cigars and light products listed on the Stockholm Stock Exchange. He had held this position since 2007. From 1994 to 1997, Mr. Adamson was Human Resource Manager for Swedish Match’s Estonian subsidiary. In 1997, he was promoted Human Resource Director for the Swedish Match North European Sales Region and in 1999 to Vice President Human Resources for the Swedish Match North Europe Division. Prior to joining Swedish Match, he held various human resource positions between 1990 and 1994 at Nordbanken, the predecessor of Nordea, the largest bank in the Nordic region. When Mats Adamson started at Nordbanken, he came from a successful career in the Swedish military.

Henrik Arrland, age 44, Vice President Purchasing, appointed September 1, 2011. Prior to assuming his current position, Mr. Arrland was Director for Production of Axles worldwide at Scania, the heavy truck maker. He held this position since 2009. From 1990 through 1995 he was Sourcing Manager in Global Purchasing at Scania. He joined Autoliv in 1995 and until 1997 he held the Manager for Purchasing Coordination position. From 1997 through 1998 he was Purchasing Manager at ITT Flygt, the global submersible pump supplier within ITT Group, after which he returned to Scania as Purchasing Manager for Cabs in Global Purchasing. In 2001, he was promoted to Purchasing Director in Trucks & Buses for Scania Latin America located in São Paulo, Brasil and in 2005 to Purchasing Director Powertrain in Scania Global Purchasing. Mr. Arrland has a Polytechnic College Exam and holds a Bachelor’s Degree in Business and Administration from Stockholm University.

Günter Brenner, age 48, President of Autoliv Europe Region, started with Autoliv in that position in January 2009. Before joining Autoliv, Mr. Brenner pursued a successful career within TRW, a competitor of the Company, starting in 1990 as a Manufacturing Engineer for seatbelts and airbags in Alfdorf, Germany. In 1997, he was promoted Head of Engineering of European Seatbelt Manufacturing and, in 1998, General Manager for TRW’s Seatbelt plant in Bergheim, Austria. In 2002, he was promoted to Vice President Operations and Lead

Executive with responsibility for TRW’s pan-European Occupant Safety Business. Before leaving TRW, he was Vice President & General Manager, Global Occupant Safety Systems of TRW. Mr. Brenner holds a Bachelor’s Degree in Industrial Engineering.

Gunnar Dahlén, age 65, President of Autoliv Asia Region, was appointed to his current position in 2008. He was previously appointed President of Autoliv Asia Pacific Region in 1996. He joined Autoliv in 1989 as Managing Director of Autoliv Australia/New Zealand & South East Asia. Prior to joining Autoliv Mr. Dahlén held positions with Nobel Plast — Sweden from 1985 to 1989 as General Manager; Volvo Car — Sweden Engine Plant from 1978 to 1985 as Manufacturing Manager; PRV — France from 1975 to 1978 as Technical Manager; Volvo Car — Sweden Engine Plant from 1971 to 1975 as Production Engineering Manager. Mr. Dahlén is a graduate of Chalmers University of Technology with a Master of Science degree in Mechanical Engineering. On December 6, 2011, it was announced that Mr. Dahlén will retire as President of Autoliv Asia Region, effective April 1, 2012, and will retire from the Company on June 30, 2012. George Chang, currently President of Autoliv China, will succeed as President Autoliv Asia upon Mr. Dahlén’s retirement.

Steven Fredin, age 50, President Autoliv Americas Region, appointed March 2, 2011. Mr. Fredin has worked for Autoliv since 1988 and has been a key technical leader in virtually all of Autoliv’s product areas. Prior to assuming his current position, he was Vice President Engineering of the Company. Mr. Fredin has also served as Director Global System Development of the Company and Vice President of Seatbelt Development for Autoliv North America. Mr. Fredin holds a Bachelor of Science degree in Mechanical Engineering from Michigan Technological University.

Johan Löfvenholm, age 42, Vice President Engineering, appointed November 1, 2011. Mr. Löfvenholm has worked for Autoliv since 1995 when he started his career as a trainee. Since then he has held several positions within the company such as Product Development Manager, Autoliv Sweden and Tech Center Director, Autoliv Sweden. In December 2004, Mr. Löfvenholm took on a regional responsibility when appointed Director of Technical & Marketing, Autoliv Asia Pacific. In this role he was also a member of the Asia Pacific Management Team as well as a member of the Autoliv R&D Board. In January 2008, Mr. Löfvenholm was appointed President Autoliv India and was responsible for all Autoliv operations in India and in parallel also engaged in his previous engineering role. In July 2010, Mr. Löfvenholm took on the position as Vice President Electronics Europe, with responsibility for all passive electronic operations in Europe and member of the Autoliv Europe and Electronics Management Board teams. Mr. Löfvenholm holds a Master of Science in Engineering from Chalmers University of Technology in Gothenburg, Sweden.

Svante Mogefors, age 57, Vice President Quality and Manufacturing, appointed to the position on April 1, 2005, after having been Director Corporate Quality of Autoliv AB since 2003. On March 7, 2009, Mr. Mogefors was also appointed Vice President Manufacturing. Mr. Mogefors initially joined Autoliv in 1985 and has experience in several functions and positions within Autoliv, including the areas of product development, process implementations and quality control. Between 1990 and 1996, Mr. Mogefors was for a period

President of Lesjöfors Herrljunga AB and for another period President of Moelven E-Modul AB. Mr. Mogefors holds a Master of Science degree from the Chalmers University of Technology in Gothenburg, Sweden.

Mats Ödman, age 61, Vice President Corporate Communications, appointed May 1, 1997, after having been Director of Investor Relations of Autoliv AB since 1994. Before that Mr. Ödman was Vice President Corporate Communications in Fermenta AB and Gambro AB. Prior to that Mr. Ödman was Investor Relations Manager in New York for Pharmacia AB.

Jan Olsson, age 57, Vice President Research, appointed April 1, 2005. On March 2, 2011, Mr. Olsson was also appointed acting Vice President Engineering, a temporary position he held during 2011 until Mr. Löfvenholm was appointed to the position. Mr. Olsson was previously Vice President Engineering from 1997 to 2005, President of Autoliv Sverige AB from 1994 to 1997 and Manager of Engineering of Autoliv Sverige AB from 1989 until August 1994. Mr. Olsson holds a Master of Science degree from the Chalmers Institute of Technology in Gothenburg, Sweden.

Lars Sjöbring, age 44, Vice President Legal Affairs, General Counsel and Secretary, appointed September 3, 2007. Prior to joining Autoliv, Mr. Sjöbring held various positions with Telia AB, the predecessor to TeliaSonera AB; Skadden Arps, Slate, Meagher and Flom LLP; and most recently prior to joining Autoliv, was Director Legal, M&A at Nokia Corp. Mr. Sjöbring holds Master of Law degrees from the University of Lund, Sweden; Amsterdam School of International Relations (ASIR), the Netherlands; and Fordham University School of Law, New York City, New York. Mr. Sjöbring is admitted to practice in the State of New York.

Mats Wallin, age 47, Vice President and Chief Financial Officer, appointed July 9, 2009 after having been Corporate Controller of Autoliv, Inc. since 2002. Mr. Wallin was also acting CFO of the Company for four months during 2008. Mr. Wallin joined Autoliv in 2002, and oversaw the initial implementation of compliance procedures relating to the Sarbanes-Oxley Act (SOX). Between 1985 and 2002 Mr. Wallin held various positions in ABB, a global leader in power and automation technologies. He holds a Bachelor of Science in Business Administration and Economics from the Uppsala University, Sweden.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of December 31, 2011 for each person known by us to beneficially own more than 5% of our common stock, except where otherwise noted, and as of February 22, 2012 by: (i) each director and nominee; (ii) our named executive officers (as defined on page 30 below); and (iii) all of our directors, named executive officers and executive officers as a group.

	Common Stock Beneficially Owned(1)(2)
Name of Beneficial Owner	Number of Shares	Percent of Total
5% Stockholders
Alecta pensionsförsäkring, ömsesidigt(3)
Regeringsgatan 107, SE-103 73
Stockholm, Sweden	8,350,000	9.4%
FMR LLC(4)
82 Devonshire Street
Boston, MA 02109	6,070,415	6.8%
Directors and Named Executive Officers
Robert W. Alspaugh	3,100	*
Günter Brenner	23,008	*
Jan Carlson	201,131	*
Gunnar Dahlén	30,508	*
Steve Fredin	19,830	*
Walter Kunerth	0	*
George A. Lorch	303	*
Xiaozhi Liu	0	*
Lars Nyberg	3,000	*
James M. Ringler	964	*
Kazuhiko Sakamoto	0	*
Mats Wallin	24,867	*
Wolfgang Ziebart	0	*
All directors, named executive officers and executive officers as a group (21 individuals)(5)	531,344	*

*	Less than 1%

(1)	Based on 89,336,077 shares of the Company’s common stock outstanding as of February 16, 2012. The figures in the table and notes thereto represent beneficial ownership and sole voting and investment power except where indicated.

(2)	Includes shares which the following individuals have the right to acquire upon exercise of options exercisable within 60 days and restricted stock units vested as of February 22, 2012, or within 60 days therefrom: Günter Brenner 17,675 shares, Jan Carlson 154,030 shares, Gunnar Dahlén 20,925 shares, Steve Fredin 14,106 shares and Mats Wallin 22,359 shares.

(3)	The amounts shown and the following information were provided by Alecta pensionsförsäkring, ömsesidigt pursuant to Amendment No. 2 to its Schedule 13G filed with the SEC on February 1, 2012, indicating beneficial ownership as of December 31, 2011. Alecta pensionsförsäkring, ömsesidigt reported sole power to vote and dispose of all such shares.

(4)	The amounts shown and the following information were provided by FMR LLC pursuant to its Schedule 13G filed with the SEC on February 14, 2012 (the “FMR 13G filing”), indicating beneficial ownership as of December 31, 2011. In the FMR 13G filing FMR LLC states that it has (a) sole voting power with respect to 156,166 shares, (b) shared voting power with respect to no shares, (c) sole investment power with respect to 6,070,415 shares and (d) shared investment power with respect to no shares. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC and an investment adviser registered under the Investment Advisers Act of 1940, is the beneficial owner of 5,914,549 shares as a result of acting as investment adviser to various investment companies registered under the Investment Company Act of 1940. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 5,914,549 shares owned by the funds. Neither FMR LLC, nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds, which power resides with the funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the funds’ Boards of Trustees.

(5)	Includes 406,259 shares issuable upon exercise of options exercisable within 60 days and vesting of RSUs as of February 22, 2012. Bo I. Andersson was elected to the Board of Directors on February 24, 2012. Mr. Andersson does not beneficially own any shares of common stock.

RESPONSES TO STOCKHOLDER COMMENTS

We are committed to regularly corresponding with and listening to our stockholders. We also answer and, where appropriate, address stockholder concerns, including those raised by proxy advisors such as Glass-Lewis and ISS, where doing so will be in the best interest of the Company and its stockholders. In response to comments received in recent years, the Company notes the following:

Independent Chairman of the Board

Our Chairman of the Board of Directors, Lars Nyberg, is an independent director under rules of the NYSE and SEC, as well as the director independence standards adopted by the Company. Although our previous Chairman, Mr. Westerberg, was deemed independent under SEC and NYSE regulations as of April 2010, because he was a former executive of the Company, he did not qualify as independent under the unofficial standards applied by some proxy advisory firms. Our new Chairman, Mr. Nyberg, should qualify as independent under the unofficial standards applied by some proxy advisory firms.

Stock Ownership Guidelines for Directors and the CEO

In February 2012, the Board adopted stock ownership guidelines for non-employee directors, contingent on stockholders approving the amendment to the 1997 Plan, as provided in Item 3 beginning on page 69 of this proxy statement. More details on these stock ownership requirements are provided on page 59 of this proxy statement. If the stockholders approve such amendment, our non-employee directors, beginning in 2012, will be paid a portion of their annual retainer in the form of Company common stock.

The Board has also evaluated stock ownership guidelines for our executive officers. The Board concluded that Autoliv’s unique combination of (a) relatively modest equity grants to our executive officers (as a percentage of overall compensation) compared to our U.S. peers and (b) high Swedish income taxes, weighs against implementing U.S.-style stock ownership requirements (typically requiring executives to accumulate and hold 1-3 years of base pay in equity). Because of the modest equity awards and high Swedish taxes, the Board believes that imposing stock ownership guidelines for our executive officers would necessitate other changes to our executive compensation program. The Board currently believes such changes would offset the benefits of such stock ownership guidelines. However, the Board believes that the equity awards it currently grants to executives properly motivates them to focus on long-term stockholder value.

Modified Single Trigger

In connection with change-in-control transactions, severance agreements typically provide one of three types of payments or benefits: single-trigger, double-trigger or modified single trigger. A single-trigger payment or benefit is one that is paid or provided to the individual upon the occurrence of a change in control, regardless of whether he or she incurs a termination of employment. A double-trigger payment or benefit is one that is paid or provided to the individual only if there is both the occurrence of a change in control and the involuntary or constructive termination of the individual within a designated protection period. Finally, a modified single trigger payment or benefit is one that is paid or provided to an individual if he or she voluntarily terminates employment during a specified period following a change in control.

Certain of our executive officers have severance agreements that provide modified single trigger payments and benefits in the event of a change in control. While we do not intend to amend existing agreements, which were offered to executives when they accepted positions with the Company, in 2011 the Compensation Committee adopted a policy that, going forward, any severance agreement offered to any newly hired executive (including promotions of existing employees) must include double-triggers payments and benefits, rather than modified single-trigger arrangements.

Recycling of Shares under our Stock Incentive Plan

Prior to December 31, 2010, the Company’s equity incentive plan permitted share “recycling” in connection with net-exercises of stock options. This meant that any shares returned to the Company to satisfy the exercise price of a stock option would have been recycled into the plan and become available for future grants. In fact, the Company never implemented this feature of the plan. Effective December 31, 2010, the Company amended the plan to remove such share recycling feature.

Classified Board and Discretionary Preferred Stock

The Company has a classified board structure whereby approximately one-third of the Board is elected for a three-year term on a rolling basis every three years. The Board is also authorized to issue preferred stock and has authority to determine voting rights, dividends, and conversion privileges without separate shareholder approval (sometimes referred to as “discretionary preferred stock”). While some investors and shareholder advisory firms object to such governance structures, the Board believes that our current classified board structure and discretionary preferred stock authorization provide adequate tools for the Board to ensure the best value possible for our stockholders in situations where one stockholder or group is seeking to exercise influence over the Company’s corporate policies to the possible detriment of other stockholders. The Board also believes that the fiduciary obligations of our directors provide a strong deterrent to the abuse of such tools, and that the risk of abuse is outweighed by the protections these tools provide.

Relation between Long- and Short- Term Incentives in 2010

Our annual non-equity incentive plan (STI) and long-term equity incentive plan (LTI) are described on pages 38-41 below. In 2010, the aggregate STI value awarded to our NEOs was approximately $2.5 million, while the aggregate LTI value was approximately $1.58 million. One proxy advisor expressed concern that this allocation could result in an excessive focus on short-term performance to the detriment of long-term performance. While the exact relationship between LTI and STI remains subject to much discussion, the Company generally agrees that long-term company performance and stockholder value is important. However, as our LTI and STI programs are based on factors that are uncorrelated, the ratio of STI to LTI in each individual year is not necessarily representative of how the Company uses the programs. As is described further below, an analysis made over several years demonstrates that the ratio between LTI and STI in 2010 was not representative of the historical allocation. For example, because of the Company’s strong financial performance in 2010, STI awards were higher than in most years. Notably, no STI was paid to the NEOs in either 2008 or in 2009 while LTI awards were granted. Thus, the Board does not believe our program encourages an undue focus on short-term performance.

Discretion to Adjust Awards

As is described on page 39 below, the Compensation Committee has the discretion to adjust STI awards for extraordinary events. No such adjustments have been made since 2007. One proxy advisor suggested that this discretion should be eliminated, at least pertaining to upward adjustments. The Board believes that such discretion provides a useful tool by which the Compensation Committee can address the impact of extraordinary events. The fact that no adjustments were made during the recent extraordinary financial crisis in which the automotive industry was severely impacted (no STIs were awarded in 2008 or 2009), demonstrates the caution with which the Compensation Committee uses this authority. The Company also believes that to eliminate discretionary authority completely only to ensure that there is absolutely no risk for abusive adjustments is unwarranted and not appropriate.

Performance-Based LTI programs

The Company believes it is important for executives to have equity in the Company to reinforce their focus on long-term stockholder value and to align their interests directly with stockholders. The Board believes the relatively modest equity awards granted to our executives provide an appropriate level of equity without incentivizing inappropriate risk-taking that that may be associated with more highly leveraged performance-based equity awards. The Company is satisfied with the balance the current system provides and no changes are planned.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (CD&A) describes the material elements of compensation awarded to, earned by, or paid to each of the Company’s “named executive officers” (as explained below) during the last completed fiscal year. It further discusses the principles underlying our executive compensation policies and decisions and the most important factors relevant to an analysis of these decisions and policies. Finally, it provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our named executive officers and places the data presented in perspective through the tables and narratives that follow.

Below, we will discuss our “named executive officers” or “NEOs”. In accordance with the relevant rules and regulations promulgated by the SEC, this refers to Jan Carlson, our CEO, Mats Wallin, our CFO, and our three other executive officers who had the highest total compensation during 2011: Günter Brenner (President Autoliv Europe), Gunnar Dahlén (President Autoliv Asia), and Steven Fredin (President Autoliv Americas).

Executive Summary

The following provides a brief overview of our fiscal 2011 compensation program as detailed later in this CD&A:

—

We did not make any significant changes to our compensation components from 2010 to 2011. Total direct compensation for our named executive officers in 2011 continued to consist of base salary, annual non-equity incentives, and long-term equity incentives. Although this proxy statement describes areas in which our compensation program has been adjusted, the total direct compensation paid to our NEOs has not changed significantly from amounts that would have been paid prior to such compensation program adjustments.

—

As a global company listed on the NYSE yet headquartered in Sweden, the Company has a compensation philosophy that integrates elements of Swedish and international compensation practices from the automotive and other manufacturing industries.

—

The Compensation Committee’s objective is for our named executive officers’ total direct compensation (base salary plus target annual non-equity incentives award plus the assumed value of long-term incentives) to approximate the market median, +/- 25%.

—

Reflective of our compensation philosophy, the compensation of our named executive officers is significantly affected by our financial results. As in previous years, the annual non-equity incentive financial performance metric for our named executive officers in 2011 was operating income. Based on the Company’s 2011 operating income of $889 million, which represents a 2.3% increase over operating income in 2010, each of our named executive officers earned slightly above the target payout for annual non-equity incentive awards in 2011. However, in 2011, the long-term equity incentive element of our named executive officers’ compensation was negatively affected by the performance of the Company’s stock price during 2011.

—

In February 2012, the Board adopted a stock ownership policy for non-employee directors. Provided that our stockholders approve the proposal to amend the 1997 Plan, effective January 1, 2012, non-employee directors will be required to hold a number of shares of Company common stock having a value equivalent to one year’s annual retainer (currently $170,000, or in the case of the Chairman of the Board, $340,000).

—

In addition to the stock ownership policy noted above, during the past few years, the Compensation Committee and Company management have adopted certain policies and changes that are in keeping with “best practices” in several areas. In 2009 and 2010, for example, the Compensation Committee and Company management adopted (i) a compensation recoupment policy, (ii) a policy limiting future change-in-control severance agreements to a “double-trigger” arrangement, which means that the severance benefit is not provided unless the participant incurs an involuntary termination within a designated period following a change of control, and (iii) an amendment to the 1997 Plan to limit the circumstances under which shares can be recycled into the plan share reserve for use in future awards, which amendment reflects our historical and current practice. In 2011, the Compensation Committee reviewed executive termination provisions against standards in the Company’s respective markets, which resulted in the Compensation Committee adopting revised termination and severance guidelines for senior executive officers. Pursuant to such revised guidelines, any employment and/or severance agreement entered into with newly-hired senior executive officers will provide severance benefits based on local market practices, which the Compensation Committee expects will result in more modest severance benefits compared to the benefits of our current executive officers. These changes are also discussed in our Responses to Stockholder Comment Section above.

—

The Company’s insider trading policy expressly prohibits any employee or director from engaging in hedging activities involving our common stock, such as “cashless” collars, forward sales, equity swaps or other similar arrangements.

2011 Executive Compensation Program

The following section of this CD&A focuses on the compensation paid to the named executive officers during 2011. A discussion of the Company’s compensation philosophy and program as a whole follows this section. In addition, information regarding the market data referred to in this section, including the companies comprising the “Swedish peer group” and the “international peer group,” may be found later in this CD&A.

2011 Base Salaries

In determining base salary levels for 2011, the Compensation Committee reviewed the market data discussed later in this CD&A, the Company’s exceptional financial performance in 2010, the individual performance of each named executive officer (both throughout the course of their tenure with the Company and during 2010), information provided by the Vice President, Human Resources, and the recommendations of the CEO with respect to the base salaries for the named executive officers other than himself. Based on such review, the Compensation Committee approved the following adjustments:

—

Mr. Carlson received a 12% base salary increase. Mr. Carlson’s 2011 base salary was 10% below the median for the Swedish peer group, and 11% below the international peer group. Mr. Carlson’s base salary comprised approximately 46% of his total direct compensation in 2011.

—

Mr. Wallin received a 6.5% base salary increase. Mr. Wallin’s 2011 base salary was approximately 3% lower than the median base salary of the Swedish peer group and 12% below the international peer group. Mr. Wallin’s base salary comprised approximately 53% of his total direct compensation in 2011.

—

Mr. Brenner received a 8.1% base salary increase. Mr. Brenner’s 2011 base salary was approximately 1% higher than the median base salary reflected in the German market data. Mr. Brenner’s base salary comprised approximately 56% of his total direct compensation in 2011.

—

Mr. Dahlén received a 5.9% base salary increase. Mr. Dahlén’s 2011 base salary was approximately 13% higher than the median base salary reflected in the Asian market data. Mr. Dahlén’s base salary comprised approximately 52% of his total direct compensation in 2011.

—

Mr. Fredin received a 50% base salary increase, which reflects the additional responsibilities related to his appointment to the role of President, Autoliv Americas. Mr. Fredin’s base salary in this role is 17% less than the base salary paid to his predecessor, which the Compensation Committee believes was appropriate because it was his first year in this role. Such salary adjustment was based primarily on an internal review of the base salaries of our other Regional Presidents. Mr. Fredin’s base salary comprised approximately 51% of his total direct compensation in 2011.

2011 Annual Non-Equity Incentive Award Levels and Total Cash Compensation

As described in greater detail below under “Key Elements of Compensation Program,” our named executive officers have an opportunity to earn an annual non-equity incentive based upon the Company’s Operating Income. Target amounts are a percentage of each executive’s base salary. The Compensation Committee primarily reviewed the market data discussed below to determine target annual non-equity incentive levels for 2011. In order to more closely align total cash compensation with the median of the relevant market data, the Compensation Committee increased Mr. Wallin’s target annual non-equity incentive level by 5%, and Messrs. Brenner’s and Dahlén’s target annual non-equity incentive levels by 10%. Mr. Carlson did not receive an increase to his target annual non-equity incentive award. The Company’s 2011 Operating Income was approximately 102% of 2010 Operating Income; accordingly, each named executive officer received a slightly above-target level annual non-equity incentive award.

The following summarizes (i) the total cash compensation of each named executive officer compared to the median of the relevant market data and (ii) the percentage of total direct compensation comprised of the annual non-equity incentive compensation in 2011.

—

Mr. Carlson’s 2011 total cash compensation was 3% below the median of the Swedish peer group and 10% below the median of the international peer group. Mr. Carlson’s target annual non-equity incentive award for 2011 comprised approximately 28% of his total direct compensation in 2011.

—

Mr. Wallin’s 2011 total cash compensation was 1% below the median of the Swedish peer group and 12% below the median of the international peer group. Mr. Wallin’s target annual non-equity incentive award for 2011 comprised approximately 18% of his total direct compensation in 2011.

—

Mr. Brenner’s 2011 total cash compensation was 32% below the median of the German market data. Mr. Brenner’s target annual non-equity incentive award for 2011 comprised approximately 25% of his total direct compensation in 2011.

—

Mr. Dahlén’s annual non-equity incentive award is consistent with that of our other Region Presidents. Market data regarding total cash compensation was not provided for Mr. Dahlén due scarce local data. Mr. Dahlén’s target annual non-equity incentive award for 2011 comprised approximately 23% of his total direct compensation in 2011.

—

Mr. Fredin’s annual non-equity incentive award is consistent with that of our other Region Presidents. As discussed below, the Compensation Committee did not review market data for Mr. Fredin in 2011. Mr. Fredin’s target annual non-equity incentive award for 2011 comprised approximately 23% of his total direct compensation in 2011.

2011 Equity Incentive Awards

In 2011, the Compensation Committee decided to award each of our named executive officers the same assumed value of equity incentive awards as they received in 2010. The “assumed value” of the equity awarded to the named executive officers is based on the assumed value discussed on page 41 below, under the heading “How We Value Equity Awards.” In general, the Compensation Committee determines the value of equity awards after reviewing equity incentive levels in the Swedish peer group and the international peer group for the CEO position. Because the value of Mr. Carlson’s total direct compensation was above the median total direct compensation of both peer groups, the Compensation Committee did not increase Mr. Carlson’s equity incentive awards above the assumed value that was granted in 2010. The equity levels of the other NEOs reflect the same relationship to base salary as the CEO’s base salary-to-equity levels.

The assumed value of the equity awards granted to our named executive officers in 2011 as a percentage of their total direct compensation is as follows: Mr. Carlson, 26%; Mr. Wallin, 29%; Mr. Brenner, 19%; Mr. Dahlén, 25% and Mr. Fredin, 26%.

2011 Total Direct Compensation

In 2011, the Compensation Committee reviewed total direct compensation levels against the median of the market data described later in this CD&A. The following summarizes the total direct compensation of each named executive officer compared to the median of the relevant market data.

—	Mr. Carlson’s 2011 total direct compensation is 28% above the median of the Swedish peer group and 10% above the international peer group.

—	Mr. Wallin’s 2011 total direct compensation is 29% above the median of the Swedish peer group and 6% above the international peer group.

—	Mr. Brenner’s 2011 total direct compensation is 29% below the median of the German market data.

—

Mr. Dahlén’s 2011 total direct compensation is consistent with that of our other Region Presidents. As discussed below, a local market assessment on total direct compensation was not performed for Mr. Dahlén due to scarce local data.

—	Mr. Fredin’s 2011 total direct compensation is consistent with that of our other Region Presidents. As discussed below, the Compensation Committee did not review market data for Mr. Fredin in 2011.

2011 Additional Benefits

As discussed later in the CD&A, the Company’s executive compensation program also includes pension and other retirement benefits (see page 42) and certain other items of compensation, such as a Company car. Based on the advice from Towers Watson, the Compensation Committee believes these benefits are appropriate for each of our named executive officers. However, the Compensation Committee does not include the value of these benefits in the executive’s total direct compensation, and therefore such benefits are excluded from the analysis above.

Compensation Philosophy and Overview

The Company believes that to achieve its strategic and financial objectives, it is necessary to attract, motivate and retain above-average management talent. In addition, total compensation offered to our executive management should ideally be based on local markets yet provide a shared responsibility for overall Company results which is aligned with the interests of the Company’s stockholders. Our compensation strategy is therefore based on principles of performance, competitiveness and fairness. In order to further these objectives, the Company sought a balanced distribution of fixed and variable incentive compensation elements over time by using several components of compensation. The Company believes that such a balanced compensation structure focuses our executive officers on long-term value stockholder value while providing fewer incentives for undue risk in the short-term.

We also consider the competitive environment where our significant operations and markets are located in order to provide a compensation package that optimizes value to the participant and cost to the Company. The Compensation Committee and management believe that it is their responsibility to use discretion and make informed judgments as to individual compensation packages or pay levels that may occasionally deviate above or below our target pay strategy based on such factors as:

—	Individual performance and potential relative to market.

—	Long-term succession planning and talent management.

—	Business conditions in our industry or the market overall as well as business or regulatory conditions in the executive’s area of responsibility.

—	Cases where individuals are asked to step into new roles and responsibilities for specific projects or strategic initiatives.

To meet our compensation philosophy, the compensation programs we provide have the following objectives:

OBJECTIVES
Objective A	Offer total compensation and benefits sufficient to attract, motivate and retain the management talent necessary to ensure the Company’s continued success
Objective B	Align the interests of the executives and the stockholders
Objective C	Reward performance in a given year and/or over a sustained period using straightforward programs to communicate our performance expectations
Objective D	Encourage company-wide cooperation among members of the executive, regional and business unit management teams and throughout the Company

Key Elements of Executive Compensation Program

With these objectives in mind, our Compensation Committee has built an executive compensation program within a framework that includes three principal compensation components: base salary, annual non-equity incentives, and equity incentives pursuant to our long-term stock incentive program. The Company’s compensation program also includes pension benefits and additional contractual arrangements to clarify the Company’s and the executive’s obligations under separation events such as a termination of employment or change of control of the Company.

The following tables summarize each of these programs, including how we establish and administer the compensation, benefits and executive programs and agreements. The Company generally sets cash-based compensation (including for all of our named executive officers) in the local currency of the country of service. Accordingly, the Company set compensation in Swedish kronor (“SEK”) for Messrs. Carlson and Wallin, in Euros (“EUR”) for Mr. Brenner, and in U.S. dollars (“USD”) for Mr. Fredin. Mr. Dahlén, though based in Thailand, is paid in EUR. The exchange rate trend of the U.S. dollar impacts the U.S. dollar amounts of compensation reported in this Proxy Statement. For ease of reference, we use the following exchange rates for 2011 (1 USD = 0.75 EUR = 6.4 SEK) throughout this Proxy Statement. For historic numbers, we have converted the compensation paid in prior years by the same exchange rate in order to facilitate comparison. Thus, while the historic amounts paid do not change, due to fluctuations in exchange rates, amounts reflecting historic figures in this Proxy Statement may differ significantly from disclosure in previous years.

We also note that the exchange rate prevailing at the time of the Compensation Committee’s review of compensation levels (generally this occurs in the December prior to the year in which the compensation is paid) may vary, compared to the exchange rates prevailing at the time of this Proxy Statement (generally the proxy statement is prepared after the year in which the compensation is paid).

ANNUAL COMPENSATION
Objective(s) Furthered
Base Salary

Purpose. Provides a set level of pay that sustained individual performance warrants. We believe a competitive base salary is important to attract and retain an appropriate caliber of talent for the position.

How We Determine Base Salaries. The initial base salary pay levels are primarily a function of the Compensation Committee’s assessment of the market where the executive will be located, the compensation required to induce the executive to accept a position at the Company and the Company’s need to fill the position either internally or externally.

The base salaries of our named executive officers are reviewed every year. The Compensation Committee considers changes in base salary levels after it reviews the base salary levels of the relevant peer group or local market data (per position), as well as the level of base salary annual increases in each of the major markets from where the Company may source executive talent. The Compensation Committee seeks to meet median base salary levels of the relevant peer group or local market data over time (please see the section on “Executive Compensation Process” below). For 2011, this adjustment process applied to all named executive officers.

In addition to market data, the Compensation Committee also reviews Company’s financial performance, the named executive officers’ individual performance, input from the Vice President, Human Resources, and the recommendations of the CEO with respect to the base salaries for the named executive officers other than himself. The Compensation Committee reviews, provides feedback and approves final recommendations for our named executive officers.

Historically, the Compensation Committee has aimed for base salaries for our named executive officers and other senior executive officers to represent roughly half of the total of the three elements of total direct compensation mentioned above.

A

ANNUAL COMPENSATION
Objective(s) Furthered
Annual Non-Equity Incentives

Purpose. Recognizes short-term performance against established annual financial performance goals of the Company (payable in the year following the year in which it was earned).

How We Determine Annual Non-Equity Incentives. For our named executive officers and most other executives, the Company pays an annual non-equity incentive based on a “target amount” and the Company’s “Operating Income.” Target amounts are a percentage of the executive’s base salary (for details on the target amounts for our senior executives see page 51). Annual non-equity incentive awards are determined by awarding a percentage of the target amount based on the Company’s “Operating Income” in the year for which bonus is calculated compared with the previous year’s Operating Income.

—      Threshold: If the Operating Income is 70% or less of the previous year’s Operating Income, the Company does not pay any annual incentive.

—      Maximum: If the Operating Income is 130% or more of the previous year’s Operating Income, the payment equals two times the target amount, the maximum payout under the program.

—      Target: Where the relevant Operating Income is between 70% and 130% of the previous year’s Operating Income, the incentive is calculated through linear interpolation (“along a straight line”) between said levels.

For more information on these profit targets, please see the table in the section “Executive Compensation Implementation — Annual Non-Equity Incentive” below.

The Company believes that using a single, established profit measure provides clear direction to our executives and promotes our goal of a “one team” approach through shared responsibility for overall results. In addition, the Company believes that a single performance metric enhances the transparency of our annual incentive program and provides easy-to-understand information to our investors. Finally, we believe a metric based on overall Company performance rather than individual or local performance mitigates the risk of excessive risk-taking that could arise from individual performance based incentives. We believe this simple, transparent approach supports good corporate governance, a belief that is evidenced by the program operating largely unchanged for several years.

A, B, C & D

ANNUAL COMPENSATION
Objective(s) Furthered

However, the Company also recognizes that using a single performance metric has limitations. For instance, where the overall market for the Company’s products is impacted by extraordinary economic circumstances, a single performance metric based on profit may result in no annual non-equity incentive awards being attainable, even if the Company out-performs its competitors and the overall market. Similarly, extraordinary, non-recurring events may also impact whether annual non-equity incentive awards are attained or not, resulting in unintended incentives for management. Therefore, the Compensation Committee may exercise its discretion, subject to the terms and conditions of the Company’s compensation plans, to propose certain adjustments to this performance metric. The Compensation Committee has not exercised such discretion in recent years.

The Compensation Committee reviews the annual non-equity incentive opportunities for each of our named executive officers every year. In 2011, the Compensation Committee considered changes in annual non-equity incentive opportunities after it reviewed the target annual non-equity incentive opportunities of the relevant peer group and local market data (per position). Historically, the Compensation Committee has aimed for annual non-equity incentive opportunities for our named executive officers, at target, to represent approximately 20-30% of their total direct compensation.

LONG-TERM INCENTIVES
Objective(s) Furthered
Equity Incentives Pursuant to Our Stock Incentive Program

Purpose. The Company believes that equity ownership in the Company provides our executive officers with a long-term incentive to build value for our stockholders. We award both stock options and restricted stock units (RSUs) under our stock incentive program.

—      Options have value only if the stock price increases over time and thus reward creating value for stockholders.

¡       This characteristic ensures that our named executive officers have a meaningful portion of their compensation tied to future stock price increases and there is an upside incentive for positive stock price performance.

A, B & C

LONG-TERM INCENTIVES
Objective(s) Furthered

¡       In periods of flat or negative stock performance, however, options provide only limited retention value.

—      The compensation value of an RSU does not depend solely on future stock price increases. Although the value of an RSU may fluctuate over time based on the stock price, the Company believes that RSUs provide a more powerful tool to retain valuable executives because:

¡       RSUs are easy to understand and communicate;

¡       RSUs balance the issuance of options in that they help to mitigate leverage and reduce the incentive to focus on short-term growth:

¡       by vesting after three years, RSUs encourage the executive to stay with the Company or forfeit significant accumulated value, even in periods of flat or negative stock performance; and

¡       by vesting after three years, RSUs also mitigate excessive risk-taking by focusing management on long-term value creation and avoiding excessive risk taking.

The Compensation Committee generally allocates equity incentives at a ratio of three options per RSU granted to our named executive officers.

How We Determine Long-Term Incentives. The Compensation Committee begins its process for determining the grant levels based on a review of competitive market pay levels and trends provided by the independent compensation consultants, a review of historical grant levels, and the recommendations of our CEO for grants to senior executives. The Compensation Committee then approves the number of stock options and RSUs to be granted to the CEO and to other senior executives (including the other named executive officers). The Compensation Committee has delegated the authority for the determination and allocation of certain grants under our long-term incentive plan to the CEO, subject to established grant limits and the Compensation Committee’s review.

LONG-TERM INCENTIVES
Objective(s) Furthered

Over time, the Compensation Committee has granted equity to our named executive officers at levels consistent with the overall long-term incentive levels outlined below. The Compensation Committee also considers the resulting total direct compensation of our named executive officers relative to the benchmark median levels of total direct compensation of our peer groups or local market data, subject to any modifications the Compensation Committee believes are necessary, based on individual performance, industry conditions and other criteria as discussed in “Compensation Philosophy and Overview” above.

Where deemed necessary, the Compensation Committee may also grant stock options and/or RSUs for retention or compensation purposes outside the normal annual grant process and/or in connection with new hires.

How We Value Equity Awards. For accounting purposes, and to calculate the grant-date fair value of awards for disclosure in this Proxy Statement, we follow the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718. However, when internally assessing and communicating equity compensation, we use a simplified model which assumes that the value of an RSU is the closing price for a share of our common stock on the NYSE on the day of the grant and that the value of an option is one-third that of an RSU. While admittedly simplified, this provides a simple and understandable tool to communicate the value of equity awards internally.

Long-term incentives for our named executive officers are intended to represent a significant part of their total direct compensation. Historically, the Compensation Committee has aimed to allocate approximately 30-40% of our named executive officers’ total direct compensation to long-term incentives.

RETIREMENT / POST-EMPLOYMENT COMPENSATION
Objective(s) Furthered
Pension and other Retirement Benefits

Autoliv operates certain supplemental retirement benefit programs, in addition to the mandatory programs required by local national statutes, and pays pension benefit premiums for our named executive officers that are competitive with customary local practice. The programs’ terms are as follows:

Defined Contribution Programs (individual retirement investment from Company contributions). Since 2007, all newly hired or promoted senior executives participate in defined contribution plans rather than defined benefit plans (with the exception of certain senior executives that participate in location-specific defined benefit plans, as in the case of Mr. Fredin). Currently, our CEO, our CFO, and Messrs. Brenner and Dahlén participate in this plan. In 2011, the Compensation Committee approved an increase to the Company contributions for each such executive. For the CEO, the Company contributes an amount equal to 40% of his annual base salary to the plan. For the CFO, the Company contributes an amount equal to 35% of his annual base salary, and for Mr. Brenner, 30%. For Mr. Dahlén, the Company contributes 24% of his base salary to the plan, reflective of his expatriate compensation package.

During 2011, Mr. Fredin participated in a 401(k) plan available to U.S. based employees. Under this plan, the Company makes an employer matching contribution equal to 100% of the first 3%, and then equal to 50% of the next 2%, of employee contributions (expressed as percentage of base pay), up to certain limits. Mr. Fredin also participated in a non-qualified defined contribution plan, pursuant to which the Company matches 80% of employee contributions up to 7% of annual base pay.

Defined Benefit Program. As noted above, since 2007, with certain exceptions, all newly hired or promoted senior executives participate in a defined contribution plan rather than a defined benefit plan. The program’s normal retirement age is 65. Mr. Carlson participated in a Company defined benefit plan prior to becoming CEO. Mr. Fredin participates in a U.S. tax-qualified defined benefit plan, as well as a supplemental defined benefit plan. Additional information

A

RETIREMENT / POST-EMPLOYMENT COMPENSATION
Objective(s) Furthered

regarding these plans is described later under “Pension Benefits.” Other than Messrs. Carlson and Fredin, none of our named executive officers are parties to a defined benefit arrangement with the Company.

Based on advice from our benefits consultants, the Company believes these benefits are consistent with the benefits of companies in the levels of large Swedish companies. The Company periodically reviews competitive market practices to take advantage of cost-saving opportunities and to ensure our pension benefits are competitive and cost efficient for our non-executive officers and for the Company.

Retiree Medical Plan. Mr. Fredin is covered by a retiree medical plan, pursuant to which, upon his attaining age 55 and a minimum of 15 years of service, the Company will make a premium contribution of $33.33 per month for each year of service from age 55 to 65 and $8.33 per month for each year of service for ages 65 and over. This plan was available to all employees of Autoliv ASP hired prior to 2004, at which time the plan was frozen to new participants. The plan may be terminated at any time for both current employees and current retirees/participants with no obligation or benefit payout.

Change of Control/ Severance Programs	The Company provides severance and change of control benefits to our named executive officers under their employment and severance agreements. Our named executive officers have employment agreements with the Company that provide for a notice of termination of employment by the Company of 18 months. The employment agreements also provide that, except in certain limited circumstances, for 12 months following an executive’s termination of employment, he or she will be subject to a non-competition agreement, and in consideration for such non-competition agreement, the Company will make monthly severance payments for 12 months, except for Mr. Dahlén (due to his expatriate status). In addition, when terminated involuntarily, the executives are, according to their employment agreements, entitled to their full salary and benefits for their 18 months’ notice period plus (except for Mr. Dahlén ) a lump sum severance payment (calculated as described on pages 62-67 of this proxy).	A & B

RETIREMENT / POST-EMPLOYMENT COMPENSATION
Objective(s) Furthered

Our named executive officers, with the exception of Mr. Dahlén, also have severance arrangements with the Company which, in case of a termination of employment in connection with a Change of Control, provide for lump sum severance payments (calculated as described on pages 62-67 of this proxy), in lieu of any benefits under their employment agreements. These arrangements are provided to our most senior executive officers as a competitive pay package component to encourage executives to remain focused on the Company’s business in the event of rumored or actual fundamental corporate changes.

In December 2010, the Board of Directors approved a policy limiting future change-in-control (CiC) severance agreements to a “double-trigger” arrangement, which means that the severance benefit is not provided unless the participant incurs an involuntary termination within a designated period following a change of control.

In November 2011, the Board of Directors approved a policy that provides new hires with CiC provisions that follow local market practice.

In addition, pursuant to the 1997 Plan, outstanding equity awards will become fully vested upon the occurrence of a change of control.

The “change of control” definition contained in the 1997 Plan and change of control severance arrangements is predicated on actual consummation of a corporate transaction, such as a merger, rather than upon stockholder approval of the transaction. This avoids an inadvertent “early trigger” of any change of control provisions should the transaction fail to close.

We do not provide tax gross-up protection for change of control excise taxes (i.e. U.S. taxes under Section 4999 of the Internal Revenue Code applied to change of control payments that exceed certain amounts) to our named executive officers.

Results of 2011 Say-On-Pay Proposal

At our annual meeting of stockholders held on May 10, 2011 approximately 87% of the stockholders who voted on the “say-on-pay” proposal approved the compensation of our named executive officers, while approximately 6% voted against (with approximately 7% abstaining). In considering the results of this most recent advisory vote on executive compensation, our Compensation Committee concluded that the stockholder vote reflects strong stockholder support of the compensation paid to our named executive officers and the compensation philosophy and objectives of the Company.

Also at the annual meeting of stockholders on May 10, 2011 the stockholders expressed a preference that advisory votes on executive compensation occur every year. Consistent with this preference, the Board determined to implement an advisory vote on executive compensation every year until the next required vote on the frequency of stockholders votes on the compensation of executives, which is scheduled to occur at the 2017 annual meeting.

Executive Compensation Process

The Role of the Compensation Consultants and Market Data. The Compensation Committee periodically solicits the advice of compensation consultants during the fiscal year to ensure that the Company’s compensation program is competitive with compensation programs offered by the companies in its peer group and companies in the markets in which the named executive officers are located. The Compensation Committee annually reviews our named executive officers’ pay levels and target incentive opportunities versus the competitive market and considers information provided by the consultants regarding trends, input from the Vice President, Human Resources, the CEO’s recommendations as to compensation for our named executive officers (other than himself) and other relevant factors as discussed above in the “Compensation Philosophy and Overview” section.

In 2011, the Company retained Towers Watson and Mercer Human Resource Consulting AB (“Mercer”) for this purpose. Mercer was assigned to provide general advice regarding executive compensation and incentive programs. Mercer also provided market data for the Asian market, as discussed in greater detail below. Towers Watson was, at the direction of the Compensation Committee, assigned specific tasks related to compensation of senior executive officers including:

—	review of peer group and pay changes in the 2011 employment market,

—	provide market assessment surveys regarding our named executive officers outside of Sweden, and

—	remuneration analysis for the Compensation Committee.

The Compensation Committee’s objective is for our named executive officers’ total direct compensation (base salary plus target annual non-equity incentives plus the assumed value of long-term incentives), to approximate the market median, +/- 25%. The Compensation Committee intends, in those instances where our named executive officers’ base salary and non-equity incentive levels deviate from the median, to further align such elements of compensation with the relevant market data over time. In addition, the Compensation Committee reviewed the median total cash compensation (base salary plus target annual non-equity incentive) of the relevant market data.

For our named executive officers, the Compensation Committee has transitioned from using an international peer group to using an international peer group as well as market data from the countries where senior executives are located, using the most current remuneration data available in those selected markets. For our 2011 named executive officers, this includes local market data from Sweden, Germany and Asia. As described in greater detail below, with respect to market data for Sweden and Germany, Towers Watson used its internal proprietary non-disclosed compensation database to assess local market compensation levels for executive roles operating within the automotive and manufacturing industries. Such market assessments are based on our named executive officers’ role, characteristics and responsibilities including job function, reporting level and other organizational financial and organizational scope measures, including revenue responsibility, employees, and geographical responsibility. The market data contained information regarding the assessed level of base salary, total cash compensation and total direct compensation. The Asian market data was derived from surveys provided by Mercer.

Messrs. Carlson and Wallin. In considering compensation for 2011 for our named executive officers based in Sweden (Messrs. Carlson and Wallin), the Company reviewed market data (base salary, total cash compensation and total direct compensation) from a peer group consisting of large-cap Swedish companies that have global industrial operations in major manufacturing markets of North America, Europe and Asia (the “Swedish peer group”) and market data from a peer group consisting of large-cap international companies that have global industrial operations but are located in Sweden, the U.S., France, UK and Germany (the “international peer group”). Towers Watson chose the companies that comprise the Swedish peer group based on total revenue and number of employees (ranges of 25th percentile to 75th percentile were used) and are as follows $4.1 billion to $14.1 billion in revenue and 14,000 to 47,000 employees. The international peer group was comprised of companies selected by Towers Watson from its internal database based on total revenue and number of employees (ranges of 25th percentile to 75th percentile were used) and are as follows: $5.4 billion to $10.7 billion in revenue and 30,500 to 49,500 employees. The companies comprising the Swedish peer group and the international peer group are disclosed below.

Mr. Brenner. In considering compensation for 2011 for Mr. Brenner, the Compensation Committee reviewed a market assessment (base salary, total cash compensation and total direct compensation) from Towers Watson. Towers Watson compiled its market assessment using German market compensation data drawn from its internal database for selected executives with similar employment characteristics and responsibilities as Mr. Brenner within the automotive or manufacturing industries. These employment characteristics and responsibilities include job function, reporting level, and other organizational measures (including revenue responsibility, employees, and geographical responsibility).

Mr. Dahlén. Mr. Dahlén is an expatriate located in Thailand, a market for which there is limited local market compensation data available. As a result, in considering compensation for 2011 for Mr. Dahlén, the Compensation Committee reviewed market data (base salary, total cash compensation and total direct compensation) from Mercer’s proprietary surveys that are available to Mercer clients. The Company did not have any input into the selection of the companies included in the surveys, and the identities of the specific companies included in the surveys were not disclosed. The data was also adjusted as appropriate to accommodate certain differences between Thailand, other Asian markets and Sweden (due to Mr. Dahlén’s origin).

Mr. Fredin. Mr. Fredin was not a Regional President at the end of 2010 when 2011 compensation for senior executives was determined. Accordingly, the Compensation Committee did not review market data specific to Mr. Fredin. Instead, in connection with Mr. Fredin’s promotion to President, Autoliv Americas in March 2011, the Compensation Committee reviewed his then-current compensation package against the compensation packages received by other Autoliv Regional Presidents and the compensation package provided to his predecessor in such role. Accordingly, Mr. Fredin’s compensation package was primarily a result of internal benchmarking to other similar positions.

In addition to reliance on the market data information provided by Towers Watson and Mercer, the Compensation Committee has engaged an independent advisor, Mr. Gerrit Aronson, who reports directly to the Compensation Committee and is not otherwise employed or engaged by the Company. During 2011, Mr. Aronson attended all Committee meetings and provided independent perspectives and advice to the Compensation Committee on various aspects of the Company’s total compensation system and the market environment in which the Company operates.

Swedish Peer Group
Company	Country	Revenues ($ in millions)[1]	Number of Employees (in thousands)[1]
Alfa Laval	Sweden	4,406	11.1
Assa Abloy	Sweden	5,439	30.0
Atlas Copco	Sweden	9,908	31.8
Electrolux	Sweden	16,958	50.0
Ericsson	Sweden	32,085	82.4
Getinge	Sweden	3,545	12.1
Husqvarna	Sweden	5,295	15.0
SAAB	Sweden	3,830	13.2
Sandvik	Sweden	11,178	44.3
Scania	Sweden	9,646	32.0
Skanska	Sweden	21,258	52.9
SKF	Sweden	8,737	41.0
Swedish Match	Sweden	2,207	11.0
Trelleborg	Sweden	4,196	20.0
Volvo	Sweden	33,932	90.0

(1)	Revenues and number of employees are based on fiscal year 2009 data.

International Peer Group
Company	Country	Revenues ($ in millions)[1]	Number of Employees[1]
Assa Abloy	Sweden	5,185	30,000
Atlas Copco	Sweden	9,446	32,000
Cummins	U.S.	10,800	40,000
Electrolux	Sweden	16,168	50,000
Faurecia	France	11,336	58,000
GKN	UK	6,330	38,000
Lear	U.S.	9,700	75,000
MAN	Germany	14,640	48,000
Sandvik	Sweden	10,657	44,000
Sauer Danfoss	U.S.	1,160	6,000
Scania	Sweden	9,196	32,000
SKF	Sweden	8,330	41,000
Tenneco	U.S.	4,600	21,000
Textron	U.S.	10,500	32,000
Tomkins	U.K.	4,180	27,000
Trelleborg	Sweden	4,000	20,000
TRW	U.S.	13,100	64,000
Valeo	France	9,149	55,000

(1)	Revenues and number of employees are based on fiscal year 2009 data.

Role of the Chief Executive Officer. Our CEO and our Chairman regularly participate in the meetings of the Compensation Committee. During 2011, the CEO and Chairman were invited by the Compensation Committee to participate in all of its meetings. The Compensation Committee regularly holds executive sessions, excusing the CEO from the meeting, to discuss matters related to his compensation. The CEO and Vice President, Human Resources work together to develop a recommendation to present to the Compensation Committee with respect to the compensation package for each of the named executive officers, other than the CEO.

The Compensation Committee has delegated the authority for the determination of certain grants under our long-term incentive plan to the CEO, subject to established grant limits. The Compensation Committee reviews the compensation levels set by the CEO under the long-term incentive program, including grants to the other named executive officers. As a result, our CEO generally has a significant impact on the compensation paid to the other named executive officers.

Historical Executive Compensation Implementation

Base Salaries. The following table presents the salaries paid to our named executive officers in the past three fiscal years. The Company set compensation in SEK for Messrs. Carlson and Wallin, in EUR for Messrs. Brenner and Dahlén and in USD for Mr. Fredin. For historic numbers, we have converted the compensation paid in prior years by the same 2011 exchange rate in order to facilitate comparison.

Base Salaries of Our Named Executive Officers
Named Executive Officer	2011	2010	2009
Jan Carlson President and CEO	1,226,563	1,087,750	932,357
Mats Wallin(1) Chief Financial Officer	484,375	454,688	301,563
Günter Brenner President Autoliv Europe	620,000	573,333	546,667
Gunnar Dahlén(2) President Autoliv Asia	426,667	402,667	N/A
Steven Fredin(2)(3) President Autoliv Americas	387,167	N/A	N/A

(1)	Reflects what Mr. Wallin actually received in 2009, which includes the salary Mr. Wallin received as our corporate controller. On an annualized basis, Mr. Wallin would have received $440,625 if he had been the CFO for the entire year.

(2)	Mr. Dahlén was not a named executive officer in 2009. Mr. Fredin was not a named executive officer in either 2009 or 2010.

(3)	Reflects what Mr. Fredin actually received in 2011, which includes the salary Mr. Fredin received as our vice president of engineering. On an annualized basis, Mr. Fredin would have received $410,000 if he had been the President Autoliv Americas for the entire year.

Annual Non-Equity Incentive. The following table presents the annual incentive opportunities for each named executive officer expressed as a percentage of base salary. Award opportunities may vary among the Company’s named executive officers and overall may range from zero to 120% of their base salaries.

Annual Non-Equity Incentive Opportunity for Our Named Executive Officers in 2011
Named Executive Officers	Incentive as a % of Base Salary
	Threshold	Target	Maximum
Jan Carlson President and CEO	0%	60%	120%
Mats Wallin Chief Financial Officer	0%	35%	70%
Günter Brenner President Autoliv Europe	0%	45%	90%
Gunnar Dahlén President Autoliv Asia	0%	45%	90%
Steven Fredin President Autoliv Americas	0%	45%	90%

As discussed on page 38 above, the annual incentive performance metric is primarily based on the Company’s Operating Income performance compared to that of the previous year.

While the annual incentive performance metric may be adjusted by the Compensation Committee as discussed above, the Compensation Committee did not make any such adjustments for 2011.

Actual Pay-Out Annual Non-Equity Incentive Program
Year	Pay-Out
2011	1.08 x target
2010	2.00 x target
2009	0.00 x target

The table below presents the annual incentive earned by our named executive officers in the past three fiscal years.

Annual Non-Equity Incentives Paid to Our Named Executive Officers for 2011
Named Executive Officer	2011	2010	2009
Jan Carlson(1) President and CEO	794,813	1,312,500	0.00
Mats Wallin(1) Chief Financial Officer	183,094	272,813	0.00
Günter Brenner(1) President Autoliv Europe	301,320	401,333	0.00
Gunnar Dahlén(1)(2) President Autoliv Asia	207,360	281,867	N/A
Steven Fredin(1)(2) President Autoliv Americas	183,249	N/A	N/A

(1)	The average non-equity incentive award for 2009, 2010 and 2011, for each of Messrs. Carlson, Wallin and Brenner, who were named executive officers in each of 2009, 2010 and 2011, is $702,438, $151,969, and $234,218, respectively.

(2)	Mr. Dahlén was not a named executive officer in 2009. Mr. Fredin was not a named executive officer either in 2009 or 2010. If Mr. Fredin had been a named executive officer for the full year 2011, his non-equity incentive payment would have amounted to $199,260.

Annual non-equity incentive awards are directly tied to the Company’s performance. Accordingly, over the last several years, the amount of the non-equity incentive awards earned by our named executive officers has varied greatly. In 2009, no non-equity incentive awards were paid. In 2010, a maximum non-equity incentive award was paid. In 2011, each named executive officer earned slightly above his target annual non-equity incentive award. The differences in non-equity incentive awards between 2009, 2010 and 2011 reflect the impact of the financial crisis in 2009, the dramatic turn-around in Operating Income in 2010 and continued Operating Income growth in 2011.

Stock Incentive Program. Equity incentives are provided under the 1997 Plan, which has been approved by our stockholders and is administered by the Compensation Committee as described on pages 39-42 above.

The annual grant date for our Stock Incentive Program is in the first quarter of the fiscal year, following publication of our fourth quarter financial results. This is done to enhance corporate governance procedures and to avoid unintended burdens to participants as a result of “black-out periods.”

All stock options granted to our executive officers for 2011 expire after 10 years, have an exercise price equal to the closing price on the NYSE on the date of grant and are exercisable after one year of continued employment following the grant date. The 1997 Plan expressly prohibits repricing of options or stock appreciation rights (directly or indirectly) without prior stockholder approval.

All RSUs granted to our named executive officers vest after three years and are conditioned upon the named executive officer not having given notice of termination of employment prior to the vesting date.

In 2011, there were 241 participants in the Stock Incentive Program, compared to 234 in 2010 and 247 in 2009.

The following table presents the stock option and RSU awards (representing the number of shares of our common stock subject to such awards) to our named executive officers in the past three fiscal years.

Equity Awards to Our Named Executive Officers
Named Executive Officer	2011		2010		2009
	Options	RSUs	Options	RSUs	Options	RSUs
Jan Carlson President and CEO	14,280	4,760	24,000	8,000	60,000	20,000
Mats Wallin(1) Chief Financial Officer	5,534	1,845	9,300	3,100	3,750	1,250
Günter Brenner President Autoliv Europe	4,355	1,452	7,320	2,440	16,000	5,333
Gunnar Dahlén(2) President Autoliv Asia	4,355	1,452	7,320	2,440	N/A	N/A
Steve Fredin(1)(2) President Autoliv Americas	4,106	1,369	N/A	N/A	N/A	N/A

(1)	Mr. Wallin was appointed our CFO on July 9, 2009, after annual equity awards had already been granted to our executives and thus his equity incentive award in 2009 is not reflective of his position as CFO. Likewise, Mr. Fredin was appointed our President Autoliv Americas after annual equity awards had already been granted to our executives and thus his equity incentive award in 2011 is not reflective of his position as President Autoliv Americas.

(2)	Mr. Dahlén was not a named executive officer in 2009. Mr. Fredin was not a named executive officer in either 2009 or 2010.

Recoupment of Compensation

In February 2010, the Board adopted a policy wherein the Board will seek reimbursement of annual cash incentives earned on or after January 1, 2010 by an executive or senior manager (as such terms are defined in the policy) where: (i) the payment was predicated upon the achievement of specified financial results; (ii) said financial results were subsequently the subject of a restatement or other material adjustment; (iii) in the Board’s view the individual executive or senior manager engaged in misconduct, negligence or dereliction of duty that caused or contributed to the need for the restatement or material adjustment; and (iv) a lower payment would have been made to the executive or senior manager based upon the correct financial results. In each such instance, the Company will seek to recover the individual’s entire annual non-equity incentive bonus for the relevant period, plus a reasonable rate of interest.

Stock Ownership Policy for Non-Employee Directors

In February 2012, the Board adopted a stock ownership policy for its non-employee members. Provided that our stockholders approve the proposal to amend the 1997 Plan, each non-employee member of the Board, effective January 1, 2012, will be required to hold a number of shares of our common stock having a value equivalent to one-year’s annual base retainer (currently $170,000, or in the case of the Chairman of the Board, $340,000). The non-employee directors will have three years to reach the minimum ownership requirements. The ownership requirements will increase or decrease, respectively, with changes in the annual base retainer. In the event of any such changes in the annual base retainer, the non-employee directors will have one year from the effective time of such change to reach his or her new minimum ownership requirement.

Tax and Accounting Considerations

Section 162(m) of the United States Internal Revenue Code of 1986, as amended (the “U.S. Internal Revenue Code”) generally disallows a tax deduction to public companies for annual compensation over $1 million paid to their chief executive officers and the three other most highly compensated executive officers (other than their chief financial officers) that is not “performance based” (as defined in the U.S. Internal Revenue Code). The 1997 Plan includes certain necessary provisions to allow the Compensation Committee to structure the employee incentive compensation programs that our most highly compensated officers participate in to comply with the U.S. Internal Revenue Code’s definition of performance-based compensation. Notwithstanding the foregoing, the Compensation Committee retains the discretion to authorize incentive payments that may not be deductible if it believes that doing so would be in the best interest of the Company and its stockholders.

EXECUTIVE COMPENSATION

Summary Compensation Table(1)

The following table shows information concerning the annual compensation for services provided by our President and CEO, our CFO and our three other most highly compensated executives in the fiscal years ended December 31 in the periods 2009, 2010 and 2011:

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total
Jan Carlson President and CEO	2011	$1,226,563	$347,242	$332,296	$794,813	$54,188	$1,282,476	$4,037,578
	2010	$1,087,750	$357,600	$327,360	$1,312,500	$(13,864)	$342,577	$3,427,787
	2009	$932,357	$326,200	$235,800	$0	$44,938	$411,735	$1,951,030

Mats Wallin Chief Financial Officer (5)	2011	$484,375	$134,593	$128,776	$183,094	N/A	$201,865	$1,132,703
	2010	$454,688	$138,570	$126,852	$272,813	N/A	$128,991	$1,121,914
	2009	$301,563	$20,388	$14,738	$0	N/A	$159,180	$495,869

Günter Brenner	2011	$620,000	$105,923	$101,341	$301,320	N/A	$200,533	$1,329,117
President	2010	$573,333	$109,068	$99,845	$401,333	N/A	$178,591	$1,362,170
Autoliv Europe	2009	$546,667	$86,987	$62,880	$0	N/A	$186,592	$883,126

Gunnar Dahlén (5) President Autoliv Asia	2011	$426 667	$105,923	$101,341	$207,360	N/A	$183,658	$1,024,949
	2010	$402,667	$109,068	$99,845	$281,867	N/A	$173,888	$1,067,335

Steven Fredin (5)(6) President Autoliv Americas	2011	$387,167	$99,869	$95,547	$183,249	$178,600	$66,466	$1,010,898

(1)	The amounts contained in the table were paid in either Swedish Kronor, Euro or USD. All amounts have been converted to dollars using the following exchange rates (refer to page 36); 1 USD = 6.4 SEK = 0.75 EUR.

(2)	The numbers reflect the aggregate grant-date fair value of the options and RSUs granted in each respective year, calculated in accordance with Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (FASB Topic 718). The fair value of the RSUs was based on the stock price on the date of grant. The assumptions made in the valuation of the options are contained in Note 1 “Stock Based Compensation” in the Company’s Annual Report.

(3)	All amounts contained in the column relate to Change in Pension Value as used for accounting purposes. In 2010, Mr. Carlson’s pension value decreased by $13,864.

(4)	All other compensation for 2011 consists of (i) for Messrs. Carlson, Wallin, Brenner, Dahlén, and Fredin, the aggregate incremental cost to the Company of a company car, which is $24,796, $22,984, $14,533, $8,000, and $11,250, respectively; (ii) for Messrs. Carlson, Wallin, Brenner, and Dahlén, $490,625, $169,531, $186,000 and $108,169 respectively, contributed by the Company to their defined contribution plans; (iii) for Mr. Fredin, $8,332 in matching contributions to the U.S. 401(k) plan and $19,391 contributed to the Autoliv North America Non-Qualified Retirement Plan); (iv) for Mr. Fredin $7,340 for a club membership and $12,450 for healthcare benefits, and $7,702 in tax gross-up payments related to his use of a company car; (v) for Mr. Dahlén, the amount shown includes $43,440 for his accommodations, $11,629 for a club membership, a $8,810 home leave travel benefit as well as tax gross-up payments of $3,610 related to his club membership and home leave travel; (vi) for both Messrs. Carlson and Wallin, an additional $14,047 and $8,600, respectively, for the value of a vacation supplement based on Swedish labor practices; (vii) for each of Messrs. Carlson and Wallin, an additional $750 for healthcare; and (viii) for Mr. Carlson, $752,258 paid as settlement of earned but unused vacation days over a number of years, in accordance with Swedish legislation and practice.

(5)	Mr. Wallin was named our CFO in July 2009. Mr. Dahlén was not a named executive officer in 2009. See the CD&A above for more information. Mr. Fredin was not a named executive officer in either 2009 or 2010.

(6)	This amount reflects what Mr. Fredin actually received in 2011 as salary. On an annualized basis, Mr. Fredin would have received $410,000 had he been the President of Autoliv Americas the entire year.

See the CD&A above for more information.

2011 Grants of Plan-Based Awards Table

The following table summarizes grants of plan-based awards to named executive officers made in the year ended December 31, 2011:

Name	Grant Date	Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)(2)
			Threshold ($)	Target ($)(1)	Maximum ($)(1)
Jan Carlson	02/22/11	02/21/11				4,760			$347,242
	02/22/11	02/21/11					14,280	$72.95	$332,296
			0	735,938	1,471,875
Mats Wallin	02/22/11	02/21/11				1,845			$134,593
	02/22/11	02/21/11					5,534	$72.95	$128,776
			0	169,531	339,063
Günter Brenner	02/22/11	02/21/11				1,452			$105,923
	02/22/11	02/21/11					4,355	$72.95	$101,341
			0	279,000	558,000
Gunnar Dahlén	02/22/11	02/21/11				1,452			$105,923
	02/22/11	02/21/11					4,355	$72.95	$101,341
			0	192,000	384,000
Steve Fredin(3)	02/22/11	02/21/11				1,369			$99,869
	02/22/11	02/21/11					4,106	$72.95	$95,547
			0	169,675	339,350

(1)	These target and maximum amounts in some instances may vary slightly from the percentages of base salary outlined on page 50 as a result of rounding and exchange rate effects.

(2)	The numbers reflect the aggregate grant-date fair value of the options and RSUs calculated in accordance with FASB Topic 718.

(3)	Reflects Mr. Fredin’s target and maximum non-equity incentive plan award opportunities, prorated based on his increase in base salary and bonus opportunity in connection with his promotion to President Autoliv Americas. Mr. Fredin’s target and maximum non-equity incentive award opportunities would have been $184,500 and $369,000, respectively, had he been the President Autoliv Americas for the full year.

See the CD&A above for more information.

Outstanding Equity Awards at 2011 Fiscal Year-End

The following table summarizes the total number of securities underlying outstanding plan awards for the named executive officers in the year ended December 31, 2011:

		Option Awards(1)				Stock Awards(1)
Name	Year	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Un-exercisable	Option Exercise Price ($)	Option Expiration Date	Number of shares or Units of Stock that have not vested (#)	Market Value of Shares or Units of Stock that have not vested ($)(2)
Jan Carlson	2011		14,280	72.95	02/22/21	4,760	254,612
	2010	24,000		44.70	02/18/20	8,000	427,920
	2009	60,000		16.31	02/20/19	20,000	1,069,800
	2008	20,000		51.67	02/19/18
	2007	15,000		57.40	06/14/17
	2007	5,000		59.01	02/14/17
	2006	5,000		49.60	01/09/16
	2005	3,500		47.46	01/10/15
	2004	3,250		40.26	01/12/14
	2003	4,000		21.36	01/02/13
Mats Wallin	2011		5,534	72.95	02/22/21	1,845	98,689
	2010	9,300		44.70	02/18/20	3,100	165,819
	2009	3,750		16.31	02/20/19	1,250	66,863
	2008	1,900		51.67	02/19/18
	2007	750		59.01	02/14/17
	2006	750		49.60	01/09/16
	2005	375		47.46	01/10/15
Günter Brenner	2011		4,355	72.95	02/22/21	1,452	77,667
	2010	7,320		44.70	02/18/20	2,440	130,516
	2009	6,000		16.31	02/20/19	5,333	285,262
Gunnar Dahlén	2011		4,355	72.95	02/22/21	1,452	77,667
	2010	7,320		44.70	02/18/20	2,440	130,516
	2009	15,000		16.31	02/20/19	5,000	267,450
	2008	6,000		51.67	02/19/18
	2007	3,250		59.01	2/14/17
Steve Fredin	2011		4,106	72.95	02/22/21	1,369	73,228
	2010					2,300	123,027
	2009					5,000	267,450
	2008	4,500		51.67	02/19/18
	2007	5,500		59.01	02/14/17

(1)	The options and RSUs were granted on December 3, 2001, January 2, 2002, January 2, 2003, January 12, 2004, January 10, 2005, January 9, 2006, February 14, 2007, June 14, 2007, February 19, 2008, February 20, 2009, February 18, 2010, and February 22, 2011. All options granted are for 10-year terms with an exercise price equal to the fair market value on the NYSE on the date of grant and become exercisable after one year of continued employment following the grant date. All RSUs granted generally vest after three years and are conditioned upon the grantee not having given notice of termination of employment prior to such date.

(2)	The closing price on the NYSE for our common stock on December 30, 2011 (the last trading day of the year), was $53.49.

Option Exercises and Stock Vested During 2011

The following table summarizes for each of our named executive officers the option awards that were exercised and RSUs that vested during the year ended December 31, 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Jan Carlson	N/A	N/A	6,667	486,358
Günter Brenner	N/A	N/A	N/A	N/A
Gunnar Dahlén	N/A	N/A	2,000	145,900
Steve Fredin	6,900	219,834	1,500	109,425
Mats Wallin	N/A	N/A	633	46,177

(1)	The value realized upon exercise of stock options reflects the difference between the price of a share of our common stock on the date of exercise and the exercise price of the stock option.

(2)	The value realized on vesting of RSUs shown in the table above was calculated as the product of the closing price of a share of our common stock on the vesting date multiplied by the number of RSUs vested.

Pension Benefits

The following table summarizes the present value of the benefit (and other information) under the defined benefit plan of the Company for the named executive officers in the year ended December 31, 2011. Messrs. Wallin, Brenner and Dahlén do not participate in a defined benefit plan. Since 2007 when he became the CEO, Mr. Carlson no longer participates in a defined benefit plan.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments during Last Fiscal Year ($)
Jan Carlson(1)	Defined Benefit	2.0	340,669(2)	0
Mats Wallin	N/A	N/A	N/A	N/A
Günter Brenner	N/A	N/A	N/A	N/A
Gunnar Dahlén	N/A	N/A	N/A	N/A
Steve Fredin	Autoliv ASP, Inc. Pension Plan	20.176	387,800(3)	0
	Autoliv ASP, Inc. Excess Pension Plan	20.176	169,600(3)	0

(1)	Mr. Carlson participated in a defined benefit plan of the Company prior to becoming CEO. Pursuant to the terms of his defined benefit plan, were he to retire today Mr. Carlson would be entitled to an accrued benefit which shall be the sum of (a) 1.00% of the Average Final Earnings times years of Benefit Service earned before January 1, 2006, plus (b) 0.70% of the Average Final Earnings times years of Benefit Service earned after December 31, 2005, plus (c) 0.50% of Average Final Earnings in excess of Covered Compensation times years of Benefit Service up to 35 years.

(2)

The accumulated benefit is a measure of pension liabilities used for accounting purposes. The underlying calculation values accrued pensions for plan beneficiaries based on completed service and current salaries allowing for any required future increases on these benefits. Effectively, regarding pension benefits, the measure gives an approximate indication of the liability that would have to be met if the plan were frozen. The measure is market-based in that it values liabilities at market interest rates for investment grade bonds.

(3)	The actuarial present value of Mr. Fredin’s accumulated plan benefit is based on Mr. Fredin’s accrued benefit in each plan at December 31, 2011, using the plan’s benefit formula and actual earnings and service through December 31, 2011. The calculation is based on the same assumptions used for financial reporting purposes under generally accepted accounting principles with the following exceptions: (i) Mr. Fredin was assumed to retire on his normal retirement date of March 1, 2027, (ii) Mr. Fredin was assumed to elect a lump sum payment in both plans, payable on March 1, 2027, and (iii) no pre-retirement decrements (withdrawal, retirement, disability, or death) were assumed. Key assumptions used to calculate the defined benefit values as of December 31, 2011, are as follows: (i) discount rate of 4.60%. (ii) lump sum interest rates of 1.90% for the first five years, 4.45% for the next 15 years, and 4.70% thereafter, and (iii) mortality table RP20000 generational mortality with 70% blue collar adjustment, with projections.

U.S. Pension Plan. During 2011, Mr. Fredin participated in the Autoliv ASP, Inc. Pension Plan (which we refer to as the Pension Plan). The Pension Plan is a funded, defined benefit pension plan that provides benefits for the Company’s U.S. employees hired prior to January 1, 2004, who meet minimum age and service eligibility requirements. Subject to certain limitations, the monthly retirement benefit under the Pension Plan (assuming attainment of age 65, the retirement age specified by the plan, and an election to receive payments in the form of a life annuity), is determined in accordance with a formula that takes into account the following factors: the highest average of any consecutive five calendar years of pensionable earnings during the last ten years of employment (“average final earnings”), and the number of years of benefit service. The retirement benefit for Mr. Fredin under the Pension Plan is a monthly pension equal to 1/12th of the amount determined as follows:

—	1.0% of average final earnings times years of benefit service prior to 12/31/2005, plus

—	0.5% of average final earnings in excess of “Covered Compensation” times years of benefit service prior to 12/31/05, plus

—	0.7% of average final earnings times years of benefit service on or after 1/1/2006, plus

—	0.5% of average final earnings in excess of “Covered Compensation” times years of benefit service on or after 1/1/2006.

For purposes of this formula, “earnings” in a given year means the participant’s gross annual compensation, excluding amounts credited or paid under the key employees stock option and performance unit plan, long term incentive plans, severance pay, vacation pay and reimbursement for employment-related expenses, but including bonuses and incentive pay which is not, and has not been, subject to deferred income taxation under the Code. “Covered Compensation” means the average of the Social Security taxable wage bases during the 35-year period ending with the year in which the participant reaches the Social Security normal retirement age. Pension Plan benefits will begin when a participant reaches normal retirement age, defined as age 65. Benefits can begin as early as age 55, if the participant also has five years of vesting service, but the benefit will be lower than at normal retirement age.

Disability retirement is offered under the Pension Plan to participants who have at least 15 years of vesting service, are eligible to receive Social Security Disability benefits, become totally and permanently disabled while employed, and are not eligible to participate in long-term disability insurance.

Benefits under the Pension Plan are payable in the form of a lump sum or annuity, as selected by the participant. Participants in the Pension Plan will be 100% vested in their plan benefit after five years of vesting service or if they reach age 65 while employed by Autoliv. Mr. Fredin is fully vested in his benefits in the Pension Plan.

Supplemental Executive Retirement Plan. Mr. Fredin also participated in the Autoliv ASP, Inc. Excess Pension Plan (which we refer to as the Excess Pension Plan). The Excess Pension Plan is an unfunded, nonqualified defined benefit retirement plan, pursuant to which participating U.S. employees are eligible to receive a retirement benefit based on the benefit they would receive under the Pension Plan. Benefits payable under the Excess Pension Plan are calculated without regard to the limitations imposed by the Internal Revenue Code on the amount of compensation that may be taken into account under the Pension Plan. The purpose of the Excess Pension Plan is to supplement the benefits payable under the Pension Plan.

The supplemental benefit payable under the Excess Pension Plan is equal to the excess, if any, of (i) the monthly benefit that would be payable to the executive under the Pension Plan as of the later of age 65 or the executive’s separation from service, computed without regard to applicable Internal Revenue Code limitations, and computed as if amounts deferred under a bonus or incentive compensation plan had been counted as “earnings” under the Pension Plan), over (ii) the amount of monthly benefit payable to the executive under the Pension Plan as of the later of age 65 or the executive’s separation from service, as limited by the Internal Revenue Code and the terms of the Pension Plan. Benefits under the Excess Pension Plan will be payable in a single lump sum on the first day of the seventh month following the month in which the executive retires or otherwise separates from service. Mr. Fredin is fully vested in his benefits in the Excess Pension Plan.

Nonqualified Deferred Compensation

The following table sets forth certain information with respect to the Autoliv North America Non-Qualified Retirement Plan (which we refer to as the Non-Qualified Retirement Plan). Mr. Fredin is the only named executive officer that participates in the Non-Qualified Retirement Plan.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Jan Carlson	N/A	N/A	N/A	N/A	N/A
Mats Wallin	N/A	N/A	N/A	N/A	N/A
Günter Brenner	N/A	N/A	N/A	N/A	N/A
Gunnar Dahlén	N/A	N/A	N/A	N/A	N/A
Steven Fredin	34,627	19,391	9,366	0	868,197

(1)	Mr. Fredin’s contributions to the Non-Qualified Retirement Plan are included in the amount reported as “Salary” in the Summary Compensation table for fiscal year 2011.

(2)	The Company’s matching contributions to the Non-Qualified Retirement Plan are included in the “All Other Compensation” in the Summary Compensation table for Mr. Fredin for fiscal year 2011.

(3)	Aggregate earnings are not includable in the Summary Compensation table because such earnings are not above-market or preferential interest rates.

Pursuant to the Non-Qualified Retirement Plan, participants may elect to defer a stated percentage of their base salary for each plan year, as determined by the administrative committee of the plan; provided, however, that the amount deferred may not exceed 25% of a participant’s base salary. Earnings (and losses) are credited to participants’ accounts based on participant choices between various investment options and the rate of return determined by the administrative committee of the plan. Participants’ deferred incomes are not actually invested in the investment options, which are used instead as the growth measurement mechanism for accounts under the plan.

Participants are eligible to receive matching contributions equal to 80% of their deferred amounts. For plan years ending on or before December 31, 2008, deferred amounts in excess of 12% of the participant’s compensation were not eligible for matching contributions. For plan years beginning on or after January 1, 2009, deferred amounts in excess of 7% of the participant’s compensation are not eligible for matching contributions. Participants are always 100% vested in their deferred amounts and earnings thereon; provided, however, that matching contributions and earnings thereon in a participant’s account are subject to forfeiture if the participant is determined by the Board to have stolen Company assets, violated the Company’s Business Conduct Policy or disclosed confidential business or technical information of the Company to unauthorized third parties.

Participants may elect to receive distributions from their accounts on the first day of the seventh month following the occurrence of any one of the following distribution events as designated by the participant: (i) separation from service, (ii) death, (iii) attainment of normal retirement age (65), or (iv) attainment of early retirement age (age 55 and at least five years of service with the Company). Amounts will be distributed in one of the following forms, as selected by the participant: (i) a single lump sum, (ii) 60 approximately equal monthly installments or (iii) 120 approximately equal monthly installments.

Potential Payments Upon Termination or Change of Control

The Company has entered into agreements and maintains plans that may require the Company to make payments and/or provide benefits to our named executive officers in the event of termination of employment or a change of control.

Employment Agreements. The Company has an employment agreement with each of our named executive officers. The Company’s employment agreements obligate the Company to provide 18 months’ notice of termination of employment, in the case of Messrs. Carlson, Fredin (unless he is terminated for cause), Wallin and Dahlén, and 12 months’ notice of termination of employment, in the case of Mr. Brenner, as well as severance payments calculated as described below. Messrs. Dahlén, Wallin and Fredin must provide the Company with 6 months’ notice of resignation. Mr. Carlson must provide the Company with 12 months’ notice of resignation. Messrs. Carlson, Fredin, Wallin and Brenner’s agreements automatically terminate on the last day of the month before the executive’s 65th birthday. Except as provided below, following the executive’s termination of employment, Messrs. Carlson, Wallin, Brenner and Fredin are prohibited from competing with the Company for a period of 12 months. Such noncompetition covenant does not apply in the event that (i) the Company terminates Messrs. Carlson, Wallin and Brenner’s employment for any reason other than by reason of the executive’s breach of the agreement or Mr. Fredin’s employment for any reason other than for Cause, or (ii) Messrs. Carlson, Wallin and Brenner terminate employment due to the Company’s breach of the agreement or Mr. Fredin resigns for Good Reason. In consideration for such noncompetition, the Company is obligated to make monthly severance payments to the executive for 12 months. Such monthly payments will be equal to the difference between the executive’s monthly gross salary as of the date of his employment termination and any lower salary earned by the executive in any new employment. The monthly payment is limited to a maximum of 60% of the gross salary earned as of the date of his employment termination. The Company is not obligated to make such payments if the executive’s employment terminates due to his retirement. Mr. Dahlén is not subject to the noncompetition covenant and consequently would not receive the corresponding compensation after his termination of employment.

In addition to receiving full base salary and benefits during the notice period, if Messrs. Carlson, Wallin, and Brenner are terminated involuntarily by the Company other than for breach of the agreement or if Mr. Fredin is terminated involuntarily other than for Cause or he resigns for Good Reason, the executive would also be entitled to a lump sum severance payment equal to the sum of (i) the executive’s then-current annual salary, (ii) the average of the annual bonuses received by the executive for the two most recent fiscal years, or, if higher, the annual bonus for the fiscal year immediately prior to the year of termination, (iii) the annual taxable value of the benefit of a Company car, and (iv) the value of any pension benefits to which the executive would have been entitled to if he remained in service for one year following termination. For purposes of Mr. Fredin’s employment agreement, a termination by the Company by reason of Mr. Fredin’s disability will be treated the same as an involuntary termination other than for Cause. Mr. Dahlén would not be entitled to receive this additional lump sum severance payment under the terms of his employment agreement.

Severance Agreements. Each of the named executive officers, other than Mr. Dahlén, has a change-in-control severance agreements (“Severance Agreement”) with the Company

Pursuant to the terms of each of the Severance Agreements, in the event that during the two-year period following a change of control, (i) the executive terminates his employment for Good Reason or, for Messrs. Carlson, Wallin, and Brenner only, during the 30-day period commencing one year after the change of control, for any reason, or (ii) the Company terminates the executive’s employment for any reason other than death or for Cause (as defined in the Severance Agreements), the executive would be entitled to certain benefits. Messrs. Carlson, Wallin, Brenner and Fredin would be entitled to receive an immediate lump sum payment in an amount equal to 2.5 times the sum of (i) such executive’s then-current annual salary (or if higher, the salary in effect immediately prior to the first event or circumstances which constitutes Good Reason), (ii) the average of the annual bonuses received by the executive for the two most recent fiscal years, or the annual bonus for the fiscal year immediately prior to the fiscal year during which occurs the first event or circumstance constituting Good Reason, whichever is highest, (iii) the taxable value of the benefit of a Company car, and (iv) the value of any pension benefits to which the executive would have been entitled to if he remained in service for one year following termination. This payment is in lieu of other benefits under the executive’s employment agreement.

Because Mr. Dahlén does not have a Severance Agreement, the terms of his employment agreement would continue to apply to any termination following a change of control. Therefore, if Mr. Dahlén is involuntarily terminated following a change in control, he would continue to receive salary and benefits during the requisite 18-month notice period.

For purposes of Mr. Fredin’s employment agreement and the Severance Agreements, the following terms have the following meanings:

“Good Reason” generally means the occurrence of any one of the following events without the executive’s express written consent: (i) the assignment to the executive of any duties inconsistent with his status as an executive officer or a substantial adverse alteration in the nature or status of his responsibilities; (ii) any reduction in the executive’s annual base salary; (iii) relocation of the executive’s principal place of employment to a location more than 30 miles, or 45 miles, in the case of Mr. Fredin, from his then-current principal place of employment; (iv) the Company’s failure to pay any portion of the executive’s compensation; (v) the discontinuance of any compensation plan in which the executive participated which is material to his total compensation; (vi) in the case of Messrs. Carlson, Wallin and Brenner, any direct or indirect reduction of any material fringe benefit in place at the time of the change of control, or the Company’s failure to provide the number of paid vacation days to which executive is entitled; (vii) any purported termination of the executive’s employment which is not effected pursuant to the notice requirements under the Severance Agreement; or (viii) the failure by any successor to the Company to expressly assume the employment agreement.

“Cause” generally means (i) the willful and continued failure by the executive to substantially perform his duties, or (ii) the willful engaging by the executive in conduct which is demonstrably and materially injurious to the Company or its subsidiaries, monetarily or otherwise.

“Change of Control” generally means (i) the acquisition of 25% (or 20%, in the case of Mr. Fredin) or more of the Company’s voting securities; or (ii) the members of the Board of Directors cease to constitute a majority of the Board of Directors; or (iii) consummation of merger or consolidation unless (1) the current stockholders continue to own at least 60% of the surviving entity’s voting securities, or (2) such transaction was effected to implement a recapitalization of the Company in which no person acquires 25% or more of the Company’s voting securities; or (iv) stockholder approval of a liquidation or dissolution or consummation of an agreement for the sale or disposition of all or substantially all of the Company’s assets (unless the current stockholders continue to own at least 60% of the Company’s voting securities after such transaction).

Equity Awards. Pursuant to the 1997 Plan, upon the occurrence of a change of control, any outstanding options and RSUs held by the executive would become fully vested. Pursuant to the agreements evidencing awards granted under the 1997 Plan, upon the executive’s death or retirement, any outstanding RSUs held by the executive would become fully vested. Upon an executive’s involuntary termination of employment absent a Change in Control, any outstanding options and RSUs that would vest during the applicable notice period, if any, would become fully vested.

Estimated Payments to Messrs. Carlson, Wallin, Brenner, Dahlén and Fredin Upon a Qualifying Termination, Change of Control or Death or Disability. The following tables set forth the estimated value of the payments and benefits described above to each of Messrs. Carlson, Wallin, Brenner, Dahlén and Fredin upon a qualifying termination, change of control and death or disability. The amounts shown assume that the triggering events occurred on December 31, 2011. For the purpose of the calculations, the 2011 pension premiums for each named executive officer have been used. The amounts contained in the table would be paid in Swedish Kronor, Euro or USD. All amounts have been converted to dollars using the following exchange rates: 1 USD = 6.4 SEK = 0.75 EUR.

Jan Carlson
	Triggering Event
Estimated Potential Payment or Benefit	Voluntary Termination ($)	Involuntary Termination without Cause ($)		Involuntary Termination for Cause ($)	Change of Control ($)	Change of Control and Termination ($)		Death or Disability ($)
Lump sum cash severance payment	—	2,865,265	(4)	—	—	7,163,163	(4)	—

Estimated value of continuing salary/annual incentive payments during requisite notice period	1,226,563	2,575,781		2,575,781	—	—		—

Salary differential payments in consideration for noncompetition with the Company(1)	735,938	—		735,938	—	—		—

Continuing health, welfare and retirement benefits(2)	500,594	750,891		750,891	—	—		—

Value of accelerated vesting equity(3)	—	1,497,720		—	1,752,332	1,752,332		1,752,332

Value of company car	15,578	23,366		23,366	—	—		—

Total	2,478,673	7,713,023		4,085,976	1,752,332	8,915,495		1,752,332

Mats Wallin
	Triggering Event
Estimated Potential Payment or Benefit	Voluntary Termination ($)	Involuntary Termination without Cause ($)		Involuntary Termination for Cause ($)	Change of Control ($)	Change of Control and Termination ($)		Death or Disability ($)(6)
Lump sum cash severance payment	—	941,266	(4)	—	—	2,353,164	(4)	—

Estimated value of continuing salary/annual incentive payments during requisite notice period	242,188	896,094		896,094	—	—		—

Salary differential payments in consideration for noncompetition with the Company(1)	290,625	—		290,625	—	—		—

Continuing health, welfare and retirement benefits(2)	89,359	268,078		268,078	—	—		—

Value of accelerated vesting equity(3)	—	232,682		—	331,371	331,371		331,371

Value of company car	7,273	21,819		21,819	—	—		—

Total	629,445	2,359,939		1,476,616	331,371	2,684,535		331,371

Günter Brenner
	Triggering Event
Estimated Potential Payment or Benefit	Voluntary Termination ($)	Involuntary Termination without Cause ($)		Involuntary Termination for Cause ($)	Change of Control ($)	Change of Control and Termination ($)		Death or Disability ($)(6)
Lump sum cash severance payment	—	1,221,925	(4)	—		3,054,813	(4)	—

Estimated value of continuing salary/annual incentive payments during requisite notice period	310,000	899,000		899,000		—		—

Salary differential payments in consideration for noncompetition with the Company(1)	372,000	—		372,000		—		—

Continuing health, welfare and retirement benefits(2)	93,000	186,000		186,000		—		—

Value of accelerated vesting equity(3)	—	285,262		—	493,445	493,445		493,445

Value of company car	7,296	14,592		14,592

Total	782,296	2,606,779		1,471,592	493,445	3,548,258		493,445

Gunnar Dahlén
	Triggering Event
Estimated Potential Payment or Benefit	Voluntary Termination ($)	Involuntary Termination without Cause ($)	Involuntary Termination for Cause ($)	Change of Control ($)	Change of Control and Termination ($)		Death or Disability ($)(6)
Lump sum cash severance payment	—	—	—	—	—		—

Estimated value of continuing salary/annual incentive payments during requisite notice period	213,333	832,000	832,000	—	832,000	(5)	—

Salary differential payments in consideration for noncompetition with the Company(1)	—	—	—	—	—		—

Continuing health, welfare and retirement benefits(2)	85,824	257,472	257,472	—	257,472		—

Value of accelerated vesting equity(3)	—	397,966	—	475,633	475,633		475,633

Value of company car	4,000	12,000	12,000	—	12,000		—

Total	303,157	1,499,438	1,101,472	475,633	1,577,105		475,633

Steven Fredin
	Triggering Event
Estimated Potential Payment or Benefit	Voluntary Termination without Good Reason ($)	Involuntary Termination without Cause/ Resignation for Good Reason ($)		Involuntary Termination for Cause ($)	Change of Control ($)	Change of Control and Termination ($)		Death or Disability ($)(6)
Lump sum cash severance payment	—	768,541	(4)	—	—	1,921,353	(4)	—

Estimated value of continuing salary/annual incentive payments during requisite notice period	205,000	799,500		—	—	—		—

Salary differential payments in consideration for noncompetition with the Company(1)	246,000	—		246,000	—	—		—

Continuing health, welfare and retirement benefits(2)	31,392	94,175		—	—	—		—

Value of accelerated vesting equity(3)	—	390,477		—	463,705	463,705		463,705

Value of company car	5,625	16,875			—	—		—

Total	488,017	2,069,568		246,000	463,705	2,385,058		463,705

The following footnotes apply to each of the tables above:

(1)	Reflects a monthly payment of 60% of the monthly gross salary earned as of the date of the executive’s employment termination, multiplied by 12, which is the maximum amount available to the executive pursuant to the terms of his employment agreement. Mr. Dahlén does not receive this payment.

(2)	Reflects the value of the benefits disclosed in footnote (4) to the Summary Compensation table (with the exception of amounts paid as vacation supplements or settlements) that the executive would be entitled to during the requisite notice period. The estimated values are determined based on the Company’s cost of providing such benefits during 2011.

(3)	Reflects the value of unvested options and RSUs that vest (in whole or in part) upon the designated event, based on the closing price for our common stock on December 31, 2011 ($53.49). For the purpose of this calculation, outstanding unvested options having an exercise price greater than the closing price of our common stock on such date have a value of $0. As discussed above, upon an involuntary termination, the executive would be entitled to receive his compensation and benefits during the 18-month (or 12-month) notice period, including any equity awards that would vest during such period. The value of the equity awards upon an involuntary termination reflects the value of the RSUs that would vest during the 18-month (or 12-month) period following December 31, 2011, but does not assume that any options that would vest would necessarily be exercised. Upon a change of control, all options and RSUs vest in full. The value of the equity awards upon a change of control reflects the value of all unvested stock options and RSUs on December 31, 2011, and assumes a cash settlement of all unvested options.

(4)	The bonus portion of the estimated lump sum payment is based on the bonus paid during 2010.

(5)	Mr. Dahlén does not have a Severance Agreement. An involuntary termination following a change of control is treated as a normal involuntary termination and his benefits are calculated using the salary, bonus, and benefits payable during the 18 month notice period. Because his employment agreement does not specify how his bonus is to be calculated upon involuntary termination, his 2011 non-equity incentive target award is used in calculating the values of his involuntary termination.

(6)	Reflects for each named executive officer the value of unvested RSUs that vest upon the executive’s termination of employment by reason of disability.

ITEM 2

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

This proposal provides our stockholders with the opportunity to cast an advisory vote on the Company’s executive compensation program. As discussed in the Compensation Discussion and Analysis beginning on page 30, our compensation system plays a significant role in the Company’s ability to attract, retain, and motivate management talent, which the Board believes is necessary for the Company’s long-term success. The Board believes that its current compensation program directly links executive compensation to performance, aligning the interests of the Company’s executive officers with those of its stockholders.

The Board invites you to review carefully the Compensation Discussion and Analysis beginning on page 30 and the tabular and other disclosures on compensation under executive compensation beginning on page 31, and cast a vote either to endorse or not endorse the Company’s compensation of its named executive officers through the following resolution:

“Resolved, that stockholders approve the compensation of the Company’s named executive officers, including the Company’s compensation practices and principles and their implementation, as discussed and disclosed in the Compensation Discussion and Analysis, the executive compensation tables, and any narrative executive compensation disclosure contained in this Proxy Statement.”

While the vote does not bind the Board to any particular action, the Board values the input of our stockholders and will take into account the outcome of this vote in considering future compensation arrangements.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR” APPROVAL OF THE PROPOSAL.

ITEM 3

PROPOSAL TO AMEND THE

1997 STOCK INCENTIVE PLAN, AS AMENDED AND RESTATED

The Company currently maintains the 1997 Plan, which was originally approved by our stockholders on April 21, 1997, with subsequent amendments approved by our stockholders on May 6, 1999, April 27, 2004, and May 6, 2009. In order to align the directors’ long-term interests with those of our stockholders and provide a vehicle to assist non-employee directors in the achievement of the Company’s newly-adopted non-employee director stock ownership guidelines, the Board deems it to be in the best interests of the Company and its stockholders to permit grants of fully-vested stock awards under the 1997 Plan to its non-employee directors as payment of a portion of their annual retainers for service on the Board. In furtherance of this objective, on February 21, 2012, the Board adopted, subject to approval by the Company’s stockholders at this Annual Meeting, an amendment to the 1997 Plan to permit grants of awards of fully-vested shares of our common stock to members of the Board in satisfaction of all or a portion of their annual fee for service on the Board. This amendment is a material modification of the 1997 Plan under the listing standards of the NYSE and the rules of the SEC. Accordingly, the NYSE listing standards require stockholder approval of the amendment.

If the proposed amendment is not approved by our stockholders at the Annual Meeting, the 1997 Plan will remain in effect in accordance with its terms as in effect immediately prior to the Board’s approval of the amendment.

Summary of the 1997 Plan

The following summary of the 1997 Plan is qualified in its entirety by reference to the complete text of the 1997 Plan, which is attached hereto as Appendix A.

Important Provisions

The 1997 Plan contains a number of provisions that the Company believes are consistent with the interests of the Stockholders and sound corporate governance practices, including:

—

No repricing of stock options or SARs. The 1997 Plan prohibits the repricing of stock options or stock appreciation rights (SARs) without stockholder approval. This prohibition includes reducing the exercise price or base price after the date of grant or replacing, regranting or canceling a stock option or SAR for cash or another award.

—	No discounted stock options or SARs. All stock options and SARs must have an exercise price or base price equal to or greater than the fair market value of the underlying stock on the date of grant.

—

No liberal change-in-control definition. The change-in-control definition contained in the 1997 Plan is not a “liberal” definition that would be activated on mere stockholder approval of a transaction.

—	No liberal share counting. Pursuant to the 1997 Plan, shares returned to the Company to satisfy the exercise price of a stock option are not available for future grants.

—	Independent Committee. The 1997 Plan is administered by the Compensation Committee. All members of the Compensation Committee qualify as “independent” directors under the NYSE rules.

Purpose

The 1997 Plan is intended to promote the long term financial interests and growth of the Company by (i) attracting and retaining executive personnel, (ii) motivating executive personnel by means of growth-related incentives, (iii) providing incentive compensation opportunities that are competitive with those of other major corporations, and (iv) furthering the identity of interests of participants with those of our stockholders.

Administration

The Compensation Committee of the Board administers the 1997 Plan. The Compensation Committee will have the authority to select participants from among those eligible to receive awards; determine the type or types of awards to be granted to each participant and the number, terms and conditions thereof; establish, adopt or revise any rules and regulations as it may deem advisable to administer the 1997 Plan; and make all other decisions and determinations that may be required under the plan.

Shares Available for Awards

An aggregate of 9,300,000 shares of our common stock, plus 285,000 shares issuable upon the exercise of Company stock options granted in exchange of “old” Morton International, Inc. stock options, are authorized for issuance under the 1997 Plan, subject to adjustment as described below.

Shares issued under the 1997 Plan may be authorized but unissued common stock or authorized and issued common stock held in the Company’s treasury or a combination thereof. Generally, shares subject to awards that terminate or expire unexercised, or are cancelled or forfeited will be available for future awards under the 1997 Plan.

Adjustments

In the event of a recapitalization, reorganization, spin off, stock dividend, stock split, combination or other increase or reduction in the number of issued shares of common stock, the Board or the Compensation Committee is required by the 1997 Plan to make such adjustments in the number and kind of shares authorized by the 1997 Plan, the number and kind of shares covered by, or with respect to which payments are measured under, outstanding awards, and the exercise price of each award, as necessary to prevent dilution or enlargement of the rights of participants and as determined to be appropriate and equitable.

Eligibility

The 1997 Plan currently provides for the granting of awards to such key employees of the Company and its affiliates as the Compensation Committee may select from time to time. The proposed amendment would permit the grant of fully-vested stock awards to non-employee directors as payment of a portion of their base annual retainers for service on the Board. As of March 9, 2012, approximately 265 employees were eligible, and 9 non-employee directors would have been eligible, to participate in the 1997 Plan. The number of eligible participants may increase or decrease over time based upon future growth of the Company and its affiliates.

Available Awards

The 1997 Plan authorizes the grant of awards in any of the following forms:

—

Options to purchase shares of our common stock, which may be nonstatutory stock options or incentive stock options under the U.S. Internal Revenue Code. The exercise price of an option granted under the 1997 Plan may not be less than the fair market value of our common stock on the date of grant. No option will be exercisable for more than ten years from the date of grant.

—

Stock appreciation rights (SARs), which give the holder the right to receive the excess, if any, of the fair market value of one share of common stock on the date of exercise, over the base price of the SAR (which cannot be less than the fair market value of the underlying common stock as of the date of grant). No SARs will be exercisable for more than ten years after the date of grant.

—

Restricted stock, which is subject to restrictions on transferability and subject to forfeiture on terms set by the Compensation Committee. Except for restrictions on transfer and such other restrictions as the Compensation Committee may impose, participants will have all the rights of a stockholder with respect to the restricted stock. Unless the Compensation Committee determines otherwise, termination of employment during the restricted period will result in the forfeiture by the participant of all shares still subject to restrictions.

—

Stock units, which represent the right to receive shares of our common stock (or an equivalent value in cash or other property, as specified in the award certificate) in the future. In the case of restricted stock units, the right to receive stock is based upon the attainment of stated vesting or performance criteria. Deferred stock units represent a fully-vested right to receive stock in the future. Unless the Compensation Committee determines otherwise, termination of employment during the restricted period will result in the forfeiture by the participant of all stock units still subject to restrictions.

—	Cash awards and awards valued in whole or in part by reference to, or otherwise based on, our common stock to such persons, in such amounts, and subject to such terms and conditions as the Compensation Committee may determine in its discretion. If the proposed amendment to the 1997 Plan is approved, awards of fully-vested shares of common stock would be permitted to non-employee directors as described above.

Limitations on Individual Awards

The maximum number of shares of our common stock subject to certain awards, which may be granted to any one participant during a calendar year under the 1997 Plan is as follows: 300,000 shares subject to options and stock appreciation rights, 300,000 shares subject to restricted stock, restricted stock units or deferred stock units, and 300,000 shares subject to other stock-based awards. The maximum aggregate amount that may be paid with respect to cash-based awards to any one participant during a calendar year under the 1997 Plan is $3,000,000. Each of the above limitations significantly exceeds the number of shares that the Company has granted to individual participants in prior years. While it is important to the Company that the 1997 Plan allows the Compensation Committee this flexibility, the Company does not expect at this time to deviate from its past practice in terms of the size of its equity grants.

Performance Goals

All options and stock appreciation rights granted under the 1997 Plan are designed to be exempt from the $1,000,000 deduction limit imposed by Code Section 162(m). The Compensation Committee may designate any other award granted under the 1997 Plan as a qualified performance-based award in order to make the award fully deductible without regard to the $1,000,000 deduction limit imposed by Code Section 162(m). If an award is so designated, the Compensation Committee must establish objectively determinable performance goals for the award based on one or more of the following business criteria, which may be expressed in terms of Company-wide objectives or in terms of objectives that relate to the performance of an affiliate or a division, region, department or function within the Company or an affiliate:

—	Revenue

—	Sales

—	Profit (net profit, gross profit, operating profit, economic profit, profit margins or other corporate profit measures)

—	Earnings (EBIT, EBITDA, earnings per share or other corporate earnings measures)

—	Net income (before or after taxes, operating income or other income measures)

—	Cash (cash flow, cash generation or other cash measures)

—	Stock price or performance

—	Total stockholder return (stock price appreciation plus reinvested dividends divided by beginning share price)

—	Economic value added (and other value creation measures)

—	Return measures (including, but not limited to, return on assets, capital, equity, investments or sales, and cash flow return on assets, capital, equity, or sales)

—	Market share

—	Improvements in capital structure (including but not limited to debt to equity ratios and debt to total assets ratios)

—	Expenses (expense management, expense ratio, expense efficiency ratios or other expense measures)

—	Business expansion or consolidation (acquisitions and divestitures)

—	Internal rate of return or increase in net present value

—	Working capital targets relating to inventory and/or accounts receivable

—	Safety standards

—	Productivity measures

—	Cost reduction measures

—	Strategic plan development and implementation

The Compensation Committee must establish such goals within the first 90 days of the period for which such performance goal relates (or such later date as may be permitted under applicable tax regulations). The Compensation Committee may provide, at the time the performance goals are established, that any evaluation of performance will exclude or otherwise objectively adjust for any specified event that occurs during a performance period, including, by way of example but without limitation the following: (a) asset write-downs or impairment charges; (b) litigation or claim judgments or settlements; (c) the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results; (d) accruals for reorganization and restructuring programs; (e) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30; (f) extraordinary nonrecurring items as described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year; (g) acquisitions or divestitures; and (h) foreign exchange gains and losses. To the extent such inclusions or exclusions affect awards to “covered employees” (as defined in U.S. Internal Revenue Code Section 162(m)), they shall be prescribed in a form that meets the requirements of U.S. Internal Revenue Code Section 162(m) for deductibility.

Change in Control

Except as otherwise provided in an award certificate, in the event of a change in control of the Company (as defined in the 1997 Plan), all outstanding options and SARs would become fully vested and/or immediately exercisable, all outstanding service-based restricted stock or stock unit awards would become fully vested and the target payout opportunities attainable under all outstanding stock-settled performance-based awards would be deemed to have been fully earned based on an assumed achievement of performance goals at “target” levels, and there would be a pro rata payout of such awards within 30 days after the date of the change in control. With respect to cash-settled performance-based awards, the Compensation Committee has the sole discretion to determine whether, upon the occurrence of a change in control, such awards will become fully or partially vested, and the Compensation Committee may discriminate among participants and among awards granted to participants in exercising such discretion.

Limitations on Transfer; Beneficiaries

Except as may otherwise be determined by the Compensation Committee, a participant may not transfer an award other than by will or the laws of descent and distribution. A participant may, in the manner determined by the Compensation Committee, designate a beneficiary to exercise the rights of the participant and to receive any distribution with respect to any award upon the participant’s death.

Prohibition on Repricing

Outstanding stock options and SARs cannot be repriced, directly or indirectly, without the prior consent of the Company’s stockholders. The exchange of an “underwater” option (i.e., an option having an exercise price in excess of the current market value of the underlying stock) for another award would be considered an indirect repricing and would, therefore, require the prior consent of the Company’s stockholders.

Termination and Amendment

The Board or the Compensation Committee may suspend, revise, terminate or amend the 1997 Plan at any time; provided, however, that no such action may, without the consent of a participant, reduce the participants’ rights under any outstanding award.

Foreign Jurisdictions

The Compensation Committee may, in its discretion, make awards with terms and conditions different from those specified in the 1997 Plan to participants who are employed outside of the United States or who are foreign nationals to accommodate for differences in foreign and local law, tax policy, and custom.

Certain Federal Income Tax Consequences

The following discussion is a brief summary of the principal United States federal income tax consequences under current federal income tax laws relating to awards under the 1997 Plan. This summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign income and other tax consequences.

Non-Qualified Stock Options

An optionee will not recognize any income upon the grant of a non-qualified stock option. The Company will not be entitled to a tax deduction with respect to the grant of a non-qualified stock option. Upon exercise of a non-qualified stock option, the excess of the fair market value of the common stock on the exercise date over the option exercise price will be taxable as ordinary income to the optionee and will be subject to applicable withholding taxes. The Company will generally be entitled to a corresponding tax deduction at such time. In the event of a sale of common stock received upon the exercise of a non-qualified stock option, any appreciation or depreciation after the exercise date generally will be taxed as capital gain or loss.

Incentive Stock Options

An optionee will not recognize any income at the time of grant of an incentive stock option, and the Company will not be entitled to a tax deduction with respect to such grant. If the optionee holds the option shares for the required holding period of at least one year after exercise and two years after the date of grant of the incentive stock option, any difference between the amount realized upon disposition and the exercise price will be treated as long-term capital gain (or loss) to the optionee, and the Company will not be entitled to a federal income tax deduction. If such sale or exchange takes place within two years after the date of grant of the incentive stock option or within one year from the date of transfer of the incentive stock option shares to the optionee, such sale or exchange will generally constitute a “disqualifying disposition” and the optionee will recognize taxable ordinary income in an amount equal to the excess of the fair market value of the option shares at the time of exercise over the exercise price, and the Company will be allowed a federal income tax deduction equal to such amount. While the exercise of an incentive stock option does not result in current taxable income, the excess of the fair market value of the shares at the time of exercise over the exercise price will be an item of adjustment for purposes of determining the optionee’s alternative minimum taxable income.

Stock Appreciation Rights

A grantee will not recognize any income upon receipt of a stock appreciation right, and the Company will not be allowed a tax deduction, at the time the award is granted. When the grantee exercises the stock appreciation right, the amount of cash and the fair market value of any shares of common stock received will be ordinary income to the participant, and the Company generally will be allowed a corresponding federal income tax deduction at that time.

Restricted Stock

A grantee will not recognize any income upon the receipt of restricted stock provided that the award is nontransferable and is subject to a substantial risk of forfeiture, unless the holder elects under Section 83(b) of the Code, within thirty days of such receipt, to recognize ordinary income in an amount equal to the fair market value of the restricted stock at the time of receipt, less any amount paid for the shares. If the election is made, the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m). If the stock is later forfeited, the holder will not be able to recover the tax previously paid pursuant to the election. If the election is not made, the holder will generally recognize ordinary income, on the date that the restrictions to which the restricted stock are subject are removed, in an amount equal to the fair market value of such shares on such date, less any amount paid for the shares. At the time the holder recognizes ordinary income, the Company generally will be entitled to a deduction in the same amount, subject to any applicable limitation under Code Section 162(m).

Unrestricted Stock

A grantee will recognize ordinary income upon the receipt of unrestricted stock in an amount equal to the fair market value of the stock at the time of receipt, less any amount paid for the shares. At the time the holder recognizes ordinary income, the Company generally will be entitled to a deduction in the same amount, subject to any applicable limitation under Code Section 162(m).

Restricted or Deferred Stock Units

A participant will not recognize income, and the Company will not be allowed a tax deduction, at the time a stock unit award is granted. Upon receipt of shares of stock (or the equivalent value in cash or other property) in settlement of a stock unit award, a participant will recognize ordinary income equal to the fair market value of the stock or other property as of that date (less any amount he or she paid for the stock or property), and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m).

Other Types of Awards

A grantee generally will not recognize income, and the Company will not be allowed a tax deduction, at the time certain other awards or rights are granted (for example, when applicable performance goals are established). Upon receipt of cash, stock or other property in settlement of such a right or award, the grantee will recognize ordinary income equal to the aggregate value of the cash, stock or other property received, and the Company generally will be entitled to a tax deduction in the same amount.

Vote Required for Approval

The approval of the proposed amendment to the 1997 Plan requires the affirmative vote of a majority of votes cast on the proposal, provided that the total of votes cast on the proposal represents over 50% of the total outstanding shares of our common stock.

Benefits to Named Executive Officers and Others

The following table sets forth with respect to the persons and groups shown below (i) the number of shares of our common stock issuable pursuant to stock options and (ii) the number of restricted stock units, in each case, that have previously been granted under the 1997 Plan prior to this proposed amendment. On February 22, 2012, the closing price per share of our common stock as listed on the NYSE was $67.00.

Named Executive Officers	Stock Options	Restricted Stock Units
Jan Carlson President and CEO	178,730	62,744
Mats Wallin Chief Financial Officer	28,159	9,386
Günter Brenner President Autoliv Europe	32,275	10,758
Gunnar Dahlén President Autoliv Asia	55,425	18,124
Steve Fredin President Autoliv Americas	46,926	15,474
All Non-Executive Directors as a Group	0	0
All Current Executive Officers as a Group	399,585	130,849
All Employees who are not Executive Officers, as a Group	2,728,894	841,162

New Plan Benefits

Any future awards granted to eligible participants under the 1997 Plan are subject to the discretion of the Compensation Committee and, therefore, are not determinable at this time.

Shares Previously Authorized for Issuance Under the 1997 Plan

The following table provides information as of December 31, 2011, about our common stock that may be issued under the 1997 Plan. The Company does not have any equity compensation plans that have not been approved by its stockholders.

	(a) Number of Securities to be issued upon exercise of outstanding options, warrants and rights(2)	(b) Weighted- average exercise price of outstanding options, warrants and rights(3)	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(4)
Equity compensation plans approved by security holders(1)	1,393,124	$46.26	4,461,088
Equity compensation plans not approved by security holders	—	—	—
Total

(1)	Autoliv, Inc. 1997 Stock Incentive Plan, as amended and restated.

(2)	Includes shares of our common stock issuable pursuant to the exercise or conversion of stock options and RSUs.

(3)	Excludes RSUs, which convert to shares of our common stock for no consideration.

(4)	All such shares are available for issuance pursuant to grants of full-value stock awards.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR” APPROVAL OF THE PROPOSAL TO AMEND THE 1997 STOCK INCENTIVE PLAN, AS AMENDED AND RESTATED.

ITEM 4

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee of the Board has appointed Ernst & Young AB as the independent accounting firm for the Company’s fiscal year ending December 31, 2012. The committee has been advised that Ernst & Young AB has no relationship with the Company or its subsidiaries other than that arising from the firm’s employment as accountants.

In accordance with directions of the Audit Committee, this appointment is being presented to the stockholders for ratification at the 2012 Annual Meeting. While ratification by stockholders of this appointment is not required by law or the Company’s Certificate of Incorporation or By-Laws, the Audit Committee and management believes that such ratification is desirable. In the event this appointment is not ratified by the affirmative vote of a majority of shares present or represented by proxy and entitled to vote on the appointment, the Audit Committee will consider that fact when it selects independent auditors for the following year.

Ernst & Young AB has been the independent accounting firm for the Company since May 1997. Ernst & Young AB has been the independent auditors for Autoliv AB since 1984. Audit services provided to the Company by Ernst & Young AB during 2011 consisted of the examination of the financial statements of the Company and its subsidiaries for that year and the preparation of various reports based thereon.

The Company has been advised that a representative of Ernst & Young AB will attend the Annual Meeting to respond to appropriate questions and will be afforded the opportunity to make a statement if the representative so desires.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL

TO RATIFY THE APPOINTMENT OF ERNST & YOUNG AB

AS THE COMPANY’S INDEPENDENT AUDITORS.

Audit Fees

The aggregate fees billed by Ernst & Young AB for professional services rendered for the audit of the Company’s annual financial statements for the fiscal years ended December 31, 2011 and 2010, including the reviews of the financial statements included in the Company’s Forms 10-K for those fiscal years, were $6,558,000 and $6,573,000 respectively.

Audit-Related Fees

The aggregate fees billed by Ernst & Young AB for audit-related services for the fiscal years ended December 31, 2011 and 2010 were $402,000 and $97,000 respectively. Services for Audit-Related Fees consisted mainly of reviews of benefit plans.

Tax Fees

The aggregate fees billed by Ernst & Young AB for professional services rendered for tax compliance, tax advice and tax planning for the fiscal years ended December 31, 2011 and 2010 were $0 and $4,000, respectively.

Audit, Audit-Related, and Tax Fees are calculated in accordance with Autoliv’s average exchange rates for 2011 or 2010, as applicable.

All Other Fees

Ernst & Young AB billed no fees related to any other services for the fiscal years ended December 31, 2011 and 2010.

Audit Committee Pre-Approval Policies

The Audit Committee has adopted guidelines for the provision of audit and non-audit services by Ernst & Young AB, including requiring Audit Committee pre-approval of any such audit and non-audit services. In developing these guidelines, the Audit Committee took into consideration the need to ensure the independence of Ernst & Young AB while recognizing that Ernst & Young AB may possess the expertise on certain matters that best positions it to provide the most effective and efficient services on certain matters unrelated to accounting and auditing. On balance, the Audit Committee will only pre-approve the services that it believes enhance the Company’s ability to manage or control risk. The Audit Committee was also mindful of the relationship between fees for audit and non-audit services in deciding whether to pre-approve any such services and may determine, for each fiscal year, the appropriate ratio between the total amount of fees for audit, audit-related and tax services, and the total amount of fees for permissible non-audit services (excluding tax services). The guidelines provide for the pre-approval by the Audit Committee of described services to be performed, such as audit, audit-related, tax and other permissible non-audit services. Approval of audit and permitted non-audit services may also be made by the chairperson of the Committee, and the person granting such approval must report such approval to the Committee at the next scheduled meeting.

The Audit Committee has considered the audit, audit-related, tax and all other services discussed above and additional information provided to the Company by Ernst & Young AB and determined that the provision of these services is compatible with the independence of Ernst & Young AB. The Audit Committee pre-approved all such services in 2011.

ITEM 5

DISCRETIONARY VOTING OF PROXIES ON OTHER MATTERS

For business to be properly brought before an annual stockholders meeting by a stockholder, timely advance written notice thereof must be received by the Secretary of the Company at its principal executive offices in accordance with the Company’s By-Laws, a copy of which may be obtained by written request to the Company’s Secretary or on the Company’s website at www.autoliv.com — Investors — Governance — Articles of Association. No such notices were received for the 2012 Annual Meeting.

Should any other matter requiring a vote of the stockholders be properly brought before the Annual Meeting, the proxy form confers upon the person or persons entitled to vote the shares represented by such proxies discretionary authority to vote such shares in respect of any such matter in accordance with their best judgment, to the extent permitted by applicable law and the listing rules of the NYSE, see “Voting of Shares” on page 2.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

The members of the Board, the executive officers of the Company and persons who hold more than 10% of our common stock (collectively, the “Reporting Persons”) are subject to the reporting requirements of Section 16(a) of the Exchange Act, which require them to file reports with respect to their ownership of the Company’s securities on Form 3 and transactions in the Company’s securities on Forms 4 or 5. Based solely on its review of the copies of such forms received by it and written representations from the Company’s executive officers and directors, the Company believes that, for the fiscal year ended December 31, 2011, the Section 16(a) filing requirements were complied with by all Reporting Persons during and with respect to such year.

Stockholder Proposals for 2013 Annual Meeting

Proposals Pursuant to Rule 14a-8. Under Rule 14a-8(e) of the Exchange Act, stockholder proposals intended to be presented at the 2013 Annual Stockholders Meeting must be received by us on or before November 26, 2012 to be eligible for inclusion in our proxy statement and proxy card related to that meeting. Only proper proposals under Rule 14a-8 of the Exchange Act that are timely received will be included in the proxy statement and proxy card for the 2013 Annual Stockholders Meeting.

Proposals Pursuant to our By-Laws. Under our By-Laws, in order to bring any business before the stockholders at the 2013 Annual Stockholders Meeting, other than proposals that will be included in our proxy statement, you must comply with the procedures described below. In addition, you must notify us in writing, and such notice must be delivered to or mailed and received by our Secretary no earlier than the close of business on February 7, 2013 and no later than the close of business on March 11, 2013.

A stockholder’s notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and record address of the stockholder proposing such business and the beneficial owner, if any, on whose behalf the proposal is submitted, (c) the class and number of shares of the Company which are beneficially owned by the stockholder and the beneficial owner, if any, on whose behalf the proposal is submitted, and (d) any material interest of the stockholder in such business.

Nominations Pursuant to our By-Laws. Under our By-Laws, in order to nominate a director for election to the Board, stockholders must comply with the notice procedures and requirements found in Article II, Section 6 of such By-Laws, a copy of which may be obtained by written request to the Company’s Secretary or on the Company’s website at www.autoliv.com — Investors — Governance — Articles of Association.

By Order of the Board

Lars Sjöbring

Vice President for Legal Affairs,

General Counsel and Secretary

March 26, 2012

Stockholm, Sweden

Autoliv, Inc. Box 70381, SE-107 24 Stockholm, Sweden

Vasagatan 11, 7th Floor, SE-111 20 Stockholm, Sweden

Tel: +46 8 587 206 00; Fax +46 8 24 44 93

Company Website: www.autoliv.com

Investor relations:

Sweden Tel: +46 8 587 206 23; Fax +46 8 24 44 93

U.S. Tel: +1 (248) 475 0427; Fax +1 (801) 625 667

Appendix A

AUTOLIV, INC.

1997 STOCK INCENTIVE PLAN

EFFECTIVE MAY 1, 1997

(as amended and restated May 6, 2009)

1. Purpose. The purpose of the Autoliv, Inc. 1997 Stock Incentive Plan (the “Plan”) is to promote the long term financial interests and growth of Autoliv, Inc. (the “Company”) by (a) attracting and retaining executive personnel, (b) motivating executive personnel by means of growth-related incentives, (c) providing incentive compensation opportunities that are competitive with those of other major corporations; and (d) furthering the identity of interests of participants with those of the stockholders of the Company.

2. Definitions. The following definitions are applicable to the Plan:

“Award Agreement” means a written document, in such form as the Committee (as defined below) prescribes from time to time, setting forth the terms and conditions of an award. Award Agreements may be in the form of individual award agreements or certificates or a program document describing the terms and provisions of an award or series of awards under the Plan. The Committee may provide for the use of electronic, internet or other non-paper Award Agreements, and the use of electronic, internet or other non-paper means for the acceptance thereof and actions thereunder by a Participant (as defined below).

“Affiliate” means any entity in which the Company has a direct or indirect equity interest which is so designated by the Committee.

“Code” means that the Internal Revenue Code of 1986, as amended, and any successor statute.

“Committee” means a committee of two or more directors of the Company who are “Non-Employee Directors” as such term is used in Rule 16b-3 and “outside directors” as such term is used in Section 162(m) of the Code.

“Common Stock” means the common stock, $1.00 par value, of the Company or such other securities as may be substituted therefor pursuant to paragraph 5(c).

“Covered Employee” means a covered employee as defined in Code Section 162(m)(3).

“Exchange” means the OMX Nordic Exchange or any national securities exchange on which the Common Stock may from time to time be listed or traded.

The “Fair Market Value” of the Common Stock on any date, means the “Closing Market Price.” The “Closing Market Price” means the price at which the Company’s security was last sold in the principal United States market for such security as of the date for which the closing market price is determined. If the Common Stock is listed on a U.S. securities exchange, the Closing Market Price will be the closing sales price on such exchange or over such system on such date or, in the absence of reported sales on such date, the closing sales price on the immediately preceding date on which sales were reported, or (ii) if the Common Stock is not listed on a securities exchange, the last sale price as quoted by the applicable interdealer quotation system for such date, provided that if the Common Stock is not quoted on such interdealer quotation system or it is determined that the fair market value is not properly reflected by such quotations, Fair Market Value will be determined by such other method as the Committee determines in good faith to be reasonable and in compliance with Section 409A of the Code.

“Participant” means any key employee of the Company or an Affiliate selected by the Committee and granted an award under the Plan.

“Qualified Performance-Based Award” means an award that is either (i) intended to qualify for the Section 162(m) Exemption and is made subject to performance goals based on Qualified Business Criteria, or (ii) an option or SAR having an exercise price equal to or greater than the Fair Market Value of the underlying Common Stock as of the date of grant.

“Qualified Business Criteria” means one or more of the business criteria listed in paragraph 4(d)(iii) hereof upon which performance goals for certain Qualified Performance-Based Awards may be established by the Committee.

“Rule 16b-3” means such rule adopted under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any successor rule.

“Section 162(m) Exemption” means the exemption from the limitation on deductibility imposed by Section 162(m) of the Code that is set forth in Section 162(m)(4)(C) of the Code or any successor provision thereto.

“Transaction” means the series of integrated transactions, pursuant to the Combination Agreement among Autoliv AB, Morton International, Inc. (“Morton”), the Company and ASP Merger Sub, Inc. dated as of November 25, 1996, whereby Morton will become a wholly-owned subsidiary of the Company.

3. Limitation on Aggregate Shares and Individual Awards. The number of shares of Common Stock with respect to which awards may be granted under the Plan and which may be issued upon the exercise or payment thereof shall not exceed, in the aggregate, a number of shares equal to the sum of (a) 9,300,000 plus (b) 285,000 shares issuable in connection with options to purchase shares of Common Stock of Morton which are exchanged for options (the “Exchanged Options”) to purchase Common Stock of the Company in connection with the Transaction; provided, however, that to the extent any awards expire unexercised or unpaid or are cancelled, terminated or forfeited in any manner without the issuance of shares of Common Stock thereunder, or if the Company receives any shares of Common Stock as the exercise price of any award (up to a maximum of 800,000 shares so received by the Company), such shares shall again be available under the Plan. Such shares of Common Stock may be either authorized and unissued shares, treasury shares, or a combination thereof, as the Committee shall determine. The maximum aggregate number of shares of Common Stock subject to certain awards under the Plan in any calendar year to any one Participant shall be as follows: options or SARs, 300,000 shares; restricted stock, restricted stock units or deferred stock units, 300,000 shares; and any other stock-based awards, 300,000 shares. The maximum aggregate amount that may be paid with respect to cash-based awards under the Plan to any one Participant in any calendar year shall be $3,000,000.

4. Awards. The Committee may grant to Participants, in accordance with this paragraph 4 and the other provisions of the Plan, stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”), deferred stock units (“DSUs”) and other cash-based or stock-based awards.

(a)    Options.

(i) Options granted under the Plan may be incentive stock options (“ISOs”) within the meaning of Section 422 of the Code or any successor provision, or in such other form, consistent with the Plan, as the Committee may determine.

(ii) The option price per share of Common Stock shall be fixed by the Committee at not less than 100% of the Fair Market Value of a share of Common Stock on the date of grant.

(iii) Options shall be exercisable at such time or times as the Committee shall determine at or subsequent to grant.

(iv) Options shall be exercised in whole or in part by written notice to the Company (to the attention of the Corporate Secretary) and payment in full of the option price. Payment of the option price may be made, at the discretion of the optionee, and to the extent permitted by the Committee, (A) in cash (including check, bank draft, or money order), (B) in Common Stock (valued at the Fair Market Value thereof on the date of exercise), (C) by a combination of cash and Common Stock or (D) with any other consideration.

(v) The Exchanged Options shall be granted under and subject to the terms and conditions of the Plan.

(vi) Except as otherwise provided in paragraph 5(c), the option price of an option may not be reduced, directly or indirectly by cancellation and regrant or otherwise, without the prior approval of the stockholders of the Company.

(vii) Notwithstanding anything in this Plan or any Award Agreement, no option shall provide for dividend equivalents or have any feature for the deferral of compensation other than the deferral of recognition of income until the exercise or disposition of the option.

(viii) No option granted under the Plan shall be exercisable for more than ten (10) years from the date of grant.

(b)    SARs.

(i) An SAR shall entitle its holder to receive from the Company, at the time of exercise of such right, an amount equal to the excess of the Fair Market Value (at the date of exercise) of a share of Common Stock over a specified price fixed by the Committee (“Base Price”) multiplied by the number of shares as to which the holder is exercising the SAR. The amount payable may be paid by the Company in Common Stock (valued at its Fair Market Value on the date of exercise), cash or a combination thereof, as the Committee may determine, which determination shall be made after considering any preference expressed by the holder.

(ii) An SAR shall be exercised by written notice to the Company (to the attention of the Corporate Secretary) at any time prior to its stated expiration.

(iii) An SAR shall have a Base Price that is not less than the Fair Market Value of a share of Common Stock as of the date of grant.

(iv) Except as otherwise provided in paragraph 5(c), the Base Price of a SAR may not be reduced, directly or indirectly by cancellation and regrant or otherwise, without the prior approval of the stockholders of the Company.

(v) Notwithstanding anything in this Plan or any Award Agreement, no SAR shall provide for dividend equivalents or have any feature for the deferral of compensation other than the deferral of recognition of income until the exercise or disposition of the SAR.

(vi) No SAR shall be exercisable for more than ten (10) years from the date of grant.

(c)    Restricted Stock; Restricted Stock Units; Deferred Stock Units.

(i) The Committee is authorized to make awards of restricted stock, restricted stock units (“RSUs”) or deferred stock units (“DSUs”) to Participants in such amounts and subject to such terms and conditions as may be selected by the Committee. An award of restricted stock, RSUs or DSUs shall be evidenced by an Award Agreement setting forth the terms, conditions, and restrictions applicable to the award.

(ii) There shall be established for each restricted stock and RSU award a restriction period (the “restriction period”) of such length as shall be determined by the Committee. Shares of restricted stock or RSUs may not be sold, assigned, transferred, pledged or otherwise encumbered, except as hereinafter provided, during the restriction period. Awards of restricted stock, RSUs or DSUs shall be subject to such other restrictions on transferability and other restrictions as the Committee may impose (including, without limitation, limitations on the right to vote restricted stock or the right to receive dividends on the restricted stock). These restrictions may lapse separately or in combination at such times, under such circumstances, in such installments, upon the satisfaction of performance goals or otherwise, as the Committee determines at the time of the grant of the award or thereafter. Except for such restrictions on transfer and such other restrictions as the Committee may impose, the Participant shall have all the rights of a holder of Common Stock as to such restricted stock and the Participant shall have none of the rights of a stockholder with respect to RSUs or DSUs until such time as shares of stock are paid in settlement of the RSUs or DSUs. The Committee, in its sole discretion, may permit or require the payment of cash dividends or dividend equivalents on restricted stock, RSUs or DSUs to be deferred and, if the Committee so determines, reinvested in additional restricted stock RSUs or DSUs or otherwise invested. Unless otherwise provided in the applicable Award Agreement, any dividends or dividend equivalents paid on restricted stock, RSUs or DSUs will be paid or distributed to the holder no later than the end of the calendar year in which the dividends are paid to stockholders or, if later, the 15th day of the third month following the date the dividends are paid to stockholders.

(iii) Shares of restricted stock shall be delivered to the Participant at the time of grant either by book-entry registration or by delivering to the Participant, or a custodian or escrow agent (including, without limitation, the Company or one or more of its employees) designated by the Committee, a stock certificate or certificates registered in the name of the Participant. If physical certificates representing shares of restricted stock are registered in the name of the Participant, such certificates must bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such restricted stock, shall be registered in the name of the Participant and deposited, together with a stock power endorsed in blank, with the Company. At the expiration of the restriction period, the Company shall redeliver to the Participant (or the Participant’s legal representative or designated beneficiary) the certificates deposited pursuant to this paragraph.

(iv) Except as provided by the Committee at the time of grant or otherwise, upon a termination of employment of the Participant for any reason during the applicable restriction period or upon failure to satisfy a performance goal during the applicable restriction period, all shares of restricted stock or RSUs still subject to restriction shall be forfeited by the Participant.

(d)    Other Awards. The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other awards that are payable in, valued in whole or in part by reference to, or otherwise based on or related to the Common Stock, as deemed by the Committee to be consistent with the purposes of the Plan, including without limitation shares of Common Stock awarded purely as a “bonus” and not subject to any restrictions or conditions; convertible or exchangeable debt securities; other rights convertible or exchangeable into shares of Common Stock, and awards valued by reference to the value of securities of or the performance of the Company. Such awards may be payable in Common Stock, cash or both, and shall be subject to such restrictions and conditions, as the Committee shall determine.

(e)    Performance Conditions on Awards.

(i) The Committee is authorized to grant any award under this Plan, including cash-based awards, with performance-based vesting criteria, on such terms and conditions as may be selected by the Committee. At the time of grant of such an award, the Committee may designate it as intending to be a Qualified Performance-Based Award or not. If not designated as intended to be a Qualified Performance-Based Award, the Committee may establish performance goals for such awards which may be based on any criteria selected by the Committee, which may but need not be Qualified Business Criteria. In addition, the Committee shall, if applicable, determine a performance period and performance goals to be achieved during the performance period, subject to such later revisions as the Committee shall deem appropriate to reflect significant unforeseen events such as changes in laws, regulations or accounting practices, unusual or non-recurring items or occurrences. Following the conclusion of each performance period, the Committee shall determine the extent to which performance goals have been attained or a degree of achievement between maximum and minimum levels during the performance period in order to evaluate the level of payment to be made, if any.

(ii) The provisions of the Plan are intended to ensure that all options and SARs granted hereunder to any Covered Employee shall qualify for the Section 162(m) Exemption. The Committee may designate any other award as a Qualified Performance-Based Award, based upon a determination that the recipient is or may be a Covered Employee with respect to such award, and the Committee wishes such award to qualify for the Section 162(m) Exemption.

(A) If an award is so designated, the Committee shall establish performance goals for such award within the time period prescribed by Section 162(m) of the Code based on one or more of the following Qualified Business Criteria, which may be expressed in terms of Company-wide objectives or in terms of objectives that relate to the performance of an Affiliate or a division, region, department or function within the Company or an Affiliate:

•	Revenue

•	Sales

•	Profit (net profit, gross profit, operating profit, economic profit, profit margins or other corporate profit measures)

•	Earnings (EBIT, EBITDA, earnings per share, or other corporate earnings measures)

•	Net income (before or after taxes, operating income or other income measures)

•	Cash (cash flow, cash generation or other cash measures)

•	Stock price or performance

•	Total stockholder return (stock price appreciation plus reinvested dividends divided by beginning share price)

•	Economic value added (and other value creation measures)

•	Return measures (including, but not limited to, return on assets, capital, equity, investments or sales, and cash flow return on assets, capital, equity, or sales);

•	Market share

•	Improvements in capital structure (including, but not limited to, debt to equity ratio and debt to total assets ratio)

•	Expenses (expense management, expense ratio, expense efficiency ratios or other expense measures)

•	Business expansion or consolidation (acquisitions and divestitures)

•	Internal rate of return or increase in net present value

•	Working capital targets relating to inventory and/or accounts receivable

•	Safety standards

•	Productivity measures

•	Cost reduction measures

•	Strategic plan development and implementation.

Performance goals with respect to the foregoing Qualified Business Criteria may be specified in absolute terms, in percentages, or in terms of growth from period to period or growth rates over time, as well as measured relative to the performance of a group of comparator companies, or a published or special index, or a stock market index, that the Committee deems appropriate. Any member of a comparable group or an index that disappears during a measurement period shall be disregarded for the entire measurement period. Performance goals need not be based upon an increase or positive result under a business criterion and could include, for example, the maintenance of the status quo or the limitation of economic losses (measured, in each case, by reference to a specific business criterion).

(B) Each Qualified Performance-Based Award (other than a market-priced option or SAR) shall be earned, vested and payable (as applicable) only upon the achievement of performance goals established by the Committee based upon one or more of the

Qualified Business Criteria, together with the satisfaction of any other conditions, such as continued employment, as the Committee may determine to be appropriate; provided, however, that the Committee may provide, either in connection with the grant thereof or by amendment thereafter, that achievement of such performance goals will be waived, in whole or in part, upon (i) the termination of employment of a Participant by reason of death or disability, or (ii) the occurrence of a Change in Control. Performance periods established by the Committee for any such Qualified Performance-Based Award may be as short as three months and may be any longer period. In addition, the Committee has the right, in connection with the grant of a Qualified Performance-Based Award, to exercise negative discretion to determine that the portion of such award actually earned, vested and/or payable (as applicable) shall be less than the portion that would be earned, vested and/or payable based solely upon application of the applicable performance goals.

(C) The Committee may provide in any Qualified Performance-Based Award, at the time the performance goals are established, that any evaluation of performance shall exclude or otherwise objectively adjust for any specified event that occurs during a performance period, including by way of example but without limitation the following: (a) asset write-downs or impairment charges; (b) litigation or claim judgments or settlements; (c) the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results; (d) accruals for reorganization and restructuring programs; (e) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30; (f) extraordinary nonrecurring items as described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year; (g) acquisitions or divestitures; and (h) foreign exchange gains and losses. To the extent such inclusions or exclusions affect awards to Covered Employees, they shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.

(D) Any payment of a Qualified Performance-Based Award granted with performance goals pursuant to this subparagraph (e)(ii) shall be conditioned on the written certification of the Committee in each case that the performance goals and any other material conditions were satisfied. No Qualified Performance-Based Award held by a Covered Employee or by an employee who in the reasonable judgment of the Committee may be a Covered Employee on the date of payment, may be amended, nor may the Committee exercise any discretionary authority it may otherwise have under the Plan with respect to a Qualified Performance-Based Award under the Plan, in any manner to waive the achievement of the applicable performance goal based on Qualified Business Criteria or to increase the amount payable pursuant thereto or the value thereof, or otherwise in a manner that would cause the Qualified Performance-Based Award to cease to qualify for the Section 162(m) Exemption.

(E) Paragraph 3 of the Plan sets forth (i) the maximum number of shares of Common Stock that may be granted in any calendar year to any one Participant in designated forms of stock-based awards, and (ii) the maximum aggregate dollar amount that may be paid with respect to cash-based awards under the Plan in any calendar year to any one Participant.

(e) Deferrals. The Committee may allow a Participant may elect to defer all or a portion of any award (other than an option or SAR) in accordance with procedures established by the Committee and in compliance with Section 409A of the Code. Deferred amounts will be subject to such terms and conditions and shall accrue such yield thereon (which may be measured by the Fair Market Value of the Common Stock and dividends thereon) as the Committee may determine. Payment of deferred amounts may be in cash, Common Stock or a combination thereof, as the Committee may determine. Deferred amounts shall be considered an award under the Plan. The Committee may establish a trust to hold deferred amounts or any portion thereof for the benefit of Participants. Notwithstanding anything in this Plan, no option or SAR granted under this Plan shall have any feature for the deferral of compensation other than the deferral of recognition of income until the exercise or disposition of the option or SAR.

(f) Foreign Alternatives. Without amending and notwithstanding the other provisions of the Plan, in the case of any award to be held by any Participant who is employed outside the United States or who is a foreign national the Committee may specify that such award shall be made on such terms and conditions different from those specified in the Plan, as may, in the judgment of the Committee, be necessary or desirable to further the purposes of the Plan.

5.	Miscellaneous Provisions.

(a) Administration. The Plan shall be administered by the Committee. Subject to the limitations of the Plan, the Committee shall have the sole and complete authority: (i) to select Participants in the Plan, (ii) to make awards in such forms and amounts as it shall determine, (iii) to impose such limitations, restrictions and conditions upon such awards as it shall deem appropriate, (iv) to interpret the Plan and to adopt, amend and rescind administrative guidelines and other rules and regulations relating to the Plan, (v) to correct any defect or omission or to reconcile any inconsistency in the Plan or in any award granted hereunder and (vi) to make all other determinations and to take all other actions necessary or advisable for the implementation and administration of the Plan. The Committee’s determinations on matters within its authority shall be conclusive and binding upon the Company and all other persons. All expenses associated with the Plan shall be borne by the Company, subject to such allocation to its Affiliates and operating units as it deems appropriate. The Committee may delegate any of its authority under clauses (i), (ii) or (iii) above to such persons as it deems appropriate; provided, however, that such delegation may not be made with respect to the grant of awards to eligible Participants (A) who are subject to Section 16(a) of the Securities Exchange Act or 1934 as of the date of grant of an award, or (B) who as of the date of grant of an award are reasonably anticipated to be become Covered Employees during the term of the award. The acts of such delegates shall be treated hereunder as acts of the Committee and such delegates shall report regularly to the Committee regarding the delegated duties and responsibilities and any awards so granted.

(b) Non-Transferability. Except as may otherwise be determined by the Committee and subject to provisions of paragraph 5(f), (i) no award under the Plan, and no interest therein, shall be transferable by the Participant otherwise than by will or the laws of descent and distribution, and (ii) all awards shall be exercisable or received during the Participant’s lifetime only by the Participant or the Participant’s legal representative. Any purported transfer contrary to this provision will nullify the award.

(c) Adjustments Upon Certain Changes. In the event of a reorganization, recapitalization, spinoff, stock dividend or stock split, or combination or other increase or reduction in the number of issued shares of Common Stock, the Board of Directors or the Committee shall, in order to prevent the dilution or enlargement of rights under awards, make such adjustments in the number and type of shares authorized by the Plan, the number and type of shares covered by, or with respect to which payments are measured under, outstanding awards and the exercise prices specified therein as may be determined to be appropriate and equitable.

The Committee may provide in the Award Agreement for adjustments to such award in order to prevent the dilution or enlargement of rights thereunder or to provide for acceleration of benefits thereunder in the event of a change in control, merger, consolidation, reorganization, recapitalization, sale or exchange of substantially all assets or dissolution of, or spinoff or similar transaction by, the Company.

Notwithstanding any other provision of the Plan to the contrary, except as otherwise provided in the Award Certificate or any special document governing an Award, in the event of a Change in Control: (i) any SARs and options outstanding as of the date such Change in Control is determined to have occurred and not then exercisable and vested shall become fully exercisable and vested to the full extent of the original grant; and (ii) the service-based restrictions applicable to any restricted stock or stock unit shall lapse, and such award shall become free of all restrictions and become fully vested and transferable to the full extent of the original grant; and (iii) the target payout opportunities attainable under all outstanding stock-settled performance-based awards shall be deemed to have been fully earned as of the effective date of the Change in Control based upon an assumed achievement of all relevant performance goals at the “target” level and there shall be a prorata payout to Participants within thirty (30) days following the effective date of the Change in Control based upon the length of time within the performance period that has elapsed prior to the Change in Control. The Committee may in its sole discretion determine that, upon the occurrence of a Change in Control, that any performance-based criteria with respect to any cash-settled performance-based Awards held by a Participant shall be deemed to be wholly or partially satisfied as of such date as the Committee may, in its sole discretion, declare, and the Committee may discriminate among Participants and among Awards granted to a Participant in exercising such discretion.

For purposes of the Plan, a “Change in Control” shall mean the happening of any of the following events other than the Transaction:

(i) An acquisition by any individual, entity or group (with the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership

(within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (1) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); excluding, however, the following: (1) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary of the Company or (4) any acquisition of the Company by any corporation pursuant to a reorganization, merger, consolidation or similar corporate transaction (hereinafter referred to as a “Corporate Transaction”), if, pursuant to such Corporate Transaction, the conditions described in clauses (1), (2) and (3) of subparagraph (iii) below are satisfied; or

(ii) A change in the composition of the Board of Directors such that the individuals who, as of the date the Transaction is consummated, constituted the Board of Directors (such Board of Directors shall be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, for purposes of this subparagraph, that any individual who becomes a member of the Board of Directors subsequent to the date the Transaction is consummated, whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of those individuals who are members of the Board of Directors and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; but, provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors shall not be so considered as a member of the Incumbent Board; or

(iii) The consummation of a Corporate Transaction; excluding, however, such a Corporate Transaction pursuant to which (1) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than 60% of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction and the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors, in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person (other than the Company, any employee benefit plan (or related trust) of the Company or such corporation resulting from such Corporate Transaction or any Person beneficially owning, immediately prior to such Corporate Transaction, directly or indirectly, 20% or more of the Outstanding Company Common Stock or Outstanding

Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, 20% or more of, respectively the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors and (3) individuals who were members of the Incumbent Board constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

(iv) The consummation of (1) a complete liquidation or dissolution of the Company or (2) the sale or other disposition of all or substantially all of the assets of the Company; excluding, however, such a sale or other disposition to a corporation, with respect to which immediately following such sale or other disposition, (A) more than 60% of, respectively, the outstanding shares of common stock of such corporation and the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors is beneficially owned, directly, or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (other than the Company and any employee benefit plan (or related trust) of the Company or such corporation and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, 20% or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, 20% or more of, respectively, the outstanding shares of common stock of such corporation and the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors and (c) individuals who were members of the Incumbent Board constitute at least a majority of the members of the board of directors of such corporation.

(d) Tax Withholding. The Committee shall have the power to withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy any withholding or other tax due with respect to any amount payable and/or shares issuable under the Plan, and the Committee may defer such payment or issuance unless indemnified to its satisfaction. Subject to the consent of the Committee, a Participant may make an irrevocable election to have shares of Common Stock otherwise issuable under an award withheld, tender back to the Company shares of common stock received pursuant to an award or deliver to the Company previously-acquired shares of Common Stock, in each case, having a Fair Market Value on the date of withholding equal to the minimum amount (and not any greater amount) required to be withheld for tax purposes, all in accordance with such procedures as the Committee establishes. Such election must be made by a Participant prior to the date on which the relevant tax obligation arises. The Committee may disapprove of any election and may limit, suspend or terminate the right to make such elections.

(e) Listing and Legal Compliance. The Committee may suspend the exercise or payment of any award so long as it determines that securities exchange listing or registration or qualification under any securities laws is required in connection therewith and has not been completed on terms acceptable to the Committee.

(f) Beneficiary Designation. Subject to paragraph 5(b), Participants may name, from time to time, beneficiaries (who may be named contingently or successively) to whom benefits under the Plan are to be paid in the event of their death before they receive any or all of such benefit. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the participant in writing with the Committee during the participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

(g) Rights of Participants. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment at any time, nor confer upon any Participant any right to continue in the employ of the Company for any period of time or to continue his or her present or any other rate of compensation. No employee shall have a right to be selected as a Participant, or, having been so selected, to be selected again as a Participant.

(h) Amendment, Suspension and Termination of Plan. The Board of Directors or the Committee may suspend or terminate the Plan or any portion thereof at any time and may amend it from time to time in such respects as the Board of Directors or the Committee may deem advisable. No such amendment, suspension or termination shall impair the rights of Participants under outstanding awards without the consent of the Participants affected thereby.

The Committee may amend or modify any award in any manner to the extent that the Committee would have had the authority under the Plan to initially grant such award. No such amendment or modification shall impair the rights of any Participant under any award without the consent of such Participant.

(i)    Code Section 409A

(1) Application. The provisions of this Section 5(i) shall apply only with respect to participants who are subject to the provisions of Section 409A of the Code.

(2) General. It is intended that the payments and benefits provided under the Plan and any award shall either be exempt from the application of, or comply with, the requirements of Section 409A of the Code. The Plan and any Award Agreement shall be construed in a manner that effects such intent. Nevertheless, the tax treatment of the benefits provided under the Plan or any award is not warranted or guaranteed. Neither the Company, its Affiliates nor their respective directors, officers, employees or advisers (other than in his or her capacity as a Participant) shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant or other taxpayer as a result of the Plan or any award.

(3) Definitional Restrictions. Notwithstanding anything in the Plan or any Award Agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable, or a different form of payment (e.g., lump sum or installments) would be effected, under the Plan or by reason of the occurrence of a Change in Control or separation from service, such amount or benefit will not be payable or distributable to the Participant, and/or such different form of payment will not be effected, by reason of such circumstance unless the circumstances giving rise to such Change in Control or separation from service meet any description or definition of “change in control event” or “separation from service”, as the case may be, in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition). This provision does not prohibit the vesting of any award upon a Change in Control or separation from service, however defined. If this provision prevents the payment or distribution of any amount or benefit, such payment or distribution shall be made on the next earliest payment or distribution date or event specified in the award that is permissible under Section 409A. If this provision prevents the application of a different form of payment of any amount or benefit, such payment shall be made in the same form as would have applied absent such designated event or circumstance.

(4) Allocation among Possible Exemptions. If any one or more awards granted under the Plan to a Participant could qualify for any separation pay exemption described in Treas. Reg. Section 1.409A-1(b)(9), but such awards in the aggregate exceed the dollar limit permitted for the separation pay exemptions, the Company (acting through the Committee) shall determine which awards or portions thereof will be subject to such exemptions.

(5) Six-Month Delay in Certain Circumstances. Notwithstanding anything in the Plan or in any Award Agreement to the contrary, if any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable under this Plan or any Award Agreement by reason of a Participant’s separation from service during a period in which the Participant is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Committee under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes):

(i) the amount of such non-exempt deferred compensation that would otherwise be payable during the six-month period immediately following the Participant’s separation from service will be accumulated through and paid or provided on the first day of the seventh month following the Participant’s separation from service (or, if the Participant dies during such period, within 30 days after the Participant’s death) (in either case, the “Required Delay Period”); and

(ii) the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period.

For purposes of this Plan, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder, provided, however, that, as permitted in such final regulations, the Company’s Specified Employees and its application of the six-month delay rule of Code Section 409A(a)(2)(B)(i) shall be determined in accordance with rules adopted by the Board or any committee of the Board, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company, including this Plan.

(6) Grants to Employees of Affiliates. Eligible Participants who are service providers to an Affiliate may be granted options or SARs under this Plan only if the Affiliate qualifies as an “eligible issuer of service recipient stock” within the meaning of §1.409A-1(b)(5)(iii)(E) of the final regulations under Code Section 409A.

(7) Anti-Dilution Adjustments. Notwithstanding any anti-dilution provision in the Plan, the Committee shall not make any adjustments to outstanding options or SARs that would constitute a modification or substitution of the stock right under Treas. Reg. Sections 1.409A-1(b)(5)(v) that would be treated as the grant of a new stock right or change in the form of payment for purposes of Code Section 409A.

**********

AMENDMENT TO THE

AUTOLIV, INC. 1997 STOCK INCENTIVE PLAN,

AS AMENDED AND RESTATED AS OF MAY 6, 2009

This Amendment to the Autoliv, Inc. 1997 Stock Incentive Plan, as amended and restated as of May 6, 2009 (the “Plan”), is hereby adopted by the Board of Directors of Autoliv, Inc. (the “Company”).

1. The Plan is hereby amended, effective as of December 31, 2010, by deleting Section 3 in its entirety and replacing it with the following:

“3. Limitation on Aggregate Shares and Individual Awards. The number of shares of Common Stock with respect to which awards may be granted under the Plan and which may be issued upon the exercise or payment thereof shall not exceed, in the aggregate, a number of shares equal to the sum of (a) 9,300,000 plus (b) 285,000 shares issuable in connection with options to purchase shares of Common Stock of Morton which are exchanged for options (the “Exchanged Options”) to purchase Common Stock of the Company in connection with the Transaction; provided, however, that to the extent any awards expire unexercised or unpaid or are cancelled, terminated or forfeited in any manner without the issuance of shares of Common Stock thereunder, such shares shall again be available under the Plan. Such shares of Common Stock may be either authorized and unissued shares, treasury shares, or a combination thereof, as the Committee shall determine. The maximum aggregate number of shares of Common Stock subject to certain awards under the Plan in any calendar year to any one Participant shall be as follows: options or SARs, 300,000 shares; restricted stock, restricted stock units or deferred stock units, 300,000 shares; and any other stock-based awards, 300,000 shares. The maximum aggregate amount that may be paid with respect to cash-based awards under the Plan to any one Participant in any calendar year shall be $3,000,000.”

2. Except as expressly amended hereby, the terms of the Plan shall be and remain unchanged and the Plan as amended hereby shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized representative on the day and year first above written.

AUTOLIV, INC.

By:	/s/ Lars Sjöbring
Authorized Officer

AMENDMENT TO THE

AUTOLIV, INC. 1997 STOCK INCENTIVE PLAN,

AS AMENDED AND RESTATED AS OF MAY 6, 2009

This Amendment to the Autoliv, Inc. 1997 Stock Incentive Plan, as amended and restated as of May 6, 2009 (the “Plan”), is hereby adopted by the Board of Directors of Autoliv, Inc. (the “Company”).

1. The Plan is hereby amended, effective as of May         , 2012, by deleting in its entirety the definition of “Participant” in Section 2 and replacing it with the following:

“Participant” means any key employee or non-employee director of the Company or an Affiliate selected by the Committee and granted an award under the Plan; provided, however, that a non-employee director shall only be eligible to receive awards of fully-vested shares of Common Stock granted in satisfaction of payment of all or a portion of his or her annual base retainer for service on the Board.

2. Except as expressly amended hereby, the terms of the Plan shall be and remain unchanged and the Plan as amended hereby shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized representative on the day and year first above written.

AUTOLIV, INC.

By:
Authorized Officer

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Vote by Internet • Go to www.envisionreports.com/ALV • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Important Notice Regarding the Availability of Proxy Materials for the

Autoliv, Inc. Stockholder Meeting to be Held on May 8, 2012

Pursuant to Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual stockholders’ meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important!

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The proxy statement and annual report to stockholders are available at:

Easy Online Access — A Convenient Way to View Proxy Materials and Vote
When you go online to view materials, you can also vote your shares.
Step 1: Go to www.envisionreports.com/ALV to view the materials.
Step 2: Click on Cast Your Vote or Request Materials.
Step 3: Follow the instructions on the screen to log in.
Step 4: Make your selection as instructed on each screen to select delivery preferences and vote.

When you go online, you can also help the environment by consenting to receive electronic delivery of future materials.

Obtaining a Copy of the Proxy Materials – If you want to receive a paper or email copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side on or before April 27, 2012 to facilitate timely delivery.

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01FTRA

Stockholder Meeting Notice & Admission Ticket

Autoliv, Inc.’s Annual Meeting of Stockholders will be held on May 8, 2012 at The Ritz-Carlton Hotel,

160 East Pearson Street, Chicago, Illinois 60611, USA, at 9:00 a.m. Local Time.

Proposals to be voted on at the meeting are listed below along with the Board of Directors’ recommendations.

The Board of Directors recommends that you vote FOR all nominees and FOR proposals 2, 3 and 4.

1.	Election of four directors to the Board of Directors for a term of office expiring on the date of the 2015 Annual Meeting of Stockholders:

Xiaozhi Liu	Kazuhiko Sakamoto
George A. Lorch	Wolfgang Ziebart

2.	Advisory Vote on Autoliv, Inc.’s 2011 Executive Compensation.

3.	Approval of the amendment to the 1997 Stock Incentive Plan, as amended and restated.

4.	Approval of Ernst & Young AB as independent auditors of the company for the fiscal year ending December 31, 2012.

PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must vote online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice and identification with you.

Here’s how to order a copy of the proxy materials and select a future delivery preference:

Paper copies: Current and future paper delivery requests can be submitted via the telephone, Internet or email options below.

Email copies: Current and future email delivery requests must be submitted via the Internet following the instructions below.

If you request an email copy of current materials you will receive an email with a link to the materials.

PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a set of proxy materials.

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Internet – Go to www.envisionreports.com/ALV. Click Cast Your Vote or Request Materials. Follow the instructions to log in and order a copy of the current meeting materials and submit your preference for email or paper delivery of future meeting materials.

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Telephone – Call us free of charge at 1-866-641-4276 and follow the instructions to log in and order a paper copy of the materials by mail for the current meeting. You can also submit a preference to receive a paper copy for future meetings.

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Email – Send email to investorvote@computershare.com with “Proxy Materials Order” in the subject line. In the message, include your full name and address, the number located in the shaded bar on the reverse and state that you want to receive a paper copy of current meeting materials.

To facilitate timely delivery, all requests for a paper copy of the proxy materials must be received by April 27, 2012.

01FTRA

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 9:00 a.m., Eastern Time, on May 8, 2012.
Vote by Internet • Go to www.envisionreports.com/ALV • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all nominees and FOR Proposals 2, 3 and 4.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+

	01 - Xiaozhi Liu	☐	☐	02 - George A. Lorch	☐	☐	03 - Kazuhiko Sakamoto	☐	☐

	04 - Wolfgang Ziebart	☐	☐

		For	Against	Abstain			For	Against	Abstain

2.	Advisory Vote on Autoliv, Inc’s 2011 Executive Compensation.	☐	☐	☐	3.	Approval of the amendment to the 1997 Stock Incentive Plan, as amended and restated.	☐	☐	☐

4.	Approval of Ernst & Young AB as independent auditors of the company for the fiscal year ending December 31, 2012.	☐	☐	☐	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or at any adjournment or postponement thereof to the extent permitted by applicable law and the listing requirements of the New York Stock Exchange. This will allow your proxy to address currently unforeseen matters that may arise during the meeting as well as matters incidental to the conduct of the meeting. For more information see “Voting of Shares” in the Proxy Statement.

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

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01FTPB

Dear Stockholder:

Stockholders of Autoliv, Inc. can take advantage of several services available through our transfer agent, Computershare Trust Company, N.A. These services include:

Vote by Internet

Stockholders may vote their shares via the Internet by following the directions on the reverse side of this card. Votes may be cast by Internet up until 9:00 a.m. Eastern Time on the day of the Annual Meeting.

Internet Account Access

Stockholders may access their accounts on-line at www.computershare.com. Among the services offered through Account Access, dividend payment histories can be viewed, address changes requested, tax identification numbers certified and Direct Deposit requested.

Direct Deposit of Dividends

Autoliv encourages stockholders to authorize the electronic deposit of the quarterly dividends payments directly into their checking or savings account. To enroll, please mail your request along with a copy of your voided check to Computershare at the address noted below, or logon to your account at www.computershare.com.

Transfer Agent Contact Information

Computershare Trust Company, N.A.	Telephone Inside the USA: (800) 446-2617
P.O. Box 43069	Telephone Outside the USA: (718) 575-2723
Providence, RI 02940-3069	TD/TTY for Hearing Impaired: (800) 952-9245

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Autoliv, Inc.

This proxy is solicited on behalf of the Board of Directors of Autoliv, Inc. for use at the Annual Meeting of Stockholders to be held May 8, 2012 and at any adjournment or postponement thereof.

The undersigned hereby revokes all proxies and appoints Jan Carlson and Lars Sjöbring, with full power of substitution, to attend the Annual Meeting of Autoliv, Inc. to be held on Tuesday, May 8, 2012 at 9:00 a.m. local time at The Ritz-Carlton Hotel, 160 East Pearson Street, Chicago, Illinois 60611, USA and at any adjournment or postponement thereof and to vote as specified in this proxy all the shares of Autoliv, Inc. common stock which the undersigned would be entitled to vote if personally present upon all subjects that may properly come before the meeting.

In their discretion, Mr. Carlson and Mr. Sjöbring are also authorized to vote upon such other matters as may properly come before the meeting. Management is not presently aware of any such matters to be presented for action. If any nominee should become unavailable for election prior to the meeting, the proxies will vote for the election of a substitute nominee or nominees proposed by the Board of Directors. If specific voting instructions are not given with respect to matters to be acted upon and the signed card is returned, the proxies will vote in accordance with the directors’ recommendations and at their discretion on any other matters that may properly come before the meeting to the extent permitted by applicable law and the listing requirements of the New York Stock Exchange. This will allow your proxy to address currently unforeseen matters that may arise during the meeting as well as matters incidental to the conduct of the meeting. For more information see “Voting of Shares” in the Proxy Statement. If you do not sign and return a proxy, submit a proxy by telephone or Internet or attend the meeting and vote by ballot, shares that you own directly cannot be voted.

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted in accordance with the recommendation of the Board of Directors, FOR the election of the nominees to the Board and FOR proposal 2, FOR proposal 3 and FOR proposal 4.

Your vote is important! Please sign and date this card on the reverse side and return promptly in the enclosed postage-paid envelope or utilize the Vote by Phone or Vote by Net service to cast your vote.

(Continued and to be dated and signed on reverse side.)